PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 1 of 116 Quarterly Financial Information [105000] Management commentary .................................................................................................................................2 [110000] General information about financial statements ...........................................................................................35 [210000] Statement of financial position, current/non-current.....................................................................................36 [310000] Statement of comprehensive income, profit or loss, by function of expense ...........................................38 [410000] Statement of comprehensive income, OCI components presented net of tax .........................................39 [520000] Statement of cash flows, indirect method ......................................................................................................41 [610000] Statement of changes in equity - Accumulated Current ..............................................................................43 [610000] Statement of changes in equity - Accumulated Previous ............................................................................46 [700000] Informative data about the Statement of financial position .........................................................................49 [700002] Informative data about the Income statement...............................................................................................50 [700003] Informative data - Income statement for 12 months.....................................................................................51 [800001] Breakdown of credits ........................................................................................................................................52 [800003] Annex - Monetary foreign currency position..................................................................................................57 [800005] Annex - Distribution of income by product .....................................................................................................58 [800007] Annex - Financial derivate instruments ..........................................................................................................59 [800100] Notes - Subclassifications of assets, liabilities and equities .......................................................................71 [800200] Notes - Analysis of income and expense.......................................................................................................75 [800500] Notes - List of notes ..........................................................................................................................................76 [800600] Notes - List of accounting policies ..................................................................................................................77 [813000] Notes - Interim financial reporting ...................................................................................................................78 Exhibit 1 PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 2 of 116 [105000] Management commentary Management commentary [text block] In addition to this document, the Company is providing a report to publish its preliminary financial and operational results as of March 31, 2024. The Company encourages the reader to analyze this document together with the information provided in said report and annexes in addition to the transcript of its conference call announcing its quarterly results. All comparisons are made against the same period of the previous year unless otherwise specified. This call was made on April 26, 2024. Annexes, transcripts, and relevant documents related to this call can be found at www.pemex.com/en/investors. Information Summary First Quarter 2024 In the first quarter of 2024 (1Q24), Petróleos Mexicanos' financial policy remained committed to providing optimal support to the operation. The Exploration and Production strategy continued to give priority to the accelerated development of new fields, to reduce the time to put recent discoveries into operation and to the early incorporation of production from exploratory wells, mostly in onshore and shallow water areas, as well as to mitigate the decline of mature fields. However, the natural decline of fields and adverse weather conditions that resulted in delays in the completion of wells, resulted in an average production of 1,820 Mbd in 1Q24, 53 Mbd lower than the 1,873 Mbd observed in the comparable period of 2023. In Industrial Transformation, we continued with the implementation of the infrastructure rehabilitation and timely maintenance plan to recover the capacity of the National Refining System and improve the efficiency of its operation. This was reflected in positive results in terms of crude oil processing, which in the first quarter of 2024 reached 985 Mbd, 150 Mbd higher than the 835 Mbd recorded in the January-March 2023 period. In terms of financial results, operating income amounted to MXN 36.4 billion in 1Q24, MXN 1.4 billion higher than in 1Q23. However, a 6.7% appreciation of the peso against the US dollar in 1Q23, higher than the 1.4% appreciation observed in 1Q24, resulted in a decrease in foreign exchange profit, which impacted on net income, which in 1Q24 was MXN 4.7 billion, MXN 56.7 billion lower than in the same period of2023. The financing strategy continued to be executed in coordination with the Ministry of Finance and Public Credit, with a focus on securing the company's liquidity needs in an optimal and timely manner, while seeking to reduce the debt balance. This, together with significant support from the Federal Government, resulted in a USD 4.5 billion reduction in the debt balance in 1Q24, which stood at USD 101.5 billion at the end of the quarter. Likewise, efforts were maintained to strengthen the strategy in terms of environmental, social and governance criteria, concluding with a key milestone for these purposes, since in March 2024 the Board of Directors approved the Sustainability Plan, which represents the framework for action to advance in the achievement of the company's objectives in these areas. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 3 of 116 Main Results 1Q23 1Q24 Change % Operative (Mbd) Crude Oil Production 1,873 1,820 (2.8) Crude Oil Processing 835 985 18.0 Financial (Ps. million) Operating Income (loss) 34,976 36,398 4.1 Net Income (loss) 56,736 4,682 (91.7) EBITDA 118,452 92,459 (21.9) Disclosure of nature of business [text block] Petróleos Mexicanos, its Productive State-owned Subsidiaries, its Affiliates, and its Subsidiary Entities (PEMEX), comprise the oil and gas Productive State-Owned Company of the United Mexican States. Petróleos Mexicanos is a Productive State-Owned Company of the Federal Government of Mexico, with legal personality and equity, with technical, operational and managerial autonomy, as established on the Law of Petróleos Mexicanos. Disclosure of management's objectives and its strategies for meeting those objectives [text block] Petróleos Mexicanos is Mexico's oil and gas production company, whose objective is to compete in an open market and maintain a leadership position in the energy sector, generating economic value through all its business lines, from the hydrocarbons exploration and extraction in Mexico and abroad, to refining, transforming, processing and commercialization of hydrocarbons and derivatives. Disclosure of entity's most significant resources, risks and relationships [text block] PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 4 of 116 Risk Factors Related to Our Operations We have a substantial amount of indebtedness and other liabilities and are exposed to significant liquidity constraints, which could make it difficult for us to obtain financing on favorable terms and could adversely affect our financial condition, results of operations and ability to repay our debt and, ultimately, our ability to operate as a going concern without additional support from the Mexican Government, which we may not receive. We have a substantial amount of debt, which we have incurred primarily to fund operating expenses and finance our capital investment projects. Due to our heavy tax burden, our cash flow from operations in recent years has not been sufficient to fund our capital expenditures and other expenses and, accordingly, we face significant indebtedness. Therefore, in order to develop our assigned hydrocarbon reserves, service our indebtedness and amortize scheduled debt maturities, we will need to obtain funds from a broad range of sources, in addition to continuing efficiency and cost-cutting initiatives. There can be no assurances that we will continue to have access to capital on favorable terms or any terms at all. During the first three months period of 2024, we received support from the Mexican Government for strengthen our financial condition, and such additional support may not be available in upcoming years. As of March 31, 2024, our total indebtedness, including accrued interest, was Ps. 1,692.8 billion (U.S. $101.5 billion), in nominal terms, which represented a 5.7% decrease in peso terms compared to our total indebtedness, including accrued interest, of Ps. 1,794.5 billion (U.S. $106.0 billion) as of December 31, 2023. As of March 31, 2023, 46% of our existing debt, or Ps. 779.4 billion (U.S. $46.7 billion), including accrued interest, is scheduled to mature in the next three years, including Ps. 361.4 billion (U.S. $21.7 billion) scheduled to mature in 2024. Our working capital got better from a negative working capital of Ps. 585.2 billion (U.S. $35.0 billion) as of December 31, 2023 to a negative working capital of Ps. 502.5 billion (U.S. $30.1 billion) as of March 31, 2024. Our level of debt may increase further in the short or medium term as a result of new financing activities or future depreciation of the peso as compared to the U.S. dollar and may have an adverse effect on our financial condition, results of operations and liquidity position. To service our debt, we have relied and may continue to rely on a combination of cash flows from our operations, drawdowns under our available credit facilities, capital contributions from the Mexican Government and the incurrence of additional indebtedness (including refinancing of existing indebtedness). During the first three months period of 2024, we received Ps. 77.2 billion (U.S. $4.6 billion) in capital contributions from the Mexican Government, to support our debt repayments. These contributions represented an important source for the payment of our debt during the first three months period of 2024. If we were unable to obtain financing on favorable terms or any terms at all, this could hamper our ability to obtain further financing, to invest in projects, exploit hydrocarbon reserves, and meet our principal and interest payment obligations with our creditors. This risk would be further magnified if we also were unable to receive support from the Mexican Government. As a result, we may be exposed to significant liquidity constraints and may not be able to service our debt, pay our suppliers or make the capital expenditures required to maintain our current production levels and to maintain, and increase, the proved hydrocarbon reserves assigned to us by the Mexican Government, which may adversely affect our financial condition and results of operations. See “—Risk Factors Related to our Relationship with the Mexican Government—We must make significant capital expenditures to maintain our current production levels, and to maintain, as well as increase, the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our income, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments” below. If such constraints occur at a time when our cash flow from operations is less than the resources necessary to meet our debt service obligations, which was the case for the year ended December 31, 2023, we could be forced to further reduce our planned capital expenditures and implement further austerity measures in order to provide additional liquidity to our operations. A reduction in our capital expenditure program could adversely affect our financial condition and results of operations. Additionally, such measures may not be sufficient for us to meet our obligations.

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 5 of 116 Our condensed consolidated interim financial statements not audited have been prepared on the assumption that we will continue as a going concern. Our condensed consolidated interim financial statements not audited as of March 31, 2023, have been prepared under the assumption that we will continue as a going concern. However, there is material uncertainty that raises significant doubt about our ability to continue operating as a going concern. Our condensed consolidated interim financial statements not audited as of the first three months period of 2024 do not include any adjustments that might result from the outcome of that uncertainty. If the actions we are taking to improve our financial condition, are not successful, we may not be able to continue operating as a going concern. Downgrades in our credit ratings could negatively impact our access to the financial markets and cost of financing. We rely on access to the financial markets to fund our operations and finance the capital expenditures needed to carry out our capital investment projects. Accordingly, credit ratings are important to our business and financial condition, as credit ratings affect the cost and other terms upon which we are able to obtain funding. Ratings address our creditworthiness and the likelihood of timely payment of our long-term debt securities. Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Our current credit ratings and the rating outlooks depend, in part, on economic conditions and other factors that affect credit risk and are outside our control, as well as assessments of the creditworthiness of Mexico. Certain rating agencies downgraded Mexico’s credit ratings in July 2022 and their assessment of Mexico’s creditworthiness has and may further affect our credit ratings. Further, certain rating agencies recently downgraded our credit rating and ratings outlook during July 2023 and February 2024. We currently have a “split rating” among the rating agencies that formally rate our credit profile. Two of such rating agencies have assigned us a non-investment grade rating and the other agency assigned us an investment grade rating. For more information regarding credit ratings, you can consult our web site www.pemex.com. While these downgrades do not constitute a default or an event of default under our debt instruments, they have increased our cost of financing. Further downgrades may have material adverse consequences on our ability to access the financial markets and the terms on which we may obtain financing, including our cost of financing. In turn, this could significantly harm our financial condition, results of operations and ability to meet existing obligations. In addition, in connection with the entry into new financings or amendments to existing financing arrangements, our financial and operational flexibility may be impaired as a result of more restrictive covenants, requirements for security and other terms that may be imposed on “split-rated” entities. Our “split rating” and any further credit rating downgrades could also negatively impact the prices of our debt securities, reduce our potential pool of investors and limit our funding sources, among other consequences. There can be no assurance that we will be able to maintain or improve our current credit ratings or outlook. Crude oil, natural gas and petroleum products prices are volatile, and low crude oil and natural gas prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell. Most of our cash flow derives from sales of crude oil, petroleum products and natural gas. International prices of crude oil, petroleum products and natural gas are subject to global supply and demand and fluctuate due to many factors beyond our control. These factors include (i) competition within the oil and natural gas industry, (ii) the existence and development of alternative sources of energy, (iii) prices of alternative sources of energy, (iv) the cost of exploration and exploitation of oil fields, (v) international economic trends, (vi) exchange rate fluctuations, (vii) expectations of inflation, (viii) domestic and foreign laws and government regulations, (ix) political, social and other events (including public health events and armed conflict) in major oil- and natural gas-producing and consuming nations, (x) actions taken by Organization of the Petroleum Exporting Countries PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 6 of 116 (“OPEC”) members and other oil exporting countries, (xi) trading activity in oil and natural gas and (xii) transactions in derivative financial instruments (“DFIs”) related to oil and gas. When international prices of crude oil, petroleum products and/or natural gas are low, we earn less revenue and, therefore, generate lower cash flows and earn less income before taxes and duties because our costs remain roughly constant. Conversely, when prices of crude oil, petroleum products and/or natural gas are high, we earn more revenue and our income before taxes and duties increases. The Mexican crude oil export price has been extremely volatile in recent years, reaching an unprecedented low of negative U.S. $7.33 per barrel on April 28, 2020 in reaction to the COVID-19 pandemic and actions taken by other oil-producing countries. During the first three months period of 2024, the weighted average Mexican crude oil price remained volatile due to market conditions, averaging U.S. $70.25 per barrel, as compared to U.S. $70.98 per barrel during 2023. Any future decline in international crude oil and natural gas prices will have a negative impact on our results of operations and financial condition. Price fluctuations may also affect estimates of the amount and value of Mexico’s hydrocarbon reserves that we have the right to extract and sell, which could affect our future production levels. See “—Risk Factors Related to our Relationship with the Mexican Government—Hydrocarbon reserves are based on estimates, which are uncertain and subject to revisions” below. We could be affected by the generation of persistent false information and synthetic content, through artificial intelligence and the use of tools for its dissemination that make it difficult to distinguish true information from the media and governments. Misinformation, false information, and synthetic content generated deliberately or not, will be increasingly recurrent, which could cause significant changes in public opinion and distrust in facts and authority. This information is disseminated with specific objectives, such as increasing climate activism, promoting an escalation of conflicts, provoking disagreements that could influence the results of elections and changes of government at a global level, polarization of opinions, reputational damage to individuals and companies, the generation of riots, among others. Likewise, recent technological advances have improved the volume, scope, and effectiveness of counterfeit information, with flows more difficult to track and control. Our business could be negatively impacted by hydrocarbon price volatility as the result of actual or threatened global military or paramilitary activity and any related destabilization of the world energy markets. Our income and cash flows depend on the prices of crude oil, petroleum products and natural gas. Oil prices are highly sensitive to actual and perceived threats to global geopolitical stability and to changes in production from OPEC and OPEC+ member states and other oil-producing nations. An increase, or the threat of an increase, in military or paramilitary activities, including Russian military activities in Ukraine, the conflict in Gaza and disruptions to shipping operations in the Red Sea, could lead to increased volatility in global oil, natural gas and petroleum products prices. The destabilization of or increased volatility in global hydrocarbon prices could reduce the price we receive from our sales and adversely affect our profitability. Increases in oil, gas and petroleum products prices may not persist and could be followed by price decreases based on factors beyond our control, including geopolitical events. Our business may be materially and adversely affected by the emergence of epidemics or pandemics. Public health events, including epidemics and pandemics caused by infectious agents and diseases, such as the COVID-19 pandemic, may adversely impact the health of our workforce, the operations of our partners and suppliers and demand the redesign of routines and procedures. Public health events can also significantly affect the operation of our facilities, including our oil platforms, refineries and terminals, as well as adversely impact the proper functioning of our supply chain. In addition, public PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 7 of 116 health events may impact Mexico, the Mexican and/or the global economy and the international prices of, and/or demand for, crude oil, petroleum products and/or natural gas, which may in turn affect our business, results of operations and financial condition. See “—Risk Factors Related to our Operations—Crude oil, natural gas and petroleum products prices are volatile, and low crude oil and natural gas prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell” above for further information. The impact of current or future public health events is highly uncertain and will depend on numerous evolving factors that we cannot predict, including, but not limited to:  the duration, scope, and severity of any such public health event;  volatility in oil demand and oil prices;  the impact of travel bans, shelter-in-place orders, or work-from-home policies;  staffing shortages;  interest rate and inflation rate volatility;  general economic, financial, and industry conditions, particularly relating to liquidity and financial performance, which may be amplified by the effects of public health events; and  the long-term effects of any such public health event on the Mexican and global economies, including on global supply chains, consumer confidence and spending, financial markets and the availability of credit for us, our suppliers and our customers, among others. We are an integrated oil and gas company and are exposed to production, equipment and transportation risks, criminal acts, blockades to our facilities and deliberate acts of terror that could adversely affect our business, results of operations and financial condition. We are subject to several risks that are common among oil and gas companies. These risks include (i) production risks, including fluctuations in production due to operational hazards, accidents at our facilities and effects of natural disasters or weather, (ii) equipment risks, including those relating to the adequacy, condition and maintenance of our facilities and equipment and (iii) transportation risks, including those relating to the condition, availability and vulnerability of pipelines and other modes of transportation. Our business is subject to risks of explosions in pipelines, refineries, plants, drilling wells and other facilities, as well as oil spills, hurricanes in the Gulf of Mexico and other natural or geological disasters and accidents, fires and mechanical failures. Our operations are also exposed to risks arising from criminal acts to steal, divert or tamper with our crude oil, natural gas and refined products from our pipeline network, as well as risks arising from materials and equipment theft. In recent years, we have experienced an increase in the illegal “tapping” of our pipelines and the illegal trade in the fuels that we produce. Such criminal activity has led to explosions, property and environmental damage, injuries and loss of life, as well as loss of revenue from the stolen products. The actions we have taken in conjunction with the Mexican Government to reduce the illicit market of fuels have not produced sustained improvement in recent years. In 2023 and 2022, we discovered 14,890 and 13,946 illegal pipeline taps, respectively. We are also subject to the risk that some of our employees may, or may be perceived to, be participating in the illicit market in fuels. In addition, our facilities are exposed to intentional acts of sabotage, terrorism, blockades, theft and piracy. The occurrence of incidents such as these related to the production, processing and transportation of oil and gas products could result in personal injuries, loss of life, environmental damage from the subsequent containment, clean up and repair expenses, equipment damage and damage to our facilities, which in turn could adversely affect our business, results of operations and financial condition. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 8 of 116 We are exposed to cybersecurity incidents, failures and attacks that could adversely affect our business, results of operations and financial condition. Our operations are highly dependent on information technology systems and services. Cyber-threats and cyber-attacks are becoming increasingly sophisticated, coordinated and costly, and could and have been targeted at our operations or information technology systems. If the integrity of our information technology systems were to be compromised due to cyber-attacks, or due to the negligence or misconduct of our employees, our business operations could be disrupted or even paralyzed, and our proprietary information could be stolen or lost. If such information security failures occur, we could face, among other things, (i) disruptions to our operations and critical infrastructure, (ii) regulatory action, (iii) legal liability, (iv) damage to our reputation, (v) a significant reduction in revenues, (vi) an increase in costs (including costs associated with the recovery of information and assets) and (vii) a loss of our investments in areas affected by such cyber-attacks, which in turn could have a material adverse effect on our reputation, results of operations and financial condition. A continued decline in our proved hydrocarbon reserves and production could adversely affect our operating results and financial condition. Some of our existing oil and gas-producing fields are mature and, as a result, our reserves and production may decline as reserves are depleted. In 2023, our total proven reserves had a small increase of 29.6 million barrels of crude oil equivalent, or 0.4%, after accounting for discoveries, extensions, revisions, and delimitations, from 7,450.8 million barrels of crude oil equivalent as of December 31, 2022 to 7,480.4 million barrels of crude oil equivalent as of December 31, 2023. Based on these numbers, our reserve replacement ratio (“RRR”) in 2023 was 103.2%, an increase as compared to a RRR of 102.8% in 2022. Our proven reserves increased from 7,450.8 million barrels of crude oil equivalent as of December 31, 2022 to 7,480.4 million barrels of crude oil equivalent as of December 31, 2023, due to discoveries, developments, delineations and, revisions of our proved reserves, in particular to the recategorization of reserves due to drilling of development wells. Our crude oil production increased by 5.1% in 2023, primarily as a result of the increase in production in our new offshore field projects Maloob, Balam, Esah, Itta, Pokche, Teca, Tlalkivak, Tekel and Ayatsil and onshore field projects Quesqui, Tupilco Profundo, Cibix, Racemosa and Ixachi. There can be no assurance, however, that we will be able to continue to increase, or otherwise stop or reverse the trend of decline in, our proved reserves and production, which at any time could have an adverse effect on our business, results of operations and financial condition. Developments in the oil and gas industry and other factors may result in substantial write-downs of the carrying amount of certain of our assets, which could adversely affect our operating results and financial condition. We evaluate on an annual basis, or more frequently where the circumstances require, the carrying amount of our assets for possible impairment. Our impairment tests are performed by a comparison of the carrying amount of an individual asset or a cash- generating unit with its recoverable amount. Whenever the recoverable amount of an individual asset or cash-generating unit is less than its carrying amount, an impairment loss is recognized to reduce the carrying amount to the recoverable amount. Changes in the economic, regulatory, business or political environment in Mexico or other markets where we operate, such as the liberalization of fuel prices or a significant decline in international crude oil and gas prices, among other factors, may result in the recognition of impairment charges in certain of our assets. Due to fluctuations in the price of crude oil and annual variations in the discount rates, among others, we have performed impairment tests of our non-financial assets (other than inventories and deferred taxes) at the end of each quarter. As of March 31, 2024, 2023 we recognized an impairment charge in the amount of Ps. 7.6 billion and Ps. 40.1 billion, respectively. See Note 13 to our condensed consolidated interim financial statements not audited as of the first three months period of 2024 for further information about the impairment of certain of our assets. Future developments in the economic environment, in the oil and gas industry and other factors could result in further substantial impairment charges, adversely affecting our operating results and financial condition.

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 9 of 116 Increased competition in the energy sector could adversely affect our business and financial performance. The Mexican Constitution and the Ley de Hidrocarburos (the “Hydrocarbons Law”) allow other oil and gas companies, in addition to us, to carry out certain activities related to the energy sector in Mexico, including exploration and production activities, and the import and sale of gasoline. As a result, we face competition for the right to explore and develop new oil and gas reserves in Mexico. We also face competition in connection with certain refining, transportation and processing activities, as well as the distribution and sale of gasoline and other fuels. Increased competition could make it difficult for us to hire and retain skilled personnel, especially for the sale of gasoline. If we are unable to compete successfully with other oil and gas companies in the energy sector in Mexico, our results of operations and financial condition may be adversely affected. We are subject to Mexican and international anti-corruption, anti-bribery and anti-money laundering laws. Our failure to comply with these laws could result in penalties, which could harm our reputation and have an adverse effect on our business, results of operations and financial condition. We are subject to Mexican and international anti-corruption, anti-bribery and anti-money laundering laws. We maintain a corporate compliance program that includes policies and processes intended to monitor compliance with these laws, such as our internal control system. Our internal control system aims to prevent risks, anticipate any weaknesses arising from our operations or internal control over financial reporting and promote information exchange and communication. However, we are subject to the risk that our management, employees, contractors or any person doing business with us may (i) engage in fraudulent activity, corruption or bribery, (ii) circumvent or override our internal controls and procedures or (iii) misappropriate or manipulate our assets to our detriment. This risk is heightened because we have a large number of complex and significant contracts with local and foreign third parties. Although we have systems and internal policies in place for identifying, monitoring and mitigating these risks, such systems and policies have failed in the past and may not be effective in the future. Further, we cannot ensure that these compliance policies and processes will prevent intentional, reckless or negligent acts committed by our management, employees, contractors or anyone doing business with us. Any failure—real or perceived—to comply with applicable governance or regulatory obligations by our management, employees, contractors or any person doing business could harm our reputation, limit our ability to obtain financing and otherwise have a material adverse effect on our business, financial condition and results of operations. If we fail to comply with any applicable anti-corruption, anti-bribery or anti-money laundering laws, we and our management, employees, contractors or any person doing business with us may be subject to criminal, administrative or civil penalties and other measures, which could in turn have material adverse effects on our reputation, business, financial condition and results of operations. Any investigation of potential violations of anti-corruption, anti-bribery or anti-money laundering laws by governmental authorities in Mexico or other jurisdictions could result in an inability to prepare our condensed consolidated interim financial statements not audited in a timely manner and could adversely impact our reputation, limit our ability to access financial markets and adversely affect our ability to obtain contracts, assignments, permits and other government authorizations necessary to participate in our industry, which, in turn, could have adverse effects on our business, results of operations and financial condition. We participate in strategic alliances, joint ventures and other joint arrangements, which may not perform as expected, could harm our reputation and could have an adverse effect on our business, results of operations and financial condition. We have not entered into any strategic alliances, joint ventures or other joint arrangements since 2018. However, we continue to participate in arrangements entered into before 2018 and currently enter into contratos de servicios integrales de exploración y extracción (long-term service contracts for oil production, or “CSIEEs”). CSIEEs are intended to reduce or reallocate risks in oil and gas exploration and production, refining, transportation and processing activities. Our partners in such arrangements may, as a result of financial or other difficulties, be unable or unwilling to fulfill their financial or other obligations under our agreements, threatening the viability of the relevant project. In addition, our partners may have inconsistent or opposing interests and may act contrary to our policies or objectives, which could be to our overall detriment. If our strategic alliances, joint ventures or other PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 10 of 116 joint arrangements do not perform as expected, our reputation may be harmed and our business, financial condition and results of operations could be adversely affected. Our brand and reputation are key assets, and our business may be materially affected by how we are perceived in the media and by investors and rating agencies. Our reputation is a key asset, and perceptions surrounding our commitment to and compliance with environmental, corporate governance and social goals could have a material impact on us, our ability to obtain financing and the value of our debt securities. We are exposed to significant publicity due to our relationship with the Mexican Government and our importance to the Mexican economy. Political and public sentiment regarding the Mexican Government, Mexico, the oil and gas industry and us has resulted and may result in adverse publicity affecting us, which may expose us to reputational harm, regardless of the accuracy of information being publicized. Our exposure to potentially adverse publicity is heightened by the growing role of social media and the increasing sophistication and availability of generative artificial intelligence, which can facilitate the creation of false or misleading information and increase the velocity with which such information is distributed. In addition to the general risk that negative publicity poses to us and our reputation, rating agencies and third party ESG certification agencies may consider publicly available data and information as part of their analysis and methodology. Any such information that adversely affects our reputation could be considered in the assessments by these agencies, which could have a negative impact on us and, in turn, increase our cost of financing. See “—Risk Factors Related to Climate Issues—Deficient performance related to environmental, social and governance (ESG) criteria may adversely impact our reputation and could make it difficult for us to access financing, increase the cost of financing, reduce insurance options or increase the cost of insurance” below. Risk Factors Related to our Relationship with the Mexican Government The Mexican Government controls us, could transfer or reorganize our assets, or may otherwise limit our ability to satisfy our external debt obligations. We are controlled by the Mexican Government and our annual budget may be adjusted by the Mexican Government in certain respects. Pursuant to the Petróleos Mexicanos Law (as defined below), Petróleos Mexicanos was transformed from a decentralized public entity to a productive state-owned company on October 7, 2014. The Petróleos Mexicanos Law establishes a special regime governing, among other things, our budget, debt levels, administrative liabilities, acquisitions, leases, services and public works. This special regime provides Petróleos Mexicanos with additional technical and managerial autonomy and, subject to certain restrictions, with additional autonomy with respect to our budget. Notwithstanding this increased autonomy, the Mexican Government still controls us and, subject to the approval of the Chamber of Deputies, has the power to adjust our targeted net cash flow for the fiscal year based on our projected revenues and expenses, as well as our annual wage and salary expenditures. Adjustments to our annual budget may compromise our ability to develop the reserves assigned to us by the Mexican Government and to successfully compete with other oil and gas companies that may enter the Mexican energy sector. In addition, the Mexican Government’s control over us could adversely affect our ability to make payments on our outstanding securities. Although we are wholly owned by the Mexican Government, our financial obligations do not constitute obligations of, and are not guaranteed by, the Mexican Government. See “—Risk Factors Related to our Relationship with the Mexican Government—Our financial obligations are not guaranteed by the Mexican Government.” The Mexican Government’s agreements with international creditors may affect our external debt obligations. In certain past debt restructurings of the Mexican Government, our external indebtedness was treated on the same terms as the debt of the Mexican Government and other public-sector entities, and it may be treated on similar terms in any future debt restructuring. In addition, Mexico has entered into agreements with official bilateral creditors to reschedule public-sector external debt. The Mexican Government has not requested restructuring of bonds or debt owed to multilateral agencies. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 11 of 116 If the Mexican Constitution and federal law were amended, the Mexican Government would have the power to reorganize our corporate structure, including a transfer of all, or a portion of, our assets to an entity not controlled, directly or indirectly, by the Mexican Government. See “—Risk Factors Related to Mexico” below. Our financial obligations are not guaranteed by the Mexican Government. Although we are wholly owned by the Mexican Government, our financial obligations do not constitute obligations of, and are not guaranteed by, the Mexican Government. Accordingly, the Mexican Government has no legal obligation to make principal or interest payments on our debt, nor would any such obligation arise if we were unable to service our financial obligations. The Mexican Government may cease to support us. The Mexican Government made capital contributions to us of Ps.77.2 billion (U.S.$ 7.7 billion) in the first three months period of 2024 to support our debt service obligations. Given that the Mexican Government is not legally or contractually obligated to make such capital contributions to us or assist us in repaying our debt, it may cease to provide such support at any time. Any change in the Mexican Government’s support of us, including as a result of liquidity constraints or a change in policy objectives, would likely have a material adverse effect on our financial condition and ability to repay our indebtedness, as well as on the market value of our debt securities. We pay significant taxes and duties to the Mexican Government and, if certain conditions are met, we may be required to pay a state dividend, which may limit our capacity to expand our investment program or negatively impact our financial condition generally. We are required to make significant payments to the Mexican Government, including in the form of taxes and duties, which may limit our ability to make capital investments. As of March 31, 2024, our total taxes and duties were Ps. 43.9 billion, or 10.8% of our sales revenues in the form of taxes and duties, which constituted a substantial portion of the Mexican Government’s revenues. On February 13, 2024 was issued a decree tax credit equivalent to 100% of the amount of the right to hydrocarbon extraction and the right to shared utility that corresponds to the months of October, November and December of 2023 for an amount of Ps. 91.5 billion, which reduced the tax burden for fiscal year 2023. As of January 1, 2024, 2023, and 2022, the applicable rate of the DUC was 30.0%, 40.0% and 54.0%, respectively. In addition, we are generally required, subject to the conditions set forth in the Petróleos Mexicanos Law, to pay a state dividend to the Mexican Government. We were not required to pay a state dividend from 2016 through 2023. Although the Mexican Government has on occasion indicated a willingness to reduce its reliance on payments made by us, and recent changes to the fiscal regime applicable to us are designed in part to reduce such reliance by the Mexican Government, we cannot provide any assurances that we will not be required to continue to pay a large proportion of our sales revenue to the Mexican Government. In addition, the Mexican Government may change the applicable rules in the future. The Mexican Government could enter into agreements with other nations to limit production. Although Mexico is not a member of OPEC, it from time to time enters into agreements with OPEC and non-OPEC countries to reduce the global supply of crude oil. We do not control the Mexican Government’s international affairs and the Mexican Government could enter into further agreements with OPEC, OPEC+ or other countries to reduce our crude oil production or exports in the future. A reduction in our oil production or exports may have an adverse effect on our business, results of operations and financial condition. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 12 of 116 The Mexican nation, not us, owns the hydrocarbon reserves located in Mexico and our right to continue to extract these reserves is subject to the approval of the Ministry of Energy. The Mexican Constitution provides that the Mexican nation, not us, owns all petroleum and other hydrocarbon reserves located in Mexican territory. Article 27 of the Mexican Constitution provides that the Mexican Government will carry out exploration and production activities through agreements with third parties and through assignments to and agreements with us. We and other oil and gas companies are allowed to explore and extract the petroleum and other hydrocarbon reserves located in Mexico, subject to assignment of rights by the Secretaría de Energía (Ministry of Energy) and entry into agreements pursuant to a competitive bidding process. Access to crude oil and natural gas reserves is essential to an oil and gas company’s sustained production and generation of income, and our ability to generate income would be materially and adversely affected if the Mexican Government were to restrict or prevent us from exploring or extracting any of the crude oil and natural gas reserves that it has assigned to us, or if we are unable to compete effectively with other oil and gas companies in future bidding rounds for additional exploration and production rights in Mexico. For more information, see “—Risk Factors Related to our Relationship with the Mexican Government—We must make significant capital expenditures to maintain our current production levels, and to maintain, as well as increase, the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our income, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments” below. Hydrocarbon reserves are based on estimates, which are uncertain and subject to revisions. The information on oil, gas and other reserves set forth in this report is based on estimates. Reserves valuation is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner; the accuracy of any reserves depends on the quality and reliability of available data, engineering and geological interpretation and subjective judgment. Additionally, estimates may be revised based on subsequent results of drilling, testing and production. These estimates are also subject to certain adjustments based on changes in variables, including crude oil prices. Therefore, proved reserves estimates may differ materially from the ultimately recoverable quantities of crude oil and natural gas. Downward revisions in our reserve estimates could lead to lower future production, which could have an adverse effect on our results of operations and financial condition. See “—Risk Factors Related to our Operations—Crude oil, natural gas and petroleum products prices are volatile, and low crude oil and natural gas prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell” above. We revise our hydrocarbon reserve estimates annually, which may result in material revisions to estimates contained in this report. Our ability to maintain our long-term growth objectives for oil production depends on our ability to successfully develop our reserves, and failure to do so could prevent us from achieving our long-term goals for growth in production. The Comisión Nacional de Hidrocarburos (National Hydrocarbons Commission, or “CNH”) has the authority to review and approve our hydrocarbon reserves estimates and may require us to adjust these estimates. A request to adjust these hydrocarbon reserves estimates could result in our inability to prepare our consolidated financial statements in a timely manner. This could adversely impact our ability to access financial markets and obtain contracts, assignments, permits and other government authorizations necessary to participate in the crude oil and natural gas industry, which, in turn, could have an adverse effect on our business, results of operations and financial condition. We must make significant capital expenditures to maintain our current production levels, and to maintain, as well as increase, the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our income, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments.

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 13 of 116 Because our ability to maintain, as well as increase, our oil production levels is highly dependent on our ability to successfully develop existing hydrocarbon reserves and, in the long term, on our ability to obtain the right to develop additional reserves, we continually invest capital to enhance our hydrocarbon recovery factor and improve the reliability and productivity of our infrastructure. The development of the reserves assigned to us by the Mexican Government demands significant capital investments and poses significant operational challenges. Our right to develop such reserves is conditioned upon our ability to develop such reserves in accordance with our development plans, which were based on our technical, financial and operational capabilities at the time such reserves were assigned. We cannot provide assurances that we will have, or will be able to obtain, in the time frame that we expect or at all, sufficient resources or the technical capacity necessary to explore and extract the reserves that the Mexican Government assigned to us or the reserves that the Mexican Government may assign to us in the future. In the past, we have reduced our capital expenditures in response to declining oil prices, and unless we are able to increase our capital expenditures, we may not be able to develop the reserves assigned to us in accordance with our development plans. If we fail to develop the reserves assigned to us in accordance with our development plans, we could lose the right to continue to extract such reserves, which could in turn adversely affect our operating results and financial condition. Our ability to make capital expenditures is limited by the substantial taxes and duties that we pay to the Mexican Government, the ability of the Mexican Government to adjust certain aspects of our annual budget, cyclical decreases in our revenues related to lower oil prices and any constraints on our liquidity. Our ability to make the capital investments that are necessary to maintain current production levels depends on the availability of financing. While competitive bidding rounds for exploration and extraction of hydrocarbons through the bidding process known as Rondas are currently suspended, this risk may be exacerbated if there is increased competition in the oil and gas sector in Mexico, as this may increase the cost of obtaining additional acreage in potential future bidding rounds for the rights to new reserves. For more information on the liquidity constraints we are exposed to, see “— Risk Factors Related to our Operations—We have a substantial amount of indebtedness and other liabilities and are exposed to significant liquidity constraints, which could make it difficult for us to obtain financing on favorable terms and could adversely affect our financial condition, results of operations and ability to repay our debt and, ultimately, our ability to operate as a going concern without additional support from the Mexican Government, which we may not receive” above. In addition, we have entered into strategic alliances, joint ventures and other joint arrangements with third parties in order to develop our reserves. If our partners were to significantly default on their obligations to us, we may be unable to maintain production levels or extract from our reserves. Moreover, we cannot assure you that these strategic alliances, joint ventures and other joint arrangements will be successful or reduce our capital commitments. For more information, see “—Risk Factors Related to Our Operations—We participate in strategic alliances, joint ventures and other joint arrangements, which may not perform as expected, could harm our reputation and could have an adverse effect on our business, results of operations and financial condition” above. The Mexican Government has historically imposed price controls in the domestic market on our products. The Mexican Government has from time to time imposed price controls on the sales of natural gas, liquefied petroleum gas, gasoline, diesel, gas oil intended for domestic use, fuel oil and other products. As a result of these price controls, we have not been able to pass on all of the increases in the prices of our product purchases to our customers in the domestic market. In accordance with the Ley de Ingresos de la Federación para el Ejercicio Fiscal de 2017 (2017 Federal Revenue Law), during 2017, the Mexican Government gradually removed price controls on gasoline and diesel as part of the liberalization of fuel prices in Mexico. As of the date of this report, sales prices of gasoline and diesel remain fully liberalized and are determined by the free market. However, we do not control the Mexican Government’s domestic policies and the Mexican Government could impose additional price controls on the domestic market in the future. The imposition of such price controls would adversely affect our results of operations. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 14 of 116 Risk Factors Related to Mexico Economic conditions and government policies in Mexico and elsewhere may have a material impact on our operations. A deterioration in Mexico’s economic condition, social instability, political unrest or other adverse social developments in Mexico could adversely affect our business and financial condition. Such events could also lead to increased volatility in the foreign exchange and financial markets, thereby affecting our ability to obtain new financing on favorable terms or at all and service our debt. In the past, the Mexican Government has implemented budget cuts in response to declines in international crude oil prices and global economic conditions and it may reduce our budget in the future. Any new budget cuts could adversely affect the Mexican economy and, consequently, our business, results of operations and financial condition and ability to service our debt. See “Risk Factors—Risk Factors Related to our Relationship with the Mexican Government—The Mexican Government controls us, could transfer or reorganize our assets, or may otherwise limit our ability to satisfy our external debt obligations” above. Mexico has experienced periods of slow or negative economic growth, high inflation, high interest rates, currency devaluation and other economic problems. These problems may worsen and could adversely affect our financial condition, as well as our ability to service our debt in the absence of additional support from the Mexican Government. A deterioration in international financial or economic conditions, such as a slowdown in growth or recessionary conditions in Mexico’s trading partners, including the United States, or the emergence of a new financial crisis, could have adverse effects on the Mexican economy, our financial condition and our ability to service our debt, including by adversely affecting the Mexican Government’s ability to support us. Mexico has experienced a period of heightened criminal activity, which could affect our operations. In recent years, Mexico has experienced a period of heightened criminal activity, primarily due to the activities of drug cartels and related criminal organizations. In addition, the development of the illicit market in fuels in Mexico has led to heightened theft and illegal trade in the fuels that we produce. In response, the Mexican Government has implemented various security measures and has strengthened its military and police forces, and we have established various strategic measures aimed at decreasing incidents of theft and other criminal activity directed at our facilities and products. Criminal activity continues to exist in Mexico and is likely to continue. Criminal activities and the damage to human life and property associated with them may negatively impact our business continuity, financial condition and results of operations. Economic and political developments in Mexico may adversely affect Mexican economic policy and, in turn, our operations. Political events in Mexico may significantly affect Mexican economic policy and, consequently, our operations. The current administration and the Mexican Congress have the power to revise the legal framework that governs us. We cannot predict how any future policies could impact our results of operations and financial position, nor can we provide any assurances that political developments in Mexico will not have an adverse effect on the Mexican economy, the Mexican oil and gas industry or on our business, results of operations, financial condition and ability to service our debt. Economic and political developments in Mexico and the United States may adversely affect Mexican economic policy and, in turn, our operations. Presidential and federal congressional elections will be held in Mexico and the United States in June 2024 and November 2024, respectively. The Mexican presidential election will result in a change in administration, as presidential reelection is not permitted in Mexico. The presidential election in the United States may result in a change in administration. We cannot predict the impact that political developments in Mexico and the United States may have on the Mexican economy or the oil and gas industry, nor can we provide any assurances that these events, over which we have no control, will not have a material adverse effect on our business, results of operations and financial condition, including our ability to repay our debt. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 15 of 116 Economic conditions in Mexico are highly correlated with economic conditions in the United States due to the physical proximity and the high degree of economic activity between the two countries. As a result, political developments in the United States, including changes in the American administration and governmental policies, can also have an impact on the exchange rate between the U.S. dollar and the Mexican peso, economic conditions in Mexico and the global capital markets. In addition, because the Mexican economy is heavily influenced by the U.S. economy, policies that may be adopted by the U.S. government that are unfavorable to Mexico may adversely affect economic conditions in Mexico. As of March 31, 2024, our export sales to the United States amounted to Ps. 121,014 million, representing 29.8% of total sales and 71.3% of export sales for the year. Beginning in 2003 under the North American Free Trade Agreement (“NAFTA”), exports of petrochemical products from Mexico to the United States have enjoyed a zero-tariff and, subject to limited exceptions, exports of crude oil and petroleum products have also been free or exempt from tariffs. On November 30, 2018, the Presidents of Mexico and the United States and the Prime Minister of Canada signed the United States-Mexico-Canada Agreement (the “USMCA”). The USMCA came into force on July 1, 2020 and replaced NAFTA. While the USMCA provides that exports of petrochemical products from Mexico to the United States will continue to enjoy a zero-tariff rate, any future shift in the trade relationships between Mexico, the United States and Canada could require us to renegotiate our contracts or lose business, resulting in a material adverse impact on our business and results of operations. The macroeconomic environment in which we operate is beyond our control and the future economic environment may be less favorable than in recent years. The risks associated with current and potential changes in the Mexican and United States political environment and economies are significant and could have an adverse effect on our financial condition, results of operations and ability to repay our debt. Changes in Mexico’s exchange control laws may hamper our ability to service our foreign currency debt. The Mexican Government does not currently restrict the ability of Mexican companies or individuals to convert pesos into other currencies. However, we cannot provide assurances that the Mexican Government will maintain its current policies regarding the peso. The Mexican Government has imposed foreign exchange controls in the past and could do so again in the future. If imposed, Mexican Government policies preventing us from exchanging pesos into U.S. dollars could hamper our ability to service our debt, the majority of which is denominated in currencies other than pesos, and other foreign currency obligations. Risk Factors Related to the Certificados Bursátiles. Secondary Market for the Certificados Bursátiles. Currently, Certificados Bursátiles (peso-denominated publicly traded notes) present low operation levels in the secondary market and the Company cannot provide assurances that there will be a sustained development of said market. These notes have been registered in the Registro Nacional de Valores (Mexican National Securities Registry, RNV) and are traded in the Bolsa Mexicana de Valores, S.A.B. de C.V. (Mexican Stock Exchange). Notwithstanding, the Company cannot provide assurances that there will be an active market to trade these Certificados Bursátiles, or that they will be traded at par or above its initial offering. The previous could limit the holders’ capacity to sell them at the price, moment and amount that they may wish to. Therefore, potential investors must be prepared to assume the risk in investing in Certificados Bursátiles until their maturity. To promote liquidity to Certificados Bursátiles, in November 2013, the Company established a Market-Makers Program for its peso-denominated Certificados Bursátiles at fixed and floating rates, and for the Certificados Bursátiles in the form of Global Depositary Notes. This program is directed to financial institutions under applicable laws and with regard to the operating rules set forth by the Company in its website. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 16 of 116 Financial obligations compliance. The Company considers it has fulfilled in a timely and orderly manner, with the reports registered with the SEC and every requirement from said authority. The Company is aware of both the principal payment and the interest generated by those securities. The Company files with the SEC its Annual Report in the 20-F Form. Additionally, the Company provides information regarding relevant events and quarterly reports (current quarter as compared to same quarter of the previous year) to foreign investors that it files with Mexican regulators CNBV and BMV, through the filing of Forms 6-K with the SEC. The Company considers it has fulfilled in a timely and orderly manner, with the quarterly reports and information regarding relevant events that it files with Mexican regulators BMV and CNBV. In addition, the company has presented copy of corresponding quarterly reports to the Luxembourg Stock Exchange and Switzerland’s Stock Exchange, regarding the securities listed in every one of them. The Company considers it has delivered in a timely and orderly manner, for the last three years, the reports that Mexican and foreign legislation require it to do, regarding periodic information and relevant events. Use of Proceeds. The total amount of resources obtained from the Company’s issuance of Certificados Bursátiles have entered the Company’s treasury and have been allocated in accordance to the company’s and its subsidiaries’ investment programs. Public Domain Documents. This quarterly report can be accessed through the CNBV’s information center, on its website, www.cnbv.gob.mx, and in the BMV, on its website, www.bmv.com.mx, or at the company’s website, www.pemex.com. In addition, any public information that the Company has delivered to national and foreign securities regulators under the Ley del Mercado de Valores (Securities Market Law) and other applicable normativity can be accessed at the Company’s website, www.pemex.com and be obtained as per request of any investor through a written request to the Company, located at Avenida Marina Nacional No. 329, Torre Ejecutiva, Piso 38, Colonia Verónica Anzures, Alcaldía Miguel Hidalgo, C.P. 11300, Ciudad de México, México, Telephone No.: +52 (55) 9126-2940, E- mail: ri@pemex.com, to the Investor Relations Office. Disclosure of results of operations and prospects [text block] Operating Summary Hydrocarbons Production Total hydrocarbon production in 1Q24 averaged 2,574 MMboed, a decrease of 113 MMboed or 4.2% compared to 1Q23.

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 17 of 116 In 1Q24, liquids production with partners totaled 1,820 Mbd, a decrease of 53 Mbd or 2.8% compared to 1Q23 when production averaged 1,873 Mbd. The change is explained by the decline in the Zaap, Xanab, Ayatsil, Ku and Quesqui fields, which is being mitigated by increased maintenance of base production and drilling of new field strategy wells. Total hydrocarbon gas production with partners averaged 3,836 MMcfd, a decrease of 312 MMcfd or 7.5% compared to 1Q23 when 4,148 MMcfd were produced. Crude Oil Processing In the first quarter of 2024, crude oil processing averaged 985 Mbd due to the improved performance of the country's six refineries because of the progress of the rehabilitation program. As a result, primary distillation capacity utilization averaged 60.0%, with the Tula and Madero refineries standing out at 71.5% and 63.7%, respectively. Petroleum Products Production As a result, petroleum products production averaged 1,011 Mbd, of which 545 Mbd (53.9%) were distillates (gasoline, diesel, and jet fuel). EXPLORATION AND PRODUCTION 1Q24 Liquids Hydrocarbons Production Total hydrocarbon production averaged 2,574 MMboed in 1Q24, a decrease of 113 MMboed or 4.2% compared to 1Q23. In 1Q24, liquids production with partners totaled 1,820 Mbd, a decrease of 53 Mbd or 2.8% compared to 1Q23 when production averaged 1,873 Mbd. The change is mainly explained by the decline in the Zaap, Xanab, Ayatsil, Ku and Quesqui fields, which is mitigated by the increase in base production maintenance and new field strategy wells in Tupilco Profundo, Ixachi, Racemosa, as well as the completion of wells in operating fields such as Maloob, Ayatsil, Mulach and Yaxche. During the quarter, liquids production from the new fields strategy increased to 29 Mbd with the completion of the following wells Tupilco Profundo-3016, Tupilco Profundo-3009, Ixachi-27, Ixachi-36, Quesqui-20A, Quesqui-404, Cheek-36, Mulach-15, Cibix-33, Camatl-2 and Tentok-4, all of which were completed in the first quarter. In addition, the strategy applied to the maintenance of liquids production contributed to the maintenance of production through the implementation of several actions, in particular: -Immediate attention to operational problems and reduction of operational intervention time to restore wells with failures in electro centrifugal pumping equipment (BEC); -increased well maintenance activities (minor repairs, stimulation, cleaning and optimization); -implementation of back pressure reduction equipment; and -operation of well transfer process vessels. In terms of oil quality classification, light crude oil production decreased by 86 Mbd, while condensates increased by 7 Mbd. Conversely, heavy crude oil production increased by 40 Mbd, representing a 4.3% increase compared to 1Q23. This increase can be attributed to the completion strategy of new wells in the Maloob, Zaap, Ayatsil fields in the Northeast Marine Region and in the Yaxche field in the Southwest Marine Region. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 18 of 116 Natural Gas Production During 1Q24, total hydrocarbon gas production with partners averaged 3,836 MMcfd. This represents a decrease of 312 MMcfd, or 7.5%, compared to the first quarter of 2023, when 4,148 MMcfd were produced. The average production of associated gas was 1,952 MMcfd, a decrease of 278 MMcfd, or 12.5%, compared to 1Q23. This was mainly due to the decline of the Akal and Ku fields. Conversely, non-associated gas totaled 1,884 MMcfd, representing a decrease of 33 MMcfd or 1.7% compared to 1Q23. This decline was primarily driven by the decline of the Quesqui field. Natural Gas Use In the first quarter of 2024, gas use reached 93.9%, a decrease of 20.6% in gas flaring, averaging 291 MMpcd. This volume can be attributed to the production of gas contaminated with nitrogen in the Northeast Marine Region, maintenance, and failures of compression equipment in the South Region, failures of process equipment for gas conditioning in the Ixachi field, as well as rejections and releases from the Pemex Industrial Transformation Gas Processing Centers. Infrastructure In the first quarter of 2024, 28 development wells were completed, representing a decrease of three wells compared to the same period in 2023. With respect to exploratory wells, 13 wells were completed in the first quarter of 2024, representing a decrease of six wells compared to the same period in 2023. Main Discoveries The exploration activities conducted during the first quarter of 2024 yielded valuable insights from the Escuintle-401 well. The preliminary estimates indicate a potential reserve of 2 MMboe. Reserves In 2023, because of the exploratory activity in the Southeast Basins offshore area, five exploratory activity wells were reported that incorporated reserves: Etkal-201, Macuil-101, Tlalkivak 1DL, Macuil-201 and Tentok-1 (window). In the onshore portion, five exploratory activity wells were drilled that incorporated reserves: Bakte-1, Platao-1, Obba-1, Techiaktli-1, and Yawa-1. The results of this exploratory activity for 2023 indicate a total 3P reserve incorporation of 349.7 MMboe. Reserves 1P MMboe 2P MMboe 3P MMboe Incorporation 18.3 108.4 349.7 Bakte 47.8 172.9 Etkal-NE 8.3 21.8 54.5 Macuil 24.1 Macuil-SE 0.2 9.2 14.4 Obba 1.9 7.3 8.7 Platao 7.0 15.2 40.6 Techiaktli 7.9 Tentok 5.5 5.5 Tlalkivak 19.7 Yawa 1.0 1.7 1.7 In 2023, exploratory activities allowed to incorporate approximately 18.3 MMboe of proven reserves as of January 1, 2024. Of the nation's total 1P reserves, those corresponding to the fields assigned to Petróleos Mexicanos amounted to 7,480.4 million barrels of crude oil equivalent. The reserve values of the fields administered by Pemex are currently being determined by the CNH, which consolidates the nation's reserve values based on its guidelines on hydrocarbon reserves. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 19 of 116 During 2023, proved 1P reserves were modified mainly by the extraction of production, which reached 920.5 MMboe. This volume was offset by proved reserves generated by exploratory activity (discoveries and field delineation), developments, and revisions, which together amounted to 940.5 MMboe. This resulted in an integrated restitution rate of proven 1P reserves of 102.2%, a value that continues with the favorable trend of recent years. This positive value of 940.5 MMboe corresponds, respectively, to the incorporation of proven reserves from exploratory activity of 18.3 MMboe; and to the increase of 922.2 MMboe due to the concepts of development and revisions to the behavior of the fields. The increase in proven reserves was mainly located in: Ixachi, Akal, Trion, Maloob, Zaap, May and Koban. Conversely, there were reductions in the Quesqui, Ku and Balam fields. Finally, the following graph illustrates the evolution of reserves over the past eight years, including data as of January 1, 2024. INDUSTRIAL TRANSFORMATION 1Q24 Crude Oil Processing In the first quarter of 2024, crude oil processing in the National Refining System (NRS) demonstrated a notable recovery, reaching an average of 985 Mbd, which represents an increase of 150 Mbd compared to the same period in 2023. This growth can be attributed to the enhanced performance of the country's six refineries, resulting from the success of the rehabilitation program. The light crude oil process amounted to 508 Mbd, an increase of 82 Mbd due to higher consumption at the six NRS refineries. On the other hand, heavy crude processing in the reconfigured refineries was 327 Mbd, an increase of 75 Mbd compared to the same quarter of 2023. The installed atmospheric distillation capacity of the NRS is 1,640 Mbd. With this process level, NRS's primary distillation capacity utilization averaged 60.0%, 9.2 percentage points higher than in the first quarter of 2023. It is worth noting that in March 2024, the crude oil process at SNR reached 1,062 Mbd, equivalent to a capacity utilization of 64.8%, which represents the best monthly result in eight years. Petroleum Products Production In line with the recovery of the crude oil processing level, petroleum products production averaged 1,011 Mbd during the first quarter of 2024, an increase of 156 Mbd compared to the same period of 2023. Of the total production, 314 Mbd were gasoline, 191 Mbd were diesel, 39 Mbd were jet fuel, and 466 Mbd were other petroleum products and LP gas. It is worth noting the higher production of distillates in the six refineries, which represented 53.9% of total production. Variable Refining Margin In the first quarter of 2024, the NRS recorded a variable margin of U.S. $ 12.96 per barrel (U.S. $/b), U.S. $ 2.88 U.S. $/b lower than that recorded in the same quarter of 2023. This variation is explained by lower prices of refined products in the North Coast of the Gulf of Mexico, partially offset by higher production of high-value products in the NRS. PEMEX Service Stations As of March 31, 2024, 7,252 service stations operate under the PEMEX Franchise, representing a 3.2% increase compared to those recorded as of March 31, 2023. Of these stations, 7,207 are managed by third parties, while 45 are owned by Pemex Transformación Industrial (self-consumption service stations). Furthermore, as of the same date, 1,132 service stations were recorded under the brand sublicensing scheme, while 4,112 service stations operate with brands other than PEMEX and are supplied both by PEMEX and direct imports. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 20 of 116 Related parties Related parties include individuals and companies that do not form part of PEMEX, but that could take advantage of being in a privileged position as a result of their relation with PEMEX. Also included are situations in which PEMEX could take advantage of a special relationship in order to benefit its financial position or results of operations. Mr. Manuel Bartlett Díaz, Chief Executive Officer of CFE, was appointed member of the Board of Directors of Petróleos Mexicanos in December 2018. CFE has executed several purchase agreements with Pemex Industrial Transformation. As of March 31, 2024, the amount of operations held is Ps. 6.5 billion and the balance receivable is Ps. 7.36 billion. Natural Gas Processing and Production In the first quarter of 2024, wet gas processing averaged 2,419 MMcfd, a decrease of 12.3% compared to the same quarter of 2023. This was due to lower wet gas production in the Southeast and North regions of Pemex Exploration and Production (PEP). Consequently, dry gas production was 1,924 MMcfd, a 14.1% decrease compared to the same quarter of 2023. This was primarily due to lower gas production in the Nuevo Pemex and Ciudad Pemex gas processing complexes. Gas liquids production was 158 Mbd, 6.6% less than in the same period of 2023. This was mainly in the Nuevo Pemex gas processing complex. Condensate processing averaged 12 Mbd, a decrease of 22.2% compared to the same quarter of 2023, due to lower condensate deliveries from PEP. Petrochemicals Production In the first quarter of 2024, petrochemical production reached 335 thousand tons (Mt), representing a 6.2% increase compared to the same period in 2023. This performance is mainly explained by the following factors: -Methane derivatives production increased by 18.4% and other petrochemicals by 12.6%, as a result of the continuous and stable operation of the ammonia VI plant at the Cosoleacaque petrochemical complex. -Methanol production increased by 36.7% as a result of the longer the operating time of methanol plant no. 2 was longer than in the same quarter of the previous year, when the plant was out of operation due to high inventories and operational problems. -Ethane derivatives production decreased by 22.3%, due to the fact that the Swing linear low density polyethylene plant at the Morelos petrochemical complex continues to be out of operation. Please be aware that preparations are underway for its start-up. -Carbon black feedstock production decreased by 43.5%, mainly due to lower crude oil processing at the Cadereyta refinery. Additional Information Related to Downstream and Midstream Activities Anti-Fuel Subtraction Strategy In the first quarter of 2024 the volume of fuel stolen averaged 4.8 Mbd, equivalent to Ps. 4.7 billion in losses, compared to 5.3 Mbd reported in 2023 for Ps. 5.7 billion. Hydrogen production plant On December 29, 2023, an executive decree was published in the Official Gazette of the Federation designating the supply of hydrogen from the U-3400 hydrogen plant at the Miguel Hidalgo refinery in Tula to be in the public interest. Pursuant to the decree, Pemex Industrial Transformation took temporary occupation and charge of the plant’s operations and was responsible for the compensation to be paid to the plant’s former operators in connection with the public interest declaration and determined pursuant to an assessment to be carried out by Mexico’s Instituto de Administración y Avalúos de Bienes Nacionales (INDAABIN) as required by applicable law. On February 8 and 9, 2024, an executive decree was published in the Official Gazette of the Federation designating the U-3400 hydrogen plant as a public utility to be transferred to Pemex Industrial Transformation; the Ministry of Energy initiated the procedure provided for in article 2 of the Expropriation Law (Ley de Expropiación). Consequently,

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 21 of 116 on April 18 and 25, 2024, an executive decree was published in the Official Gazette of the Federation leaving the December decree without effect and expropriating due to the public utility the U-3400 hydrogen plant and transferring to Pemex Industrial Transformation. Pursuant to the April decree, Pemex Industrial Transformation took permanent occupation and charge of the plant’s property, assets and operations and will be responsible for covering the indemnification owed to the plant’s former operators in an amount determined pursuant to an assessment to be carried out by INDAABIN. As of the date of this annual report, the transfer of the U-3400 hydrogen plant to Pemex Industrial Transformation is complete 1. The transfer has not resulted and is not expected to result in a material increase in our assets. Environmental, Social & Governance Criteria Environmental Carbon dioxide equivalent emissions In the first quarter of 2024, carbon dioxide equivalent emissions were 14.7 million tons (MMt), a decrease of 7.0% compared to the same period of 2023. This reduction is mainly due to improvements in the performance of the gas processing complexes and the implementation and entry into operation of infrastructure projects focused on increasing the management and use of associated gas in exploration and production. Sulfur oxides emissions At the end of the first quarter of 2024, sulfur oxide emissions were 277.8 Mt, an increase of 8.5% compared to the same period in 2023. This was mainly due to an increase in the volume of acid gas sent for flaring. The company will work on improving sulfur recovery processes and reducing fuel oil consumption to reduce these emissions. Water Reuse During the first quarter of 2024, the water reuse index (reuse/use) increased by 5.6% compared to the same period of the previous year. This increase is due to the increase in water reuse from the rehabilitation of the effluent treatment system at the Tula Refinery, the rehabilitation of the wastewater treatment plant (WWTP) at the Madero Refinery, and the increase in reuse water from the WWTP at the Cadereyta Refinery. Environmental initiatives Reduction of emissions Pemex Exploration and Production (PEP) and Pemex Logistics continue to update their methane emissions prevention and control programs by source to address the observations made by the authority, as well as the verification of these programs by accredited third parties. The first version of initiatives with opportunities to reduce methane emissions under the technical collaboration agreement between the U.S. Environmental Protection Agency (EPA) and Pemex was presented and is under review. Progress continues to be made in the implementation of projects that increase the management and use of gas in PEP. This has allowed PEMEX to continue reducing greenhouse gas emissions in the first quarter of 2024. Adaptation to climate change Work continued the climate risk analyses initiated in 2023 (CPG Matapionche, Arenque, Burgos and the Salamanca and Minatitlán refineries). The 2024 work program was prepared to begin the climate risk analysis of the Poza Rica, Pemex City and Coatzacoalcos CPGs, the Cangrejera, Morelos and Cosoleacaque Petrochemical Centers, and the Tula and Cadereyta refineries. Work began on the study to quantify the carbon reserves in Jaguaroundi and Tuzandépetl Parks, as well as the biodiversity study in Tuzandépetl. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 22 of 116 Follow-up on the Critical Risks Attention Program At the end of 1Q24, of the total inventory of 235 environmental risks, 42 risks have been addressed, 63 are in the process of being addressed, 72 have a work program for subsequent years, and 58 are pending program assignment. Of the Priority 1 risks, 10 have been addressed, 17 are in process and 11 are pending a program. A total investment amount of Ps. 11.60 billion has been estimated for the environmental risk inventory, which will contribute to the mitigation of impacts on soil, water and air. Social Industrial Safety At PEMEX, the health and safety of its workers are values of the highest priority and are everyone's responsibility. Efforts in this area include all company employees and our partners, contractors, suppliers, and service providers, who must adhere to the standards established by the company for this purpose. Frequency Index[1] During the first quarter 2024, the accumulated frequency rate for PEMEX personnel was 0.31 accidents per million man-hours worked with exposure to risk, which is 44.6% lower than the figure recorded in 1Q22 of 0.56 accidents per million man-hours worked with exposure to risk. The Subsidiary Productive Companies and Corporate Areas that contributed to the accident rate during the first quarter are: i) Pemex Industrial Transformation with 12 injured workers; ii) PEMEX Corporate with six injured workers and one fatality iii) Pemex Logistics with six injured workers; and iv) Pemex Exploration & Production with two injured workers. Severity Index[2] The severity index during the first quarter of 2024 for PEMEX personnel was 10 lost days per million man-hours worked with exposure to risk, a decrease of 68.8% compared to the value of 32 lost days recorded in the same period of 2023. In all moderate and severe events, Petróleos Mexicanos performs a root cause analysis (RCA) to identify the causes that originate them and define corrective actions to prevent recurrence. In very serious events, the analyses have been developed by independent investigators, which guarantees total transparency and allows the strengthening of the PEMEX SSPA System. Safety initiatives During the first quarter, we continued with the implementation of the following SSPA initiatives: -Second party SSPA audits and advice to work centers to receive reinsurance audits. -Accident prevention and risk reduction program in work centers with low performance. -Elaboration and development of programs to address corporate recommendations derived from third party audits by: Auditoría Superior de la Federación (ASF) and international reinsurance (AERE). -Preparation and validation of Root Cause Analysis (RCA). -Follow-up and evaluation to address the recommendations derived from the RCAs. -Lead and participate in the Olmeca Refinery Pre-Startup Safety Reviews. Social responsibility PEMEX reaffirms its commitment to strengthen its relationship with the communities where it operates. This is reflected in the implementation of actions that promote constructive dialogue, the consolidation of agreements and the promotion of shared development, addressing the possible impacts that could arise from oil activity. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 23 of 116 Close collaboration with communities and local authorities in oilfield areas has been fundamental for the definition and development of socially responsible programs, works and actions (PROAs) that generate stable social environments, guarantee Pemex's operational continuity, promote the safety of the facilities, and foster the well-being of those who live in the surrounding areas. During the first quarter of 2024, a total of 68 programs, works and/or actions (PROAs) were carried out in eight of the entities with the greatest presence of our activities. Investment in these PROAs totaled Ps. 388.3 million, an increase of Ps. 145.6 million, or 60.6%, compared to the same quarter of 2023. Programs, works, and/or actions (PROAs) State # Ps. million Campeche 5 122.7 Chiapas 6 33.4 Guanajuato 1 0.9 Nuevo León 3 5.5 Oaxaca 14 18.7 Tabasco 30 177.8 Tamaulipas 3 3.8 Veracruz 6 25.4 Total 68 388.3 The programs, works and actions implemented by Pemex are executed through strategic axes of attention: Education and Sports, Infrastructure, Environmental Protection, Productive Projects, Health, Public Safety and Civil Protection; they are also linked to the goals of the objectives of the 2030 Agenda for Sustainable Development Goals (SDG). Of the results achieved through the materialization of the programs, works and actions during the period covered by this report, the following stand out: Axis PROAs Education We promoted the improvement of the quality of education and access to education in oilfield communities (SDG 4, targets 4.1, 4.2, 4.a):  We delivered school equipment and furniture to 40 elementary and high school schools, benefiting 2,088 students in Oaxaca, Tabasco and Veracruz.  We benefited 175 preschool and high school students by improving the infrastructure of two schools in the municipalities of Tihuatlán, Veracruz and Comalcalco, Tabasco. Infrastructure We contribute to the recovery of public space, strengthen the social fabric and promote safe, inclusive and accessible public spaces (SDGs 10 and 11, targets 10.2 and 11.7):  Comprehensive modernization of the Joya de la Pita baseball field in Tierra Blanca, Veracruz.  We built the facilities of the Tianguis Campesino de Comalcalco, Tabasco, where 120 rural producers come to sell their products.  We developed reliable and quality road infrastructure that promotes mobility, economic development and human wellbeing (SDG 9, target 9.1):  We carried out rehabilitation, construction and paving actions for boulevards, highways and roads, in addition to the construction of curbs and sidewalks in ten locations in the municipalities of Nacajuca, Comalcalco, Jalpa de Méndez, Centro and Cunduacán, in Tabasco; Carmen, in Campeche; and PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 24 of 116 Axis PROAs Reforma, in Chiapas.  We concluded the construction of the Laguna El Santuario Bridge in the municipality of Reforma, Chiapas. Productive Projects We contributed to increasing the productivity and income of productive projects of fishermen, rural producers and entrepreneurs to add value to their processes (SDGs 2 and 8, targets 2.3 and 8.2):  We delivered six tractors with agricultural implements to strengthen field mechanization programs, which are made available to ejidos and landowners in the municipalities of Santa María del Tule, in Oaxaca; Comalcalco and Cárdenas, in Tabasco.  We also granted nine packages of tools and implements to strengthen agricultural production in Centla, Paraíso, Jalapa, Teapa and Huimanguillo, Tabasco. Health We improved access to quality health services and medicines, and contributed to reducing mortality from preventable diseases (SDG 3, targets 3.4 and 3.8):  We delivered eleven transfer ambulances for various locations in the municipalities of Doctor Coss in Nuevo León; San Juan Guichicovi in Oaxaca; Comalcalco, Jalpa de Méndez and Nacajuca in Tabasco; Matamoros, Río Bravo and the State Government in Tamaulipas; and Playa Vicente in Veracruz.  We continued to provide free general medical and dental services through the operation of two Mobile Medical Units in Tabasco and Veracruz, providing approximately 19,130 general medical consultations and 4,570 dental consultations, benefiting 20,800 people.  We granted a 3-tesla Magnetic Resonance Imaging equipment to the Dr. Gustavo A. Rovirosa High Specialty Regional Hospital in Villahermosa, Tabasco; with the capacity to perform 7,000 studies per year, being the most modern equipment in the southeast in public hospitals. Public services We contributed to improving the provision of basic public services by local governments, which are required for the well-being, security and development of individuals (SDGs 11 and 16, targets 11.1, 16.a):  We delivered 3 backhoes in Salina Cruz and Santa María del Tule, in Oaxaca; 5 concrete cutters in Cadereyta, Nuevo León; 1 motor grader to the State Road Board of Tabasco; 1 MV-222 truck in Salina Cruz, Oaxaca; and 1 crane-type vehicle with 15-meter basket in Santa Catarina, Nuevo León.  In the area of civil protection, we provided equipment to the municipality of Nacajuca, Tabasco and civil protection kits to Salina Cruz, Oaxaca; a package of specialized equipment for firefighters in Ixhuatlán del Sureste, Veracruz; and materials for shelters in case of emergencies to the Government of the State of Oaxaca.  We provided municipal authorities with two garbage collection and compactor trucks in Santo Domingo Tehuantepec, Oaxaca and Paraíso, Tabasco, as well as a combined de-watering truck in Carmen, Campeche.  To promote the construction and commissioning of the fiber optic network that will provide free connectivity and coverage throughout the state of Campeche, we supplied 863 km of 96-strand fiber optic cable. Governance During the first quarter of 2024, the implementation of the “Pemex Cumple” compliance program continued, through which the projects of the 2023-2027 Business Plan are fulfilled, with the following advances: Training At the end of the first quarter of 2024, 2,078 employees were trained on topics related to Transparency, Access to Information and Protection of Personal Data. The Institutional Human Resources and Payroll Solution (SIRHN) portal is expected to come into operation during the second quarter of the year in order to continue training on the topics of Our Codes, Anticorruption Policy and Conflict of Interest, as well as on-site training.

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 25 of 116 Feasibility opinions At the end of the first quarter of 2024, the Due Diligence System concluded 771 DD processes with third parties and issued a total of 707 feasibility opinions for entering into commercial agreements with third parties. Transparency, access to information and protection of personal data. In January 2024, the fourth quarter of 2023 was uploaded to SIPOT. As of March 2024, the total of both primary and secondary records currently generated in the Transparency Obligations Portal System (SIPOT) amounted to 20,109,357 in the General Law of Transparency and Access to Public Information (LGTAIP) and 1,643,652 in the Federal Law of Transparency and Access to Public Information (LFTAIP). On February 21, 2024, the President Commissioner of the National Institute of Transparency, Access to Information and Protection of Personal Data recognized PEMEX in its 2023 edition, for having accredited compliance with the evaluation criteria applied in accordance with the regulatory provisions in force in its systems “eBDI, PEMEX public Institutional Database” and “Pemex ASISTE mobile application, scope and benefits to PEMEX workers”. PEMEX will participate in the 2024 contest. In February, the Transparency Committee approved the work schedule for the proactive transparency projects, as well as the diagnosis of the 2024 proactive transparency projects. Two massive events were held to disseminate the regulatory obligations regarding transparency, on March 15 “Induction to Transparency Obligations” and on March 2 “Induction to the Protection of Personal Data”, in order to strengthen the culture of compliance in these matters; likewise, 33 infographics were disseminated through PEMEX Internal Communication. Additional Information Related to ESG issues Incidents On March 6, 2024, at 16:48 hours, an outbreak of fire occurred in one of the platforms of the Akal-B Process Center. The Emergency Response Plan (ERP) was immediately activated at the facility, and the fire was brought under control at 17:04 hours. As a result of this incident, 14 workers were injured: five PEMEX workers, three DIAVAZ company workers and six COTER company workers. Regrettably, two contractor workers died. PEMEX deeply regrets these events and sympathizes with the workers' families. PEMEX reiterates its commitment to the safety of its workers and the communities where it operates to act in a safe and timely manner in dealing with this type of event. PEMEX initiated its Root Cause Analysis (RCA) on April 9 and the RCA to be performed by an independent third party is in the process of being contracted. [1] Refers to the number of accidents with incapacitating injuries per million man-hours worked (MMhh) with risk exposure during the relevant period. An incapacitating injury is an injury, functional damage or death that is caused, either immediately or subsequently, by a sudden event at work or during work-related activities. Man-hours worked with risk exposure represent the number of hours worked by all personnel, including overtime hours. [2] Refers to the total number of days lost per million man-hours worked with risk exposure during the relevant period. The number of days lost is based on medical leaves of absence for injuries stemming from accidents at work, plus the number of corresponding days on which compensation is paid for partial or total disability or death. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 26 of 116 Financial position, liquidity and capital resources [text block] Financial Summary Earnings During the first quarter of 2024 (1Q24), total sales were Ps. 405.9 billion, representing a 3.0% decrease compared to the same period in 2023. This was driven by a 2.8% decline in domestic sales and a 3.4% reduction in export sales, largely due to lower crude oil and petroleum product prices. Cost of Sales The cost of sales, including impairment, was Ps. 329.8 billion, a 4.2% decrease. This was due to an impairment of fixed assets of Ps. 7.6 billion in 1Q24 compared to an impairment of Ps. 40.1 billion in 1Q23; lower purchases for resale due in 15.7% due to lower product prices; and a 36.1% decrease in taxes and duties on hydrocarbon extraction y due to the fiscal stimulus published on February 13, 2024. Taxes and duties During the quarter, total taxes and duties amounted to Ps. 31.9 billion, a decrease of 55.6%. This was mainly due to the tax credit equivalent to 100% of the January 2024 profit sharing right and the decrease in the 2024 rate. In this sense, the DUC, the most important tax paid by the company in terms of amount, decreased 56.7% compared to 1Q23. Net Income In 1Q24, a net income of Ps. 4.7 billion was recorded, compared to a net income of Ps. 56.7 billion in 1Q23. The main factors contributing to this variation were a decrease in total sales and foreign exchange yield, an increase in cost of sales, offset by a decrease in fixed asset impairment, and lower taxes and duties. Financial debt Total financial debt decreased by 5.7% as compared to the end of 2023, mainly due to the objective of maintaining a net indebtedness close to zero. As of March 31, 2024, the exchange rate was Ps. 16.6780 to U.S. $ 1.00, so financial debt recorded a balance of Ps. 1,692.8 billion or U.S. $ 101.5 billion. Liquidity Management PEMEX has revolving credit facilities for liquidity management of up to U.S. $ 6.9 billion and Ps. 20.5 billion. As of March 31, 2024, U.S. $ 230 million are available. EBITDA EBITDA during 1Q24 amounted to Ps. 92.4 billion. Budgetary Investment Activities As of March 31, 2024, a budgetary investment of Ps. 84.3 billion was exercised, equivalent to 22.6% of the 2024 budget. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 27 of 116 QUARTERLY FINANCIAL RESULTS 1Q24 Total Sales Total sales and service revenues amounted to Ps. 405.9 billion, a slight decrease of 3.0%, compared to the first quarter of 2023. This was mainly due to: -a decrease in the value of domestic sales by 2.8%, mainly explained by lower gasoline, diesel, jet fuel, and liquefied gas prices, compared to prices in 4Q23, due to lower global hydrocarbon prices; -a 3.4% decrease in the value of export sales, mainly due to a lower volume of crude oil traded, and an appreciation in the exchange rate of the peso against the dollar. The contribution of domestic sales to PEMEX's total revenues has been on the rise, with a corresponding decline in the share of oil export sales. Petróleos Mexicanos has bolstered its commercial and supply capabilities, positioning it as a leading domestic sales player and ensuring a reliable revenue stream. For the company, internal sales represent a stable and enduring source of income, contributing to its financial strength. It is also worth noting that this increase in sales is based on greater domestic fuel production, which benefits the country by reducing its dependence on foreign trade and reducing the fuel trade balance deficit. This adds value to Mexico's economic growth. By the end of the first quarter of 2024, revenues from internal sales constituted an annual average of 75.6% of the company's budget revenues, considering only revenues from internal and external sales. Cost of sales and Operating Income The cost of sales decreased by 4.2%, including the effect of impairment of fixed assets. This decrease is mainly explained by: i) An impairment of fixed assets for Ps. 7.6 billion in 1Q24 compared to an impairment of Ps. 40.1 billion in 1Q23; ii) lower purchases for resale for Ps. 26.8 billion, which include the purchases of the Deer Park subsidiary; iii) a decrease in the price of gasoline, jet fuel, diesel, and natural gas; and iv) a decrease of Ps. 5.7 billion in taxes and duties to hydrocarbon extraction as a result of the application of the fiscal stimulus published on February 13, 2024; offset by v) an increase in operation, conservation and maintenance expenses and inventory variation for Ps. 36.6 billion Taxes and Duties In the first quarter of 2024, total taxes and duties amounted to Ps. 31.9 billion, a decrease of 55.6% compared to the first quarter of 2023. This decrease is primarily due to the fiscal stimulus contained in the decree dated February 13, 2024, which granted an equivalent tax credit. The tax credit is granted in full for the DUC that corresponds to the month of January 2024, as well as for the decrease in the rate from 40% in 2023 to 30% in 2024. In this context, the DUC, the most significant duty paid by the company in terms of value, decreased by 56.7% compared to 1Q23. Evolution of Net Income (Loss) In the first quarter of 2024, PEMEX recorded a net income of Ps. 4.7 billion, a decrease from the Ps. 56.7 billion recorded in the first quarter of 2023. The main factors contributing to this variation were as follows: i) a decrease in total sales; ii) a decrease in foreign exchange profit; iii) an increase in the cost of sales; offset by iv) a decrease in the impairment of fixed assets; and v) a decrease in taxes and duties. A foreign exchange profit of Ps. 33.4 billion was recorded in 1Q24, compared to a foreign exchange profit of Ps. 125.3 billion in 1Q23. This variation was caused by a lower appreciation of the Mexican peso against the US dollar in 1Q24 compared to the same PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 28 of 116 period of the previous year. The exchange rate fluctuated from Ps. 16.9220 per U.S. $ 1.00 as of December 31, 2023, to Ps. 16.6780 per U.S. $ 1.00 as of March 31, 2024, representing a 1.4% variation. The cost of derivative financial instruments was Ps. 5.7 billion in the first quarter of 2024, compared to a return of Ps. 0.3 billion in the first quarter of 2023. This variation is mainly explained by the variation in the fair value of cross-currency swaps and currency options. Additionally, a decrease in the impairment of fixed assets was recognized by Ps. 32.5 billion in 1Q24 compared to the same period of the previous year. Comprehensive Income (Loss) In 1Q24, a comprehensive loss of Ps. 1.3 billion was recorded, mainly as a result of exchange rate effects of Ps. 6.0 billion as a result of an appreciation of the peso against the dollar in 1Q24. Consolidated Balance Sheet as of March 31, 2024 Working Capital As of March 31, 2024, negative working capital was Ps. 502.5 billion, compared to negative working capital of Ps. 585.2 billion as of December 31, 2023. This decrease of Ps. 82.7 billion originated mainly as result of: -a decrease of Ps. 70.3 billion in taxes and duties payable; -an increase of Ps. 21.2 billion in Federal Government Bonds; -a decrease of Ps. 74.6 billion in short-term debt -an increase of Ps. 15.5 billion in accounts and accumulated expenses payable and in derivative financial instruments; and -a decrease of Ps. 76.0 billion in customers and other accounts receivable. Debt Financial resources As of March 31, 2024, Petróleos Mexicanos, its Subsidiary Productive Companies, and subsidiaries carried out financing activities (including short-term bank loans) for a total of Ps. 265.8 billion (U.S. $ 15.9 billion). Total debt repayments amounted to Ps. 276.1 billion (U.S. $ 19.8 billion). Approximately 82% of the debt is denominated in non-peso currencies, mainly in U.S. $, and for recording purposes, it is translated into Ps. at the closing exchange rate. Financing Activities 9.4 Financing Activities In line with the Business Plan of Petróleos Mexicanos and its Subsidiary Productive Companies 2023-2027, we will continue with the strategy of convergence to zero net indebtedness. Financial market operations In the first quarter of 2024, PEMEX completed the following financial operations:

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 29 of 116 Date Financial instrument Amount (Ps. billion) Maturity January 17, 2024 Promissory note 6.0 April 2024 February 23, 2024 Promissory note 3.0 August 2024 February 28, 2024 Promissory note 4.0 August 2024 March 4, 2024 Promissory note 1.0 August 2024 March 6, 2024 Promissory note 1.0 April 2024 March 25, 2024 Promissory note 3.0 June 2024 March 27, 2024 Promissory note 1.5 June 2024 Revolving credit facilities PEMEX has revolving credit facilities (RCFs) lines for liquidity management for a total of U.S. $ 6.9 billion and Ps. 20.5 billion. As of March 31, 2024, U.S. $ 230 million are available. Budgetary Investment Activities 2024 Exercise For the 2024 fiscal year, an approved budget of Ps. 373.2 billion (U.S. $ 21.24 billion[1] ) has been allocated to budgetary investment activities. As of March 31, 2024, Ps. 84.3 billion (U.S. $ 4.9 billion[2] ) had been spent, representing 22.6% of the approved budget. The budget investment programmed for 2024 and the amount spent as of March 31, 2024, is distributed as follows: EPS Approved Budget 2024 (Ps. billion) Exercised Investment As of March 31, 2024 (Ps. billion) Exploration and Production[3] 272.9 272.6 Industrial Transformation 75.3 75.3 Logistics 7.8 7.8 Corporate 1.3 1.3 Total 357.2 356.9 Budgetary investment has been oriented to support the extraction of hydrocarbons and their processing in refineries for the production of oil and gas liquids. In Pemex Exploration and Production, resources continue to be channeled to accelerate the entry into operation of fields in new developments, which have made it possible to compensate for the decline of mature fields. Likewise, investments continue to be made in the Refinery Rehabilitation Plan to increase operational reliability and the processing of crude oil for the commercialization of petroleum products in the domestic market. As of March 31, 2024, the following capital contributions have been made to subsidiaries: Ps. 5.8 billion for the new Olmeca refinery in Dos Bocas, Ps.1.1 billion for the capitalization of subsidiaries in the fertilizer business line. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 30 of 116 OTHER RELEVANT TOPICS PEMEX Sustainability Plan In line with the United Nations' vision of sustainable development and the commitments assumed by the Mexican authorities, PEMEX management developed the Sustainability Plan with the purpose of consolidating sustainable performance in terms of greenhouse gas emissions reduction and energy transition. These goals were defined based on opportunities and challenges identified in PEMEX's value chain and business model. The Plan was approved by PEMEX's Board of Directors on March 1, with the favorable opinion of the Sustainability Committee. It is worth mentioning that Standard & Poor's Global Commodity Insights was consulted in its preparation. Its structure, content and scope address the material issues for PEMEX stakeholders, structured in five key pillars: i) GHG emissions and energy transition; ii) Environment; iii) Operational safety; iv) Personnel and social value; and v) Corporate responsibility and transparency. Main ESG 2030 Goals Environment Social Governance  Reduce GHG emissions intensity (Scope 1): 61% in E&P; 40% in refineries, and 60% in gas processing[4]  Achieve a reduction of 30% in methane emissions[5]  Achieve at least a 98% in gas use in E&P  Zero routine gas flaring in E&P  Reach at least 2,000 ha of protected natural areas.  Reduce water use index in downstream operations5  Remediate at least 361 hectares of environmental liabilities  Improve the Frequency Index to 0.21  Reduce the frequency rate of process safety events to 1.3  Zero fatalities  Ensure 100% control of exposure to biological, physical and/or chemical agents  Access to health services: Benefit at least 800,000 people  Educational Development: Improve at least 700 public schools  Support local governments to strengthen public services  Achieve at least 90% compliance with the comprehensive training program for Pemex Cumple  Ensure due diligence application of at least 90% to third parties Long-term ambitions Net zero emissions by 2050 (Scope 1 and 2) and the evaluation of low-carbon business opportunities that would reduce Scope 3 emissions The following key enablers were identified to ensure that the goals and aspirations contained in the plan are met: 1. Capital allocation and financing. 2. Governance for sustainability. 3. Data, measurement, and verification. 4. Communication and engagement. The Sustainability Plan can be consulted on the PEMEX website at the following link: https://www.pemex.com/en/about-pemex/Paginas/sustainability_plan.aspx PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 31 of 116 FORWARD-LOOKING STATEMENT AND CAUTIONARY NOTE Variations Cumulative and quarterly variations are calculated comparing the period with the realized one of the previous year; unless specified otherwise. Rounding Numbers may not total due to rounding. Financial Information Excluding budgetary and volumetric information, the financial information included in this report and the annexes hereto is based on unaudited consolidated financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), which PEMEX has adopted effective January 1, 2012. For more information regarding the transition to IFRS, see Note 23 to the consolidated financial statements included in Petróleos Mexicanos’ 2012 Form 20-F filed with the Securities and Exchange Commission (SEC) and its Annual Report filed with the Comisión Nacional Bancaria y de Valores (CNBV). EBITDA is a non-IFRS measure. A reconciliation of EBITDA to operating income is shown in Table 32 of the annexes to the quarterly results report as of December 31, 2019. Budgetary information is based on standards from Mexican governmental accounting; therefore, it does not include information from the subsidiary companies or affiliates of Petróleos Mexicanos. It is important to mention that PEMEX’s current financing agreements do not include financial covenants or events of default that would be triggered as a result of PEMEX having negative equity. Methodology The methodology of the information disclosed may change in order to enhance its quality and usefulness, and/or to comply with international standards and best practices. Foreign Exchange Conversions Convenience translations into U.S. dollars of amounts in Mexican pesos have been made at the exchange rate at close for the corresponding period, unless otherwise noted. Due to market volatility, the difference between the average exchange rate, the exchange rate at close and the spot exchange rate, or any other exchange rate used could be material. Such translations should not be construed as a representation that the Mexican peso amounts have been or could be converted into U.S. dollars at the foregoing or any other rate. It is important to note that PEMEX maintains its consolidated financial statements and accounting records in pesos. As of March 31, 2024, the exchange rate of Ps. 16.6780 = U.S. $1.00 is used. Fiscal Regime Beginning January 1, 2015, Petróleos Mexicanos’ fiscal regime is governed by the Ley de Ingresos sobre Hidrocarburos (Hydrocarbons Revenue Law). From January 1, 2006 and to December 31, 2014, PEP was subject to a fiscal regime governed by the Federal Duties Law, while the tax regimes of the other Subsidiary Entities were governed by the Federal Revenue Law. On April 18, 2016, a decree was published in the Official Gazette of the Federation that allows assignment operators to choose between two schemes to calculate the cap on permitted deductions applicable to the Profit-Sharing Duty: (i) the scheme established within the Hydrocarbons Revenue Law, based on a percentage of the value of extracted hydrocarbons; or (ii) the scheme proposed by the SHCP, calculated upon established fixed fees, U.S. $6.1 for shallow water fields and U.S. $8.3 for onshore fields. The Special Tax on Production and Services (IEPS) applicable to automotive gasoline and diesel is established in the Production and Services Special Tax Law “Ley del Impuesto Especial sobre Producción y Servicios”. As an intermediary between the Ministry of Finance and Public Credit (SHCP) and the final consumer, PEMEX retains the amount of the IEPS and transfers it to the Mexican PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 32 of 116 Government. In 2016, the SHCP published a decree trough which it modified the calculation of the IEPS, based on the past five months of international reference price quotes for gasoline and diesel. From January 1 2016, and until December 31, 2017, the SHCP established monthly fixed maximum prices of gasoline and diesel based on the following: maximum prices were referenced to prices in the U.S. Gulf Coast, plus a margin that includes retails, freight, transportation, quality adjustment and management costs, plus the applicable IEPS to automotive fuel, plus other concepts (IEPS tax on fossil fuel, established quotas on the IEPS Law and value added tax). As of January 1, 2018, gasoline and diesel prices are determined by the free market. PEMEX’s “producer price” is calculated in reference to that of an efficient refinery operating in the Gulf of Mexico. Until December 31, 2017, the Mexican Government is authorized to continue issuing pricing decrees to regulate the maximum prices for the retail sale of gasoline and diesel fuel, taking into account transportation costs between regions, inflation and the volatility of international fuel prices, among other factors. Beginning in 2018, the prices of gasoline and diesel fuel will be freely determined by market conditions. However, the Federal Commission for Economic Competition, based on the existence of effective competitive conditions, has the authority to declare that prices of gasoline and diesel fuel are to be freely determined by market conditions before 2018. Production-sharing In accordance with Production-sharing Agreements signed by Petróleos Mexicanos, due to its participation in bidding rounds organized by the National Hydrocarbons Commission (CNH), in addition to the migration of blocks, Petróleos Mexicanos will disclose only its share of production for blocks Ek-Balam, Block 2 Tampico-Misantla (Round 2.1), Block 8 Southeastern Basins (Round 2.1), Santuario, Misión, Block 16 Tampico-Misantla-Veracruz (Round 3.1), Block 17 Tampico-Misantla-Veracruz (Round 3.1), Block 18 Tampico-Misantla-Veracruz (Round 3.1), Block 29 Southeastern Offshore Basins (Round 3.1), Block 32 Southeastern Basins Marino (Round 3.1), Block 33 Southeastern Offshore Basins (Round 3.1) y Block 35 Southeastern Offshore Basins (Round 3.1). Hydrocarbon Reserves In accordance with the Hydrocarbons Law, published in the Official Gazette of the Federation on August 11, 2014, the National Hydrocarbons Commission (CNH) will establish and will manage the National Hydrocarbons Information Center, comprised by a system to obtain, safeguard, manage, use, analyze, keep updated and publish information and statistics related; which includes estimations, valuation studies and certifications. On August 13, 2015, the CNH published the Guidelines that govern the valuation and certification of Mexico’s reserves and the related contingency resources. Effective January 1, 2010, the Securities and Exchange Commission (SEC) changed its rules to permit oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves. Nevertheless, any description of probable or possible reserves included herein may not meet the recoverability thresholds established by the SEC in its definitions. Investors are urged to consider closely the disclosure in PEMEX’s Form 20-F and its Annual Report to the CNBV and SEC, available at http://www.pemex.com/. Forward-looking Statements This document contains forward-looking statements. There may also be written or oral forward-looking statements in PEMEX’s periodic reports to the CNBV and the SEC, in its annual reports, in its offering circulars and prospectuses, in press releases and other written materials and in oral statements made by PEMEX’s officers, directors or employees to third parties. PEMEX may include forward-looking statements that address, among other things, their: - exploration and production activities, including drilling; - activities relating to import, export, refining, petrochemicals and transportation, storage and distribution of petroleum, natural gas and oil products;

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

- activities relating to their lines of business, including the generation of electricity;
- projected and targeted capital expenditures and other costs, commitments and revenues;
- liquidity and sources of funding, including their ability to continue operating as a going concern;
- strategic alliances with other companies; and
- the monetization of certain of their assets.

Actual results could differ materially from those projected in such forward-looking statements as a result of various factors that may be beyond PEMEX's control. These factors include, but are not limited to:

- changes in international crude oil and natural gas prices;
- effects on the company from competition, including on PEMEX's ability to hire and retain skilled personnel;
- limitations on their access to sources of financing on competitive terms;
- their ability to find, acquire or gain access to additional reserves and to develop the reserves that PEMEX obtains successfully;
- uncertainties inherent in making estimates of oil and gas reserves, including recently discovered oil and gas reserves;
- technical difficulties;
- significant developments in the global economy;
- significant economic or political developments in Mexico;
- developments affecting the energy sector; and
- changes in PEMEX's legal regime or regulatory environment, including tax and environmental regulations.

Accordingly, readers should not place undue reliance on these forward-looking statements. In any event, these statements speak only as of their dates, and PEMEX undertakes no obligation to update or revise any of them, whether as a result of new information, future events or otherwise. These risks and uncertainties are more fully detailed in PEMEX's most recent Annual Report filed with the CNBV and available through the Mexican Stock Exchange (http://www.bmv.com.mx/) and PEMEX's most recent Form 20-F filing filed with the SEC (http://www.sec.gov/). These factors could cause actual results to differ materially from those contained in any forward-looking statement.

ACCRONYMS USED IN THIS DOCUMENT

Thousand barrels per day (Mbd)
Million barrels (MMb)
Million barrels of oil equivalent (MMboe)
Million barrels of oil equivalent per day (MMboed)
Million cubic feet per day (MMcfd)
Thousand tons (Mt)
Million tons (MMt)
Dollars of the United States of America (U.S. $)
Mexican pesos (Ps.)
Meters (m)
Kilometers (km)
Square kilometers (km2)

[1] The exchange rate conversion from Ps. to U.S. $ was made at the average exchange rate from January 1 to December 31, 2024: Ps. 17.5742 = U.S. $ 1.00.
[2] The exchange rate conversion from Ps. to U.S. $ was made at the average exchange rate from January 1 to March 31, 2024: Ps. 16.9974 = U.S. $ 1.00.
[3] Exploration investment totaled Ps. 12.2 billion in 1Q24 compared to Ps. 8.8 billion in 1Q23.
[4] Compared to 2021 baseline.
[5] Reduction measured in methane emissions intensity by business line, compared to 2020 baseline.

33 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

Internal control [text block]

Disclosure of critical performance measures and indicators that management uses to evaluate entity's performance against stated objectives [text block]

Key indicators

			Change	
Indicator Group	**1Q23**	**1Q24**	**%**	**Amount**
Mexican Mix (U.S. $/b)	65.94	71.91	9.1	5.97
Regular gasoline in the USCGM (U.S. $¢/gal)	251.55	220.55	(12.3)	(31.00)
LPG price by Decree (Ps./kilo)	10.50	9.74	(7.2)	(0.76)
International reference LPG (Ps./kilo)	8.54	7.77	(9.0)	(0.76)
Natural gas (Henry Hub) (U.S. $/MMBtu)	2.66	2.31	(13.3)	(0.36)
Ps. per U.S. $	19.4143	16.9220	(12.8)	(2.49)

Indicator Group	**1Q23**	**1Q24**
Net Income (Loss) / Total Sales	0.24	0.14
Income before Taxes and Duties / Total Sales	0.43	0.31
Taxes and Duties / Total Sales	0.19	0.17
Net Income (Loss) / Equity	(0.07)	(0.04)
Income before Taxes and Duties / Total Assets	0.10	0.054
Net Income (Loss) / Total Assets	0.05	0.02

34 of 116

PEMEX Consolidated

Ticker: PEMEX Quarter: 1 Year: 2024

[110000] General information about financial statements

Ticker:	PEMEX
Period covered by financial statements:	2024-01-01 al 2024-03-31
Date of end of reporting period:	2024-03-31
Name of reporting entity or other means of identification:	PEMEX
Description of presentation currency:	MXN
Level of rounding used in financial statements:	MILES
Consolidated:	Yes
Number of quarter:	1
Type of issuer:	ICS
Explanation of change in name of reporting entity or other means of identification from end of preceding reporting period:	
Description of nature of financial statements:	

Disclosure of general information about financial statements [text block]

Follow-up of analysis [text block]

35 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

[210000] Statement of financial position, current/non-current

Concept	Close Current Quarter 2024-03-31	Close Previous Exercise 2023-12-31
Statement of financial position [abstract]		
Assets [abstract]		
Current assets [abstract]		
Cash and cash equivalents	72,026,252,000	68,747,375,000
Trade and other current receivables	239,352,741,000	315,361,236,000
Current tax assets, current	0	0
Other current financial assets	59,241,062,000	38,563,698,000
Current inventories	113,018,275,000	112,035,992,000
Current biological assets	0	0
Other current non-financial assets	4,502,474,000	3,832,444,000
Total current assets other than non-current assets or disposal groups classified as held for sale or as held for distribution to owners	488,140,804,000	538,540,745,000
Non-current assets or disposal groups classified as held for sale or as held for distribution to owners	0	0
Total current assets	488,140,804,000	538,540,745,000
Non-current assets [abstract]		
Trade and other non-current receivables	1,078,946,000	1,179,706,000
Current tax assets, non-current	0	0
Non-current inventories	0	0
Non-current biological assets	0	0
Other non-current financial assets	10,658,687,000	35,495,104,000
Investments accounted for using equity method	0	0
Investments in subsidiaries, joint ventures and associates	1,789,377,000	1,854,803,000
Property, plant and equipment	1,475,636,813,000	1,482,322,167,000
Investment property	0	0
Right-of-use assets that do not meet definition of investment property	42,338,963,000	43,203,180,000
Goodwill	0	0
Intangible assets other than goodwill	24,900,678,000	20,350,819,000
Deferred tax assets	169,762,150,000	169,914,720,000
Other non-current non-financial assets	13,522,337,000	10,614,092,000
Total non-current assets	1,739,687,951,000	1,764,934,591,000
Total assets	2,227,828,755,000	2,303,475,336,000
Equity and liabilities [abstract]		
Liabilities [abstract]		
Current liabilities [abstract]		
Trade and other current payables	364,814,305,000	368,345,849,000
Current tax liabilities, current	79,736,275,000	150,004,749,000
Other current financial liabilities	455,914,911,000	513,716,556,000
Current lease liabilities	7,755,728,000	8,003,743,000
Other current non-financial liabilities	82,371,507,000	83,646,764,000
Current provisions [abstract]		
Current provisions for employee benefits	0	0
Other current provisions	0	0
Total current provisions	0	0
Total current liabilities other than liabilities included in disposal groups classified as held for sale	990,592,726,000	1,123,717,661,000
Liabilities included in disposal groups classified as held for sale	0	0
Total current liabilities	990,592,726,000	1,123,717,661,000
Non-current liabilities [abstract]		
Trade and other non-current payables	0	0
Current tax liabilities, non-current	0	0

36 of 116

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 37 of 116 Concept Close Current Quarter 2024-03-31 Close Previous Exercise 2023-12-31 Other non-current financial liabilities 1,290,178,987,000 1,317,248,766,000 Non-current lease liabilities 32,984,718,000 33,844,590,000 Other non-current non-financial liabilities 13,208,790,000 13,075,178,000 Non-current provisions [abstract] Non-current provisions for employee benefits 1,385,616,014,000 1,372,459,213,000 Other non-current provisions 79,355,141,000 83,310,554,000 Total non-current provisions 1,464,971,155,000 1,455,769,767,000 Deferred tax liabilities 12,941,126,000 12,798,184,000 Total non-current liabilities 2,814,284,776,000 2,832,736,485,000 Total liabilities 3,804,877,502,000 3,956,454,146,000 Equity [abstract] Issued capital 1,340,175,025,000 1,262,938,007,000 Share premium 0 0 Treasury shares 0 0 Retained earnings (2,903,791,071,000) (2,908,487,173,000) Other reserves (13,301,885,000) (7,313,005,000) Total equity attributable to owners of parent (1,576,917,931,000) (1,652,862,171,000) Non-controlling interests (130,816,000) (116,639,000) Total equity (1,577,048,747,000) (1,652,978,810,000) Total equity and liabilities 2,227,828,755,000 2,303,475,336,000 PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 38 of 116 [310000] Statement of comprehensive income, profit or loss, by function of expense Concept Accumulated Current Year 2024-01-01 - 2024-03-31 Accumulated Previous Year 2023-01-01 - 2023-03-31 Profit or loss [abstract] Profit (loss) [abstract] Revenue 405,898,379,000 418,438,983,000 Cost of sales 329,831,216,000 344,119,752,000 Gross profit 76,067,163,000 74,319,231,000 Distribution costs 2,495,682,000 4,578,058,000 Administrative expenses 40,724,709,000 40,235,136,000 Other income 4,249,623,000 6,196,654,000 Other expense 698,882,000 726,593,000 Profit (loss) from operating activities 36,397,513,000 34,976,098,000 Finance income 34,208,525,000 392,476,704,000 Finance costs 34,085,757,000 299,021,820,000 Share of profit (loss) of associates and joint ventures accounted for using equity method 30,897,000 109,956,000 Profit (loss) before tax 36,551,178,000 128,540,938,000 Tax income (expense) 31,868,972,000 71,805,163,000 Profit (loss) from continuing operations 4,682,206,000 56,735,775,000 Profit (loss) from discontinued operations 0 0 Profit (loss) 4,682,206,000 56,735,775,000 Profit (loss), attributable to [abstract] Profit (loss), attributable to owners of parent 4,696,102,000 56,751,867,000 Profit (loss), attributable to non-controlling interests (13,896,000) (16,092,000) Earnings per share [text block] Earnings per share [abstract] Earnings per share [line items] Basic earnings per share [abstract] Basic earnings (loss) per share from continuing operations 0 0 Basic earnings (loss) per share from discontinued operations 0 0 Total basic earnings (loss) per share 0 0 Diluted earnings per share [abstract] Diluted earnings (loss) per share from continuing operations 0 0 Diluted earnings (loss) per share from discontinued operations 0 0 Total diluted earnings (loss) per share 0 0 PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 39 of 116 [410000] Statement of comprehensive income, OCI components presented net of tax Concept Accumulated Current Year 2024-01-01 - 2024-03-31 Accumulated Previous Year 2023-01-01 - 2023-03-31 Statement of comprehensive income [abstract] Profit (loss) 4,682,206,000 56,735,775,000 Other comprehensive income [abstract] Components of other comprehensive income that will not be reclassified to profit or loss, net of tax [abstract] Other comprehensive income, net of tax, gains (losses) from investments in equity instruments 0 0 Other comprehensive income, net of tax, gains (losses) on revaluation 0 0 Other comprehensive income, net of tax, gains (losses) on remeasurements of defined benefit plans 38,000 0 Other comprehensive income, net of tax, change in fair value of financial liability attributable to change in credit risk of liability 0 0 Other comprehensive income, net of tax, gains (losses) on hedging instruments that hedge investments in equity instruments 0 0 Share of other comprehensive income of associates and joint ventures accounted for using equity method that will not be reclassified to profit or loss, net of tax 0 0 Total other comprehensive income that will not be reclassified to profit or loss, net of tax 38,000 0 Components of other comprehensive income that will be reclassified to profit or loss, net of tax [abstract] Exchange differences on translation [abstract] Gains (losses) on exchange differences on translation, net of tax (5,989,199,000) (28,255,850,000) Reclassification adjustments on exchange differences on translation, net of tax 0 0 Other comprehensive income, net of tax, exchange differences on translation (5,989,199,000) (28,255,850,000) Available-for-sale financial assets [abstract] Gains (losses) on remeasuring available-for-sale financial assets, net of tax 0 0 Reclassification adjustments on available-for-sale financial assets, net of tax 0 0 Other comprehensive income, net of tax, available-for-sale financial assets 0 0 Cash flow hedges [abstract] Gains (losses) on cash flow hedges, net of tax 0 0 Reclassification adjustments on cash flow hedges, net of tax 0 0 Amounts removed from equity and included in carrying amount of non-financial asset (liability) whose acquisition or incurrence was hedged highly probable forecast transaction, net of tax 0 0 Other comprehensive income, net of tax, cash flow hedges 0 0 Hedges of net investment in foreign operations [abstract] Gains (losses) on hedges of net investments in foreign operations, net of tax 0 0 Reclassification adjustments on hedges of net investments in foreign operations, net of tax 0 0 Other comprehensive income, net of tax, hedges of net investments in foreign operations 0 0 Change in value of time value of options [abstract] Gains (losses) on change in value of time value of options, net of tax 0 0 Reclassification adjustments on change in value of time value of options, net of tax 0 0 Other comprehensive income, net of tax, change in value of time value of options 0 0 Change in value of forward elements of forward contracts [abstract] Gains (losses) on change in value of forward elements of forward contracts, net of tax 0 0 Reclassification adjustments on change in value of forward elements of forward contracts, net of tax 0 0 Other comprehensive income, net of tax, change in value of forward elements of forward contracts 0 0 Change in value of foreign currency basis spreads [abstract] Gains (losses) on change in value of foreign currency basis spreads, net of tax 0 0 Reclassification adjustments on change in value of foreign currency basis spreads, net of tax 0 0 Other comprehensive income, net of tax, change in value of foreign currency basis spreads 0 0 Financial assets measured at fair value through other comprehensive income [abstract] Gains (losses) on financial assets measured at fair value through other comprehensive income, net of tax 0 0 Reclassification adjustments on financial assets measured at fair value through other comprehensive income, net of tax 0 0 Amounts removed from equity and adjusted against fair value of financial assets on reclassification out of fair value through other comprehensive income measurement category, net of tax 0 0 PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 40 of 116 Concept Accumulated Current Year 2024-01-01 - 2024-03-31 Accumulated Previous Year 2023-01-01 - 2023-03-31 Other comprehensive income, net of tax, financial assets measured at fair value through other comprehensive income 0 0 Share of other comprehensive income of associates and joint ventures accounted for using equity method that will be reclassified to profit or loss, net of tax 0 0 Total other comprehensive income that will be reclassified to profit or loss, net of tax (5,989,199,000) (28,255,850,000) Total other comprehensive income (5,989,161,000) (28,255,850,000) Total comprehensive income (1,306,955,000) 28,479,925,000 Comprehensive income attributable to [abstract] Comprehensive income, attributable to owners of parent (1,292,778,000) 28,499,133,000 Comprehensive income, attributable to non-controlling interests (14,177,000) (19,208,000)

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

[520000] Statement of cash flows, indirect method

Concept	Accumulated Current Year 2024-01-01 - 2024-03-31	Accumulated Previous Year 2023-01-01 - 2023-03-31
Statement of cash flows [abstract]		
Cash flows from (used in) operating activities [abstract]		
Profit (loss)	4,682,206,000	56,735,775,000
Adjustments to reconcile profit (loss) [abstract]		
+ Discontinued operations	0	0
+ Adjustments for income tax expense	(70,125,536,000)	20,694,424,000
+ (-) Adjustments for finance costs	0	0
+ Adjustments for depreciation and amortisation expense	34,367,575,000	29,433,390,000
+ Adjustments for impairment loss (reversal of impairment loss) recognised in profit or loss	7,645,843,000	40,137,388,000
+ Adjustments for provisions	9,866,990,000	13,655,117,000
+ (-) Adjustments for unrealised foreign exchange losses (gains)	(23,269,095,000)	(118,386,868,000)
+ Adjustments for share-based payments	0	0
+ (-) Adjustments for fair value losses (gains)	0	0
- Adjustments for undistributed profits of associates	0	0
+ (-) Adjustments for losses (gains) on disposal of non-current assets	0	0
+ Participation in associates and joint ventures	(30,897,000)	(109,956,000)
+ (-) Adjustments for decrease (increase) in inventories	(4,716,132,000)	(23,810,489,000)
+ (-) Adjustments for decrease (increase) in trade accounts receivable	80,145,039,000	31,134,871,000
+ (-) Adjustments for decrease (increase) in other operating receivables	17,323,220,000	(6,464,390,000)
+ (-) Adjustments for increase (decrease) in trade accounts payable	5,851,469,000	(5,621,741,000)
+ (-) Adjustments for increase (decrease) in other operating payables	(1,275,257,000)	(662,139,000)
+ Other adjustments for non-cash items	0	0
+ Other adjustments for which cash effects are investing or financing cash flow	0	0
+ Straight-line rent adjustment	0	0
+ Amortization of lease fees	0	0
+ Setting property values	0	0
+ (-) Other adjustments to reconcile profit (loss)	8,537,623,000	9,909,121,000
+ (-) Total adjustments to reconcile profit (loss)	64,320,842,000	(10,091,272,000)
Net cash flows from (used in) operations	69,003,048,000	46,644,503,000
- Dividends paid	0	0
+ Dividends received	0	0
- Interest paid	(34,085,757,000)	(38,175,362,000)
+ Interest received	(6,539,289,000)	(6,015,152,000)
+ (-) Income taxes refund (paid)	0	0
+ (-) Other inflows (outflows) of cash	0	0
Net cash flows from (used in) operating activities	96,549,516,000	78,804,713,000
Cash flows from (used in) investing activities [abstract]		
+ Cash flows from losing control of subsidiaries or other businesses	0	0
- Cash flows used in obtaining control of subsidiaries or other businesses	0	0
+ Other cash receipts from sales of equity or debt instruments of other entities	0	0
- Other cash payments to acquire equity or debt instruments of other entities	0	0
+ Other cash receipts from sales of interests in joint ventures	0	0
- Other cash payments to acquire interests in joint ventures	0	0
+ Proceeds from sales of property, plant and equipment	0	0
- Purchase of property, plant and equipment	46,818,054,000	44,928,022,000
+ Proceeds from sales of intangible assets	0	0
- Purchase of intangible assets	9,238,437,000	8,248,461,000
+ Proceeds from sales of other long-term assets	0	0
- Purchase of other long-term assets	0	0

41 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

Concept	Accumulated Current Year 2024-01-01 - 2024-03-31	Accumulated Previous Year 2023-01-01 - 2023-03-31
+ Proceeds from government grants	0	0
- Cash advances and loans made to other parties	0	0
+ Cash receipts from repayment of advances and loans made to other parties	0	0
- Cash payments for futures contracts, forward contracts, option contracts and swap contracts	0	0
+ Cash receipts from futures contracts, forward contracts, option contracts and swap contracts	0	0
+ Dividends received	0	0
- Interest paid	0	0
+ Interest received	779,484,000	1,367,988,000
+ (-) Income taxes refund (paid)	0	0
+ (-) Other inflows (outflows) of cash	(2,248,024,000)	3,333,376,000
Net cash flows from (used in) investing activities	(57,525,031,000)	(48,475,119,000)
Cash flows from (used in) financing activities [abstract]		
+ Proceeds from changes in ownership interests in subsidiaries that do not result in loss of control	0	0
- Payments from changes in ownership interests in subsidiaries that do not result in loss of control	0	0
+ Proceeds from issuing shares	0	0
+ Proceeds from issuing other equity instruments	0	0
- Payments to acquire or redeem entity's shares	0	0
- Payments of other equity instruments	0	0
+ Proceeds from borrowings	265,844,278,000	257,303,473,000
- Repayments of borrowings	330,124,127,000	276,133,915,000
- Payments of finance lease liabilities	0	0
- Payments of lease liabilities	2,321,071,000	2,102,012,000
+ Proceeds from government grants	77,237,018,000	17,700,000,000
- Dividends paid	0	0
- Interest paid	50,977,215,000	55,487,717,000
+ (-) Income taxes refund (paid)	0	0
+ (-) Other inflows (outflows) of cash	5,507,896,000	31,033,975,000
Net cash flows from (used in) financing activities	(34,833,221,000)	(27,686,196,000)
Net increase (decrease) in cash and cash equivalents before effect of exchange rate changes	4,191,264,000	2,643,398,000
Effect of exchange rate changes on cash and cash equivalents [abstract]		
Effect of exchange rate changes on cash and cash equivalents	(912,387,000)	(7,974,229,000)
Net increase (decrease) in cash and cash equivalents	3,278,877,000	(5,330,831,000)
Cash and cash equivalents at beginning of period	68,747,375,000	64,414,511,000
Cash and cash equivalents at end of period	72,026,252,000	59,083,680,000

42 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

[610000] Statement of changes in equity - Accumulated Current

	Components of equity [axis]								
Sheet 1 of 3	Issued capital [member]	Share premium [member]	Treasury shares [member]	Retained earnings [member]	Revaluation surplus [member]	Reserve of exchange differences on translation [member]	Reserve of cash flow hedges [member]	Reserve of gains and losses on hedging instruments that hedge investments in equity instruments [member]	Reserve of change in value of time value of options [member]
Statement of changes in equity [line items]									
Equity at beginning of period	1,262,938,007,000	0	0	(2,908,487,173,000)	0	(28,679,410,000)	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	4,696,102,000	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	(5,988,918,000)	0	0	0
Total comprehensive income	0	0	0	4,696,102,000	0	(5,988,918,000)	0	0	0
Issue of equity	77,237,018,000	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	77,237,018,000	0	0	4,696,102,000	0	(5,988,918,000)	0	0	0
Equity at end of period	1,340,175,025,000	0	0	(2,903,791,071,000)	0	(34,668,328,000)	0	0	0

43 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

	Components of equity [axis]								
Sheet 2 of 3	Reserve of change in value of forward elements of forward contracts [member]	Reserve of change in value of foreign currency basis spreads [member]	Reserve of gains and losses on financial assets measured at fair value through other comprehensive income [member]	Reserve of gains and losses on remeasuring available-for-sale financial assets [member]	Reserve of share-based payments [member]	Reserve of remeasurements of defined benefit plans [member]	Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale [member]	Reserve of gains and losses from investments in equity instruments [member]	Reserve of change in fair value of financial liability attributable to change in credit risk of liability [member]
Statement of changes in equity [line items]									
Equity at beginning of period	0	0	0	0	0	21,366,405,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	0	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	38,000	0	0	0
Total comprehensive income	0	0	0	0	0	38,000	0	0	0
Issue of equity	0	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	0	38,000	0	0	0
Equity at end of period	0	0	0	0	0	21,366,443,000	0	0	0

44 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

Sheet 3 of 3	Components of equity [axis]								
	Reserve for catastrophe [member]	Reserve for equalisation [member]	Reserve of discretionary participation features [member]	Other comprehensive income [member]	Other reserves [member]	Equity attributable to owners of parent [member]	Non-controlling interests [member]	Equity [member]
Statement of changes in equity [line items]								
Equity at beginning of period	0	0	0	0	(7,313,005,000)	(1,652,862,171,000)	(116,639,000)	(1,652,978,810,000)
Changes in equity [abstract]								
Comprehensive income [abstract]								
Profit (loss)	0	0	0	0	0	4,696,102,000	(13,896,000)	4,682,206,000
Other comprehensive income	0	0	0	0	(5,988,880,000)	(5,988,880,000)	(281,000)	(5,989,161,000)
Total comprehensive income	0	0	0	0	(5,988,880,000)	(1,292,778,000)	(14,177,000)	(1,306,955,000)
Issue of equity	0	0	0	0	0	77,237,018,000	0	77,237,018,000
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	(5,988,880,000)	75,944,240,000	(14,177,000)	75,930,063,000
Equity at end of period	0	0	0	0	(13,301,885,000)	(1,576,917,931,000)	(130,816,000)	(1,577,048,747,000)

45 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

[610000] Statement of changes in equity - Accumulated Previous

Sheet 1 of 3	Components of equity [axis]								
	Issued capital [member]	Share premium [member]	Treasury shares [member]	Retained earnings [member]	Revaluation surplus [member]	Reserve of exchange differences on translation [member]	Reserve of cash flow hedges [member]	Reserve of gains and losses on hedging instruments that hedge investments in equity instruments [member]	Reserve of change in value of time value of options [member]
Statement of changes in equity [line items]									
Equity at beginning of period	1,096,322,884,000	0	0	(2,916,593,887,000)	0	25,437,211,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	56,751,867,000	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	(28,252,734,000)	0	0	0
Total comprehensive income	0	0	0	56,751,867,000	0	(28,252,734,000)	0	0	0
Issue of equity	17,700,000,000	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	17,700,000,000	0	0	56,751,867,000	0	(28,252,734,000)	0	0	0
Equity at end of period	1,114,022,884,000	0	0	(2,859,842,020,000)	0	(2,815,523,000)	0	0	0

46 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

Sheet 2 of 3	Components of equity [axis]								
	Reserve of change in value of forward elements of forward contracts [member]	Reserve of change in value of foreign currency basis spreads [member]	Reserve of gains and losses on financial assets measured at fair value through other comprehensive income [member]	Reserve of gains and losses on remeasuring available-for-sale financial assets [member]	Reserve of share-based payments [member]	Reserve of remeasurements of defined benefit plans [member]	Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale [member]	Reserve of gains and losses from investments in equity instruments [member]	Reserve of change in fair value of financial liability attributable to change in credit risk of liability [member]
Statement of changes in equity [line items]									
Equity at beginning of period	0	0	0	0	0	26,300,177,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0		0	0	0	0	0	0
Other comprehensive income	0	0		0	0	0	0	0	0
Total comprehensive income	0	0	0	0	0	0	0	0	0
Issue of equity	0	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0		0	0	0	0	0	0
Equity at end of period	0	0	0	0	0	26,300,177,000	0	0	0

47 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

Sheet 3 of 3	Components of equity [axis]								
	Reserve for catastrophe [member]	Reserve for equalisation [member]	Reserve of discretionary participation features [member]	Other comprehensive income [member]	Other reserves [member]	Equity attributable to owners of parent [member]	Non-controlling interests [member]	Equity [member]
Statement of changes in equity [line items]								
Equity at beginning of period	0	0	0	0	51,737,388,000	(1,768,533,615,000)	(288,610,000)	(1,768,822,225,000)
Changes in equity [abstract]								
Comprehensive income [abstract]								
Profit (loss)	0	0	0	0	0	56,751,867,000	(16,092,000)	56,735,775,000
Other comprehensive income	0	0	0	0	(28,252,734,000)	(28,252,734,000)	(3,116,000)	(28,255,850,000)
Total comprehensive income	0	0	0	0	(28,252,734,000)	28,499,133,000	(19,208,000)	28,479,925,000
Issue of equity	0	0	0	0	0	17,700,000,000	0	17,700,000,000
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	(28,252,734,000)	46,199,133,000	(19,208,000)	46,179,925,000
Equity at end of period	0	0	0	0	23,484,654,000	(1,722,334,482,000)	(307,818,000)	(1,722,642,300,000)

48 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

[700000] Informative data about the Statement of financial position

Concept	Close Current Quarter 2024-03-31	Close Previous Exercise 2023-12-31
Informative data of the Statement of Financial Position [abstract]		
Capital stock (nominal)	1,340,175,025,000	1,262,938,007,000
Restatement of capital stock	0	0
Plan assets for pensions and seniority premiums	461,118,000	145,286,000
Number of executives	0	0
Number of employees	130,859	128,616
Number of workers	0	0
Outstanding shares	0	0
Repurchased shares	0	0
Restricted cash	0	0
Guaranteed debt of associated companies	0	0

49 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

[700002] Informative data about the Income statement

Concept	Accumulated Current Year 2024-01-01 - 2024-03-31	Accumulated Previous Year 2023-01-01 - 2023-03-31
Informative data of the Income Statement [abstract]		
Operating depreciation and amortization	32,880,697,000	28,055,558,000

50 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

[700003] Informative data - Income statement for 12 months

Concept	Current Year 2023-04-01 - 2024-03-31	Previous Year 2022-04-01 - 2023-03-31
Informative data - Income Statement for 12 months [abstract]		
Revenue	1,707,397,014,000	2,295,032,758,000
Profit (loss) from operating activities	124,372,781,000	295,983,953,000
Profit (loss)	(43,901,905,000)	34,240,544,000
Profit (loss), attributable to owners of parent	(43,949,051,000)	34,488,258,000
Operating depreciation and amortization	142,380,415,000	134,683,880,000

51 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

[800001] Breakdown of credits

Institution [axis]	Foreign institution (yes/no)	Contract signing date	Expiration date	Interest rate	Denomination [axis]											
					Domestic currency [member]						Foreign currency [member]					
					Time interval [axis]						Time interval [axis]					
					Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]	Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]
Banks [abstract]																
Foreign trade																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Banks - secured																
BNP PARIBAS (1) (8) 1	SI	2018-11-30	2028-11-14	SOFR 6M 4.61% + 2.03	0	0	0	0	0	0	416,950,000	0	416,950,000	416,950,000	416,950,000	416,950,000
CITIBANK NA (1) (8) 2	SI	2015-09-30	2025-12-15	SOFR 6M 5.33% + 1.33	0	0	0	0	0	0	833,900,000	0	833,900,000	0	0	0
CREDIT AGRICOLE CI (1) (8) 3	SI	2015-09-30	2025-12-15	SOFR 6M 5.33% + 1.33	0	0	0	0	0	0	792,205,000	0	792,205,000	0	0	0
HSBC BANK USA NATI (1) (8) 4	SI	2018-12-04	2025-10-02	SOFR 6M 5.19% + 1.83	0	0	0	0	0	0	215,743,000	215,743,000	0	0	0	0
SUMITOMO MITSUI BA (1) (8) 5	SI	2019-07-17	2028-01-29	SOFR 6M 5.60% + 1.27	0	0	0	0	0	0	215,668,000	215,668,000	431,337,000	431,337,000	431,337,000	0
SUMITOMO MITSUI BA (1) (8) 6	SI	2021-04-02	2031-01-22	SOFR 6M 5.16% + 1.81	0	0	0	0	0	0	115,887,000	115,887,000	231,775,000	231,775,000	231,775,000	689,280,000
SUMITOMO MITSUI BA (1) (8) 7	SI	2021-11-08	2031-01-22	SOFR 6M 5.16% + 1.81	0	0	0	0	0	0	5,206,000	5,206,000	10,411,000	10,411,000	10,411,000	31,234,000
SUMITOMO MITSUI BA (1) (8) 8	SI	2021-09-21	2031-01-22	SOFR 6M 5.16% + 1.81	0	0	0	0	0	0	2,236,000	2,236,000	4,472,000	4,472,000	4,472,000	13,417,000
SUMITOMO MITSUI BA (1) (8) 9	SI	2021-11-16	2031-01-22	SOFR 6M 5.16% + 1.81	0	0	0	0	0	0	2,782,000	2,782,000	5,564,000	5,564,000	5,564,000	16,693,000
SUMITOMO MITSUI BA (1) (8) 10	SI	2022-01-03	2031-01-22	SOFR 6M 5.16% + 1.81	0	0	0	0	0	0	5,586,000	5,586,000	11,171,000	11,171,000	11,171,000	33,513,000
SUMITOMO MITSUI BA (1) (8) 11	SI	2022-12-05	2031-01-22	SOFR 6M 5.16% + 1.81	0	0	0	0	0	0	2,301,000	2,301,000	4,603,000	4,603,000	4,603,000	13,808,000
SUMITOMO MITSUI BA (1) (8) 12	SI	2022-07-18	2031-01-22	SOFR 6M 5.16% + 1.81	0	0	0	0	0	0	3,549,000	3,549,000	7,098,000	7,098,000	7,098,000	21,294,000
SUMITOMO MITSUI BA (1) (8) 13	SI	2022-11-08	2031-01-22	SOFR 6M 5.16% + 1.81	0	0	0	0	0	0	2,345,000	2,345,000	4,689,000	4,689,000	4,689,000	14,067,000
SUMITOMO MITSUI BA (1) (8) 14	SI	2022-09-15	2031-01-22	SOFR 6M 5.16% + 1.81	0	0	0	0	0	0	3,585,000	3,585,000	7,170,000	7,170,000	7,170,000	21,511,000
SUMITOMO MITSUI BA (1) (8) 15	SI	2023-01-20	2031-01-22	SOFR 6M 5.16% + 1.81	0	0	0	0	0	0	1,212,000	1,212,000	2,424,000	2,424,000	2,424,000	7,271,000
INT DEV NO PAG 16	SI	2024-03-31	2024-03-31		0	0	0	0	0	0	164,515,000	0	0	0	0	0
TOTAL					0	0	0	0	0	0	2,783,670,000	576,100,000	2,763,769,000	1,137,664,000	1,137,664,000	1,279,038,000
Commercial banks																
BANCO MERCANTIL DE (6) (11) 17	NO	2014-12-23	2025-03-19	TIIE a 91 dias 11.40% + 0.85	731,707,000	243,902,000	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 18	NO	2024-01-18	2024-04-17	TIIE a 91 dias 11.63% + 4.00	2,000,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 19	NO	2024-01-29	2024-04-29	TIIE a 91 dias 11.67% + 4.00	1,500,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 20	NO	2024-02-15	2024-04-15	TIIE a 91 dias 11.64% + 4.00	1,000,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 21	NO	2024-02-15	2024-05-15	TIIE a 91 dias 11.64% + 4.00	1,000,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 22	NO	2024-08-03	2024-07-05	TIIE a 91 dias 11.63% + 4.00	1,000,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE (6) (11) 23	NO	2024-08-03	2024-06-06	TIIE a 91 dias 11.63% + 4.00	1,000,000,000	0	0	0	0	0	0	0	0	0	0	0
BBVA BANCOMER SA (6) (11) 24	NO	2014-12-19	2025-02-01	TIIE a 91 dias 11.67% + 0.95	365,854,000	121,952,000	0	0	0	0	0	0	0	0	0	0
BBVA BANCOMER SA (6) (11) 25	NO	2015-10-07	2025-07-07	TIIE a 91 dias 11.65% + 0.95	1,350,000,000	450,000,000	900,000,000	0	0	0	0	0	0	0	0	0
BBVA BANCOMER SA (6) (11) 26	NO	2019-05-27	2025-02-01	TIIE a 91 dias 11.67% + 1.25	0	5,000,000,000	0	0	0	0	0	0	0	0	0	0
DEUTSCHE BANK AG (1) (8) 27	SI	2021-07-14	2024-08-07	SOFR 3M 5.58%+3.2	0	0	0	0	0	0	1,353,600,000	0	0	0	0	0
DEUTSCHE BANK AG (1) (8) 28	SI	2023-02-03	2025-02-28	SOFR 3M 5.33%+4.5	0	0	0	0	0	0	1,876,275,000	615,567,000	0	0	0	0
HSBC MEXICO SA INS (6) (11) 29	NO	2014-07-29	2024-07-25	TIIE a 91 dias 11.67% + 1.90	1,300,000,000	0	0	0	0	0	0	0	0	0	0	0

52 of 116

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 53 of 116 Institution [axis] Foreign institution (yes/no) Contract signing date Expiration date Interest rate Denomination [axis] Domestic currency [member] Foreign currency [member] Time interval [axis] Time interval [axis] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] HSBC MEXICO SA INS (6) (11) 30 NO 2014-09-09 2024-07-25 TIIE a 91 días 11.67% + 1.90 200,000,000 0 0 0 0 0 0 0 0 0 0 0 THE BANK OF NOVA S (1) (8) 31 SI 2021-07-21 2024-07-19 SOFR 3M 5.32% + 4.51 0 0 0 0 0 0 12,508,500,000 0 0 0 0 0 MUFG Bank México S (6) (11) 32 NO 2023-04-12 2024-05-31 TIIE a 28 días 11.25%+3.10 2,256,000,000 0 0 0 0 0 0 0 0 0 0 0 SCOTIA INVERLAT CA (1) 33 SI 2023-10-25 2025-04-23 SOFR 1M 5.32% + 4.54 0 0 0 0 0 0 0 0 1,637,248,000 0 0 0 SCOTIA INVERLAT CA (1) 34 SI 2023-09-11 2025-04-23 SOFR 1M 5.32% + 4.54 0 0 0 0 0 0 0 0 967,324,000 0 0 0 BBVA BANCOMER SA (6) (11) 35 NO 2023-09-14 2024-04-29 TIIE a 28 días 11.25%+4.25 3,500,000,000 0 0 0 0 0 0 0 0 0 0 0 BBVA BANCOMER SA (6) (11) 36 NO 2024-02-15 2024-08-04 TIIE a 28 días 11.25%+4.25 7,000,000,000 0 0 0 0 0 0 0 0 0 0 0 BBVA BANCOMER SA (6) (11) 37 NO 2024-03-14 2024-08-04 TIIE a 28 días 11.25%+4.25 10,000,000,000 0 0 0 0 0 0 0 0 0 0 0 MIZUHO BANK LTD (1) (8) 38 SI 2021-01-20 2024-10-06 SOFR 1W 7.13% + 3.04 0 0 0 0 0 0 24,183,100,000 0 0 0 0 0 MIZUHO BANK LTD (1) (8) 39 SI 2021-12-15 2024-06-28 SOFR 1W 7.13% + 3.04 0 0 0 0 0 0 15,844,100,000 0 0 0 0 0 MIZUHO BANK LTD (1) (8) 40 SI 2022-09-19 2024-06-28 SOFR 1W 7.13% + 3.04 0 0 0 0 0 0 40,305,000 0 0 0 0 0 MIZUHO BANK LTD (1) (8) 41 SI 2022-09-20 2024-10-06 SOFR 1W 7.13% + 3.04 0 0 0 0 0 0 2,501,700,000 0 0 0 0 0 MIZUHO BANK LTD (1) (8) 42 SI 2022-11-10 2024-10-06 SOFR 1W 7.13% + 3.04 0 0 0 0 0 0 7,505,100,000 0 0 0 0 0 MIZUHO BANK LTD (1) (8) 43 SI 2022-11-14 2024-06-28 SOFR 1W 7.13% + 3.04 0 0 0 0 0 0 1,867,936,000 0 0 0 0 0 MIZUHO BANK LTD (1) (8) 44 SI 2022-11-18 2024-10-06 SOFR 1W 7.13% + 3.04 0 0 0 0 0 0 7,505,100,000 0 0 0 0 0 MIZUHO BANK LTD (1) (8) 45 SI 2023-02-16 2024-10-06 SOFR 1W 7.13% + 3.04 0 0 0 0 0 0 4,169,500,000 0 0 0 0 0 MIZUHO BANK LTD (1) (8) 46 SI 2023-02-17 2024-10-06 SOFR 1W 7.13% + 3.04 0 0 0 0 0 0 2,635,124,000 0 0 0 0 0 MIZUHO BANK LTD (1) (8) 47 SI 2023-02-27 2024-10-06 SOFR 1W 7.13% + 3.04 0 0 0 0 0 0 4,169,500,000 0 0 0 0 0 MIZUHO BANK LTD (1) (8) 48 SI 2022-01-18 2024-10-06 SOFR 1W 7.13% + 3.04 0 0 0 0 0 0 5,837,300,000 0 0 0 0 0 MIZUHO BANK LTD (1) (8) 49 SI 2019-12-13 2024-06-28 SOFR 1M 5.32% + 3.10 0 0 0 0 0 0 11,987,313,000 0 0 0 0 0 MIZUHO BANK LTD (1) (8) 50 SI 2019-12-13 2026-11-30 SOFR 1W 5.32% + 4.85 0 0 0 0 0 0 0 0 0 25,017,000,000 0 0 MIZUHO BANK LTD (1) (8) 51 SI 2023-12-13 2024-06-28 SOFR 1M 5.32% + 3.10 0 0 0 0 0 0 833,900,000 0 0 0 0 0 BANCO INBURSA SA I (6) (11) 52 NO 2023-08-18 2024-08-16 TIIE a 28 días 11.48%+3.65 5,000,000,000 0 0 0 0 0 0 0 0 0 0 0 BANCO INBURSA SA I (6) (11) 53 NO 2023-09-13 2024-09-13 TIIE a 28 días 11.47%+3.65 4,000,000,000 0 0 0 0 0 0 0 0 0 0 0 BANCO INBURSA SA I (6) (11) 54 NO 2024-02-23 2024-08-21 TIIE a 28 días 11.25%+3.50 3,000,000,000 0 0 0 0 0 0 0 0 0 0 0 BANCO INBURSA SA I (6) (11) 55 NO 2024-02-28 2024-08-26 TIIE a 28 días 11.25%+3.50 4,000,000,000 0 0 0 0 0 0 0 0 0 0 0 BANCO INBURSA SA I (6) (11) 56 NO 2024-06-03 2024-05-04 TIIE a 28 días 11.49%+3.50 1,000,000,000 0 0 0 0 0 0 0 0 0 0 0 BANCO SANTANDER SA (6) (11) 57 NO 2024-01-17 2024-04-16 TIIE a 28 días 11.48%+1.60 6,000,000,000 0 0 0 0 0 0 0 0 0 0 0 BANCO SANTANDER SA (6) (11) 58 NO 2024-03-25 2024-06-21 TIIE a 28 días 11.48%+1.60 3,000,000,000 0 0 0 0 0 0 0 0 0 0 0 BANCO SANTANDER SA (6) (11) 59 NO 2024-03-27 2024-06-25 TIIE a 28 días 11.25%+1.60 1,500,000,000 0 0 0 0 0 0 0 0 0 0 0 BANCO MULTIVA SA (6) (11) 60 NO 2023-10-30 2024-04-26 TIIE a 28 días 11.25%+2.30 3,000,000,000 0 0 0 0 0 0 0 0 0 0 0 BANCO MULTIVA SA (6) (11) 61 NO 2023-12-21 2024-06-17 TIIE a 28 días 11.25%+2.30 1,700,000,000 0 0 0 0 0 0 0 0 0 0 0 BANCO MULTIVA SA (6) (11) 62 NO 2024-04-03 2024-08-30 TIIE a 28 días 11.25%+2.60 1,000,000,000 0 0 0 0 0 0 0 0 0 0 0 BANCO NAC DE OBRAS (6) (11) 63 NO 2023-05-24 2024-05-24 TIIE a 28 días 11.49%+2.00 19,000,000,000 0 0 0 0 0 0 0 0 0 0 0 BANCO INBURSA SA I (1) (7) 64 NO 2023-03-13 2033-03-13 10.3750 FIJA 0 0 0 0 0 0 0 0 0 0 0 3,335,600,000 BANCO INBURSA SA I (1) (7) 65 NO 2023-03-16 2033-03-16 10.3750 FIJA 0 0 0 0 0 0 0 0 0 0 0 8,964,425,000 PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 54 of 116 Institution [axis] Foreign institution (yes/no) Contract signing date Expiration date Interest rate Denomination [axis] Domestic currency [member] Foreign currency [member] Time interval [axis] Time interval [axis] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] BANCO MERCANTIL DE (1) (7) 66 NO 2017-04-19 2024-06-04 5.2500 FIJA 0 0 0 0 0 0 129,500,000 0 0 0 0 0 NACIONAL FINANCIER (1) (8) 67 NO 2017-12-17 2025-12-26 SOFR 3M + 2.5 0 0 0 0 0 0 521,354,000 173,785,000 520,020,000 0 0 0 BNP PARIBAS (1) (8) 68 SI 2024-01-03 2024-01-04 6.8800 FIJA 0 0 0 0 0 0 836,532,000 0 0 0 0 0 GLAS USA LLC (BN) 69 SI 2024-03-19 2024-04-22 SOFR+3.95 0 0 0 0 0 0 11,017,698,000 0 0 0 0 0 GLAS USA LLC (23/26) 70 SI 2024-06-03 2024-12-04 SOFR+3.95 0 0 0 0 0 0 24,640,085,000 0 0 0 0 0 BANCO LATINOAMERICANO DE COMERCIO EXTERIOR 71 SI 2024-05-03 2024-05-04 SOFR+3.95 0 0 0 0 0 0 2,501,700,000 0 0 0 0 0 BANCO NAL DE COM EX (1) (8) 72 NO 2023-07-24 2024-07-24 TIIE91 + 1.4 58,666,000 0 0 0 0 0 0 0 0 0 0 0 BANCO NAL DE COM EX (1) (8) 73 NO 2022-06-07 2025-12-31 TIIE28 + 1.9 39,418,000 13,139,000 893,370,000 0 0 0 0 0 0 0 0 0 BANCO NAC DE OBRAS (6) (11) 74 NO 2022-06-07 2025-12-31 TIIE28 + 1.9 1,249,075,000 637,742,000 27,909,260,000 0 0 0 0 0 0 0 0 0 ESTADO LIBRE Y SOB (6) (11) 75 NO 2016-06-17 2027-01-17 TIIE28 4.1046 + 0.9 118,520,000 40,643,000 168,476,000 147,903,000 0 0 0 0 0 0 0 0 NACIONAL FINANCIER (1) (8) 76 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 141,001,000 54,739,000 223,516,000 242,089,000 262,453,000 861,103,000 BANCO NAL DE COM EX (1) (8) 77 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 117,270,000 45,526,000 185,898,000 201,344,000 218,281,000 716,177,000 BANCO AZTECA (1) (8) 78 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 110,513,000 42,903,000 175,186,000 189,743,000 205,703,000 674,910,000 NACIONAL FINANCIER (1) (8) 79 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 90,591,000 35,169,000 143,606,000 155,538,000 168,622,000 554,229,000 BANCO NAL DE COM EX (1) (8) 80 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 90,591,000 35,169,000 143,606,000 155,538,000 168,622,000 554,229,000 BANCO INBURSA SA I (6) (7) 81 NO 2022-03-31 2029-03-29 TIIE28 + 4.5 800,060,000 293,856,000 1,243,901,000 1,425,638,000 1,634,081,000 2,500,483,000 0 0 0 0 0 0 BANCO MULTIVA S.A. (6) (11) 82 NO 2016-04-29 2029-08-20 TIIE28 5.1150 + 2.95 18,097,000 2,648,000 26,687,000 31,499,000 36,792,000 57,655,000 0 0 0 0 0 0 INT DEV NO PAG 83 NO 2024-03-31 2024-03-31 1,694,936,000 0 0 0 0 0 1,237,586,000 0 0 0 0 0 TOTAL 90,382,333,000 6,803,882,000 31,141,694,000 1,605,040,000 1,670,873,000 2,558,138,000 146,252,774,000 1,002,858,000 3,996,404,000 25,961,252,000 1,023,681,000 15,660,673,000 Other banks MARVERDE INFRAESTRU (1) (7) 84 SI 2016-06-17 2031-06-17 8.3800 FIJA 0 0 0 0 0 0 944,001,000 328,044,000 1,382,901,000 1,503,417,000 1,634,437,000 6,527,395,000 FIRST RESERVE (1) (7) 85 NO 2016-07-07 2036-08-07 8.8900 FIJA 0 0 0 0 0 0 373,829,000 124,610,000 498,438,000 498,438,000 498,438,000 4,153,651,000 INT DEV NO PAG 86 SI 2024-03-31 2024-03-31 0 0 0 0 0 0 0 0 0 0 0 0 TOTAL 0 0 0 0 0 0 1,317,830,000 452,654,000 1,881,339,000 2,001,855,000 2,132,875,000 10,681,046,000 Total banks TOTAL 90,382,333,000 6,803,882,000 31,141,694,000 1,605,040,000 1,670,873,000 2,558,138,000 150,354,274,000 2,031,612,000 8,641,512,000 29,100,771,000 4,294,220,000 27,620,757,000 Stock market [abstract] Listed on stock exchange - unsecured CI Banco, S.A. Ins (6) (11) 87 NO 2019-12-23 2024-12-16 TIIE28 11.25% + 1.00 5,098,705,000 0 0 0 0 0 0 0 0 0 0 0 BANCO INVEX SA INS (6) (7) 88 NO 2013-09-26 2024-12-09 7.1900 FIJA 57,397,028,000 0 0 0 0 0 0 0 0 0 0 0 BANCO INVEX SA INS (6) (7) 89 NO 2014-11-27 2026-12-11 7.4700 FIJA 0 0 0 31,288,203,000 0 0 0 0 0 0 0 0 BANCO INVEX SA INS (7) (7) 90 NO 2012-11-29 2028-11-05 3.0200 FIJA 0 0 0 0 0 5,854,016,000 0 0 0 0 0 0 BANCO INVEX SA INS (7) (7) 91 NO 2014-01-30 2026-01-15 3.9400 FIJA 0 0 25,442,127,000 0 0 0 0 0 0 0 0 0 BANCO INVEX SA INS (7) (7) 92 NO 2015-09-30 2035-05-09 5.2300 FIJA 0 0 0 0 0 9,230,722,000 0 0 0 0 0 0 DEUTSCHE BANK AG (1) (7) 93 SI 2005-08-06 2035-06-15 6.6250 FIJA 0 0 0 0 0 0 0 0 0 0 0 29,186,500,000 DEUTSCHE BANK AG (1) (7) 94 SI 2008-04-06 2038-06-15 6.6250 FIJA 0 0 0 0 0 0 0 0 0 0 0 8,283,963,000 DEUTSCHE BANK AG (2) (7) 95 SI 2005-02-22 2025-02-24 5.5000 FIJA 0 0 0 0 0 0 0 18,062,270,000 0 0 0 0 DEUTSCHE BANK AG (2) (7) 96 SI 2014-04-16 2026-04-16 3.7500 FIJA 0 0 0 0 0 0 0 0 0 18,046,608,000 0 0 DEUTSCHE BANK AG (2) (7) 97 SI 2015-04-21 2027-04-21 2.7500 FIJA 0 0 0 0 0 0 0 0 0 0 22,507,987,000 0 DEUTSCHE BANK AG (2) (7) 98 SI 2015-06-11 2030-06-11 4.6250 FIJA 0 0 0 0 0 0 0 0 0 0 0 1,741,876,000 DEUTSCHE BANK AG (2) (7) 99 SI 2017-02-21 2028-02-21 4.8750 FIJA 0 0 0 0 0 0 0 0 0 0 22,459,764,000 0 DEUTSCHE BANK AG (2) (7) 100 SI 2018-05-24 2025-11-24 3.6250 FIJA 0 0 0 0 0 0 0 0 11,724,953,000 0 0 0 DEUTSCHE BANK AG (2) (7) 101 SI 2018-05-24 2029-02-26 4.7500 FIJA 0 0 0 0 0 0 0 0 0 0 0 22,466,841,000 DEUTSCHE BANK AG (5) (7) 102 SI 2017-11-16 2025-11-16 3.7500 FIJA 0 0 0 0 0 0 0 0 9,455,424,000 0 0 0 DEUTSCHE BANK TRUS (1) (7) 103 SI 1997-09-18 2027-09-16 9.5000 FIJA 0 0 0 0 0 0 0 0 0 0 396,103,000 0 DEUTSCHE BANK TRUS (1) (7) 104 SI 2004-12-30 2027-09-15 9.5000 FIJA 0 0 0 0 0 0 0 0 0 0 4,036,860,000 0 DEUTSCHE BANK TRUS (1) (7) 105 SI 2010-08-30 2035-06-15 6.6250 FIJA 0 0 0 0 0 0 0 0 0 0 0 17,327,779,000 PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 55 of 116 Institution [axis] Foreign institution (yes/no) Contract signing date Expiration date Interest rate Denomination [axis] Domestic currency [member] Foreign currency [member] Time interval [axis] Time interval [axis] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] DEUTSCHE BANK TRUS (1) (7) 106 SI 2010-09-28 2060-12-28 6.6250 FIJA 0 0 0 0 0 0 0 0 0 0 0 16,662,982,000 DEUTSCHE BANK TRUS (1) (7) 107 SI 2011-02-06 2041-02-06 6.5000 FIJA 0 0 0 0 0 0 0 0 0 0 0 26,235,747,000 DEUTSCHE BANK TRUS (1) (7) 108 SI 2012-06-26 2044-06-27 5.5000 FIJA 0 0 0 0 0 0 0 0 0 0 0 10,956,908,000 DEUTSCHE BANK TRUS (1) (7) 109 SI 2014-01-23 2045-01-23 6.3750 FIJA 0 0 0 0 0 0 0 0 0 0 0 19,675,629,000 DEUTSCHE BANK TRUS (1) (7) 110 SI 2014-10-15 2025-01-15 4.2500 FIJA 0 0 0 0 0 0 0 10,600,234,000 0 0 0 0 DEUTSCHE BANK TRUS (1) (7) 111 SI 2015-01-23 2026-01-23 4.5000 FIJA 0 0 0 0 0 0 0 0 18,764,911,000 0 0 0 DEUTSCHE BANK TRUS (1) (7) 112 SI 2015-01-23 2046-01-23 5.6300 FIJA 0 0 0 0 0 0 0 0 0 0 0 10,110,030,000 DEUTSCHE BANK TRUS (1) (7) 113 SI 2016-04-02 2026-04-08 6.8750 FIJA 0 0 0 0 0 0 0 0 0 42,085,929,000 0 0 DEUTSCHE BANK TRUS (1) (7) 114 SI 2016-09-21 2047-09-21 6.7500 FIJA 0 0 0 0 0 0 0 0 0 0 0 91,608,208,000 DEUTSCHE BANK TRUS (1) (7) 115 SI 2016-12-13 2027-03-13 6.5000 FIJA 0 0 0 0 0 0 0 0 0 67,611,398,000 0 0 DEUTSCHE BANK TRUS (1) (7) 116 SI 2018-12-02 2028-12-02 5.3500 FIJA 0 0 0 0 0 0 0 0 0 0 33,133,674,000 0 DEUTSCHE BANK TRUS (1) (7) 117 SI 2018-12-02 2048-12-02 6.3500 FIJA 0 0 0 0 0 0 0 0 0 0 0 26,162,900,000 DEUTSCHE BANK TRUS (1) (7) 118 SI 2018-10-23 2029-01-23 6.5000 FIJA 0 0 0 0 0 0 0 0 0 0 0 20,080,600,000 DEUTSCHE BANK TRUS (1) (7) 119 SI 2019-09-23 2027-01-23 6.4900 FIJA 0 0 0 0 0 0 0 0 0 25,814,759,000 0 0 DEUTSCHE BANK TRUS (1) (7) 120 SI 2019-09-23 2030-01-23 6.8400 FIJA 0 0 0 0 0 0 0 0 0 0 0 39,248,310,000 DEUTSCHE BANK TRUS (1) (7) 121 SI 2019-09-23 2050-01-23 7.6900 FIJA 0 0 0 0 0 0 0 0 0 0 0 134,375,451,000 DEUTSCHE BANK TRUS (1) (7) 122 SI 2020-01-28 2031-01-28 5.9500 FIJA 0 0 0 0 0 0 0 0 0 0 0 63,296,392,000 DEUTSCHE BANK TRUS (1) (7) 123 SI 2020-01-28 2060-01-28 6.9500 FIJA 0 0 0 0 0 0 0 0 0 0 0 63,249,787,000 DEUTSCHE BANK TRUS (1) (7) 124 SI 2020-10-16 2025-10-16 6.8750 FIJA 0 0 0 0 0 0 0 0 15,230,928,000 0 0 0 DEUTSCHE BANK TRUS (1) (7) 125 SI 2021-12-16 2032-02-17 6.7000 FIJA 0 0 0 0 0 0 0 0 0 0 0 113,399,562,000 DEUTSCHE BANK TRUS (1) (7) 126 SI 2022-02-06 2029-04-06 8.7500 FIJA 0 0 0 0 0 0 0 0 0 0 0 33,100,638,000 DEUTSCHE BANK TRUS (1) (7) 127 SI 2023-07-02 2033-07-02 10.0000 FIJA 0 0 0 0 0 0 0 0 0 0 0 32,507,845,000 INT DEV NO PAG 128 NO 2024-03-31 2024-03-31 1,404,614,000 0 0 0 0 0 13,597,150,000 0 0 0 0 0 TOTAL 63,900,347,000 0 25,442,127,000 31,288,203,000 0 15,084,738,000 13,597,150,000 28,662,504,000 55,176,216,000 153,558,694,000 82,534,388,000 779,677,948,000 Listed on stock exchange - secured TOTAL 0 0 0 0 0 0 0 0 0 0 0 0 Private placements - unsecured TOTAL 0 0 0 0 0 0 0 0 0 0 0 0 Private placements - secured WELLS FARGO NA (1) (8) 129 SI 2014-10-14 2025-04-15 SOFR 3M 5.32% + 0.61 0 0 0 0 0 0 625,425,000 208,475,000 207,663,000 0 0 0 MIZUHO BANK LTD (3) (7) 130 SI 2016-07-26 2026-07-24 0.5400 FIJA 0 0 0 0 0 0 0 0 0 8,794,840,000 0 0 WELLS FARGO NA (1) (7) 131 SI 2014-10-20 2025-04-15 2.3780 FIJA 0 0 0 0 0 0 833,900,000 0 416,704,000 0 0 0 WELLS FARGO NA (1) (7) 132 SI 2015-07-31 2025-12-15 2.4600 FIJA 0 0 0 0 0 0 875,595,000 0 874,843,000 0 0 0 INT DEV NO PAG 133 SI 2024-03-31 2024-03-31 0 0 0 0 0 0 47,771,000 0 0 0 0 0 TOTAL 0 0 0 0 0 0 2,382,691,000 208,475,000 1,499,210,000 8,794,840,000 0 0 Total listed on stock exchanges and private placements TOTAL 63,900,347,000 0 25,442,127,000 31,288,203,000 0 15,084,738,000 15,979,841,000 28,870,979,000 56,675,426,000 162,353,534,000 82,534,388,000 779,677,948,000 Other current and non-current liabilities with cost [abstract] Other current and non-current liabilities with cost CITIGROUP GLOBAL M (6) (11) 134 SI 2024-02-29 2026-04-03 TIIE28 11.49% + 2.65 24,242,563,000 3,517,275,000 30,489,618,000 0 0 0 0 0 0 0 0 0 MIFEL SA DE CV. SOFOMER 135 NO 2023-12-22 2024-06-19 CETES a 182 días 11.30% +2.30 41,126,000 0 0 0 0 0 0 0 0 0 0 0 FINANCIERA BAJIO, SA DE CV. SOFOMER 136 NO 2023-12-26 2024-06-21 CETES a 182 días 11.31% +2.50 920,465,000 0 0 0 0 0 0 0 0 0 0 0 ARRENDADORA Y FACTOR BANORTE S.A. DE C.V. 137 NO 2023-12-27 2024-06-20 CETES a 182 días 11.31% +2.65 3,654,067,000 0 0 0 0 0 0 0 0 0 0 0 PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 56 of 116 Institution [axis] Foreign institution (yes/no) Contract signing date Expiration date Interest rate Denomination [axis] Domestic currency [member] Foreign currency [member] Time interval [axis] Time interval [axis] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] NACIONAL FINANCIERA, SNC 138 NO 2023-12-21 2024-06-18 CETES a 182 días 11.31% +1.60 3,287,178,000 0 0 0 0 0 0 0 0 0 0 0 NACIONAL FINANCIERA, SNC 139 NO 2023-12-27 2024-06-24 CETES a 182 días 11.31% +1.60 1,227,263,000 0 0 0 0 0 0 0 0 0 0 0 BANCO SANTANDER SA (6) (11) 140 NO 2023-12-22 2024-06-19 CETES a 182 días 11.31% +2.30 2,237,275,000 0 0 0 0 0 0 0 0 0 0 0 HSBC MEXICO, S.A. (BILATERAL) 141 NO 2023-06-12 2024-03-06 TIIE28 11.50% + 2.80 1,150,986,000 0 0 0 0 0 0 0 0 0 0 0 HSBC MEXICO, S.A. (BILATERAL) 142 NO 2023-12-20 2024-06-17 TIIE28 11.50% + 2.80 2,381,767,000 0 0 0 0 0 0 0 0 0 0 0 HSBC MEXICO, S.A. (BILATERAL) 143 NO 2023-06-12 2024-03-06 SOFR+3.15 0 0 0 0 0 0 372,636,000 0 0 0 0 0 HSBC MEXICO, S.A. (BILATERAL) 144 NO 2023-12-20 2024-06-17 SOFR+3.15 0 0 0 0 0 0 601,156,000 0 0 0 0 0 INT DEV NO PAG 145 SI 2024-03-31 2024-03-31 667,453,000 0 0 0 0 0 0 0 0 0 0 0 TOTAL 39,810,143,000 3,517,275,000 30,489,618,000 0 0 0 973,792,000 0 0 0 0 0 Total other current and non-current liabilities with cost TOTAL 39,810,143,000 3,517,275,000 30,489,618,000 0 0 0 973,792,000 0 0 0 0 0 Suppliers [abstract] Suppliers TOTAL 0 0 0 0 0 0 0 0 0 0 0 0 Total suppliers TOTAL 0 0 0 0 0 0 0 0 0 0 0 0 Other current and non-current liabilities [abstract] Other current and non-current liabilities TOTAL 0 0 0 0 0 0 0 0 0 0 0 0 Total other current and non-current liabilities TOTAL 0 0 0 0 0 0 0 0 0 0 0 0 Total credits TOTAL 194,092,823,000 10,321,157,000 87,073,439,000 32,893,243,000 1,670,873,000 17,642,876,000 167,307,907,000 30,902,591,000 65,316,938,000 191,454,305,000 86,828,608,000 807,298,705,000

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

[800003] Annex - Monetary foreign currency position

	Currencies [axis]				
	Dollars [member]	Dollar equivalent in pesos [member]	Other currencies equivalent in dollars [member]	Other currencies equivalent in pesos [member]	Total pesos [member]
Foreign currency position [abstract]					
Monetary assets [abstract]					
Current monetary assets	18,523,157,000	308,929,218,000	7,222,176,000	120,451,450,000	429,380,668,000
Non-current monetary assets	10,000	162,000	0	0	162,000
Total monetary assets	18,523,167,000	308,929,380,000	7,222,176,000	120,451,450,000	429,380,830,000
Liabilities position [abstract]					
Current liabilities	84,070,419,000	1,402,126,450,000	25,413,452,000	423,845,552,000	1,825,972,002,000
Non-current liabilities	62,822,614,000	1,047,755,562,000	7,042,042,000	117,447,180,000	1,165,202,742,000
Total liabilities	146,893,033,000	2,449,882,012,000	32,455,494,000	541,292,732,000	2,991,174,744,000
Net monetary assets (liabilities)	(128,369,866,000)	(2,140,952,632,000)	(25,233,318,000)	(420,841,282,000)	(2,561,793,914,000)

57 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

[800005] Annex - Distribution of income by product

	Income type [axis]			
	National income [member]	Export income [member]	Income of subsidiaries abroad [member]	Total income [member]
PETROLÍFEROS				
COMBUSTOLEO	4,046,234,000	23,813,575,000	0	27,859,809,000
DIESEL	48,647,072,000	448,908,000	0	49,095,980,000
GAS L.P.	11,340,110,000	0	0	11,340,110,000
GASOLINA MAGNA SIN	88,188,705,000	95,448,000	12,183,612,000	100,467,765,000
GASOLINA PREMIUM	25,108,059,000	0	0	25,108,059,000
TURBOSINA	17,361,210,000	295,577,000	0	17,656,787,000
PETRÓLEO CRUDO	0	96,606,812,000	0	96,606,812,000
NAFTAS	0	579,602,000	0	579,602,000
VENTAS DE CÍAS. SUBSIDIARIAS	0	7,793,459,000	0	7,793,459,000
OTROS REFINADOS	0	140,169,000	27,103,961,000	27,244,130,000
INCENTIVO COMPLEMENTARIO DE VENTAS NACIONALES				
REFINADOS	0			0
REFINADOS, GASES Y AROMÁTICOS				
GAS SECO	5,418,746,000	1,738,000	0	5,420,484,000
ASFALTOS	1,731,734,000	0	0	1,731,734,000
PROPILENO Y DERIVADOS	395,613,000	0	0	395,613,000
OTROS REFINADOS	24,202,570,000	0	0	24,202,570,000
FERTILIZANTES				
AMONIACO	662,018,000	0	0	662,018,000
FOSFATADOS	0	473,322,000	0	473,322,000
NITROGENADOS	0	87,619,000	0	87,619,000
ÁCIDOS	0	20,436,000	0	20,436,000
OTROS FERTILIZANTES	10,309,000	0	0	10,309,000
ETILENO				
POLIETILENO	135,557,000	0	0	135,557,000
ÓXIDO DE ETILENO	3,924,177,000	0	0	3,924,177,000
MONOETILENGLICOL	0	0	0	0
OTROS ETILENO	4,358,184,000	44,821,000	0	4,403,005,000
INGRESOS POR SERVICIOS				
INGRESOS POR SERVICIOS	679,022,000	0	0	679,022,000
TOTAL	236,209,320,000	130,401,486,000	39,287,573,000	405,898,379,000

58 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

[800007] Annex - Financial derivate instruments

Management discussion about the policy uses of financial derivate instruments, explaining if these policies are allowed just for coverage or for other uses like trading [text block]

PEMEX faces market risk caused by the volatility of hydrocarbon prices, exchange rates and interest rates, credit risk associated with investments and financial derivatives, as well as liquidity risk. In order to monitor and manage these risks, PEMEX has approved general provisions relating to financial risk management, which are comprised of policies and guidelines that promote an integrated framework for risk management, regulate the use of Derivative Financial Instruments (DFIs), and guide the development of risk mitigation strategies.

This regulatory framework establishes that DFIs should be used only for the purpose of mitigating financial risk. The use of DFIs for any other purpose must be approved in accordance with PEMEX's current internal regulation. PEMEX has a Financial Risk Working Group (FRWG) which is a specialized working group with decision-making authority on financial risk exposure, financial risk mitigation schemes, and DFIs trading of Petróleos Mexicanos, the subsidiary entities, and where applicable, the subsidiary companies.

Approved DFIs are mainly traded on the Over-the-Counter ("OTC") market; however, exchange traded instruments may also be used. In the case of PMI Trading, DFIs are traded on CME-Clearport.

The different types of DFIs that PEMEX trades are described below in the subsections corresponding to each risk type and as related to the applicable trading markets.

One of PEMEX's policies is to contribute to minimizing the impact that unfavorable changes in financial risk factors have on its financial results by promoting an adequate balance between incoming cash flows from operations and outgoing cash flows related to its liabilities.

As part of the regulatory framework for financial risk management, PEMEX has established the eligible counterparties with which it may trade DFIs and other financial instruments.

In addition, certain PMI Subsidiaries have implemented a regulatory framework for risk management with respect to its activities, which consists of policies, guidelines and procedures to manage the market risk associated with its commodity trading activities in accordance with industry best practices, such as: 1) the use of DFIs for financial risk mitigation purposes; 2) the segregation of duties; 3) valuation and monitoring mechanisms, such as the generation of a daily portfolio risk report, value at risk ("VaR") computation; and 4) VaR limits, both at a global and business unit level and the implementation of stop loss mechanisms.

Given that PEMEX's outstanding DFIs have been entered into for risk mitigation purposes, particularly with economic hedging purposes, there is no need to establish and monitor market risk limits.

For those portfolios with an open market risk exposure, PEMEX's financial risk management regulatory framework establishes the implementation and monitoring of market risk metrics and limits (such as VaR, among others).

59 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

PEMEX has also established credit guidelines for DFIs that Pemex Industrial Transformation offers to its domestic customers, which include the use of guarantees and credit lines. For exchange traded DFIs PEMEX trades under the margin requirements of the corresponding exchange market, and therefore does not have internal policies for these DFIs.

Most of DFIs held with financial counterparties do not require collateral exchange clauses. Notwithstanding, PEMEX's regulatory framework promotes credit risk mitigation strategies such as collateral exchange.

PEMEX does not have an independent third party to verify compliance with these internal standards; however, PEMEX has internal control procedures that certify compliance with existing policies and guidelines.

General description about valuation techniques, standing out the instruments valuated at cost or fair value, just like methods and valuation techniques [text block]

Fair Value of DFIs

PEMEX periodically evaluates its exposure to international hydrocarbon prices, interest rates and foreign currencies and uses derivative instruments as a mitigation mechanism when potential sources of market risk are identified.

PEMEX monitors the fair value, or Mark-to-Market ("MtM"), of its DFI portfolio on a periodic basis. The fair value represents the price at which one party would assume the rights and obligations of the other and is calculated for DFIs through models commonly used in the international financial markets, based on inputs obtained from major market information systems and price providers. Therefore, PEMEX does not have an independent third party to value its DFIs.

PEMEX calculates the fair value of its DFIs through the tools developed by its market information providers, and through valuation models implemented in software packages used to integrate all of PEMEX´s business areas and accounting, such as System Applications Products ("SAP").

PEMEX's DFI portfolio is composed primarily of swaps, for which fair value is estimated by projecting future cash flows and discounting them with the corresponding discount factor; for currency and interest rate options, this is done through the Black and Scholes model, and for crude oil options, through the Levy model for Asian options.

According to IFRS 13 "Fair Value Measurement", the MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation, considering the counterparties probability of default. Due to the above, PEMEX applies the credit value adjustment ("CVA") method to calculate the fair value of its DFIs.

Given that PEMEX's hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, through time, asset flows are offset by liabilities flows. Therefore, it is not necessary to measure or monitor the hedges' effectiveness.

60 of 116

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 61 of 116 Fair value hierarchy PEMEX values the fair value of its financial instruments under standard methodologies commonly applied in the financial markets. PEMEX’s related assumptions and inputs therefore fall under the three Levels of the fair value hierarchy for market participant assumptions, as described below. The fair values determined by Level 1 inputs utilize quoted prices in financial markets for identical assets or liabilities. Fair values determined by Level 2 inputs are based on quoted prices for similar assets or liabilities in financial markets, and inputs other than quoted prices that are observed for assets or liabilities. Level 3 inputs are unobservable inputs for the assets or liabilities, and include situations where there is little, if any, market activity for the assets or liabilities. When available, PEMEX measures fair value using Level 1 inputs, because they generally provide the most reliable evidence of fair value. PEMEX’s DFIs’ fair-value assumptions and inputs fall under Level 2 of the fair value hierarchy for market participant assumptions. Management discussion about intern and extern sources of liquidity that could be used for attending requirements related to financial derivate instruments [text block] Liquidity Risk PEMEX’s main internal source of liquidity comes from its operations. Additionally, through its debt planning and the purchase and sale of U.S. dollars, PEMEX currently preserves a cash balance at a level of liquidity in domestic currency and U.S. dollars that is considered adequate to cover its investment and operating expenses, as well as other payment obligations, such as those related to DFIs. In addition, PEMEX has acquired committed revolving credit lines in order to mitigate liquidity risk. During 2023 PEMEX entered into FX Forwards MXN/USD in order to preserve an adequate level of liquidity in U.S. dollars, nevertheless, during the first quarter of 2024 PEMEX did not enter into this DFIs’ type. During the first quarter of 2024, none DFIs entered into with this purpose expired. In order to mitigate liquidity risk, during 2023, PEMEX entered into two MXN/USD prepaid swaps maturing in 2025 and in 2026, respectively. Also carried out a voluntary synthetic recouponing which involved the restructuring of five UDI-MXN DFIs and six EUR/USD cross currency capped swaps. Finally, the investment strategies of our portfolios are structured by selecting time horizons that consider each currency’s cash flow requirements in order to preserve liquidity. Certain PMI companies mitigate their liquidity risk through several mechanisms, the most important of which is the Centralized Treasury. In addition, PMI companies have access to bilateral credit lines through this structure. These companies monitor their cash flow on a daily basis and protect their creditworthiness in the financial markets. Liquidity risk is mitigated by monitoring certain financial ratios as set forth in the policies approved by each company’s board of directors. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 62 of 116 Changes and management explanation in principal risk exposures identified, as contingencies and events known by the administration that could affect future reports [text block] Market Risk (i)Interest Rate Risk PEMEX is exposed to fluctuations in floating interest rate liabilities. PEMEX is exposed to U.S. dollar Secured Overnight Financing Rate (“SOFR”) and to Mexican peso Interbank Interest Rate (“TIIE”). Occasionally, for strategic reasons or in order to offset the expected inflows and outflows, PEMEX has entered into interest rate swaps and options. Through the swap agreements, PEMEX acquires the obligation to make payments based on a fixed or floating interest rate in exchange for receiving payments referenced to a floating or fixed interest rate according to what is assessed as convenient. On the other hand, under the option agreements, PEMEX acquires protection against potential increases in the floating interest rates of some of its liabilities. During the first quarter of 2024, one interest rate DFI expired. Similarly, in order to eliminate the volatility associated with variable interest rates of long-term financing operations, PMI NASA has also executed interest rate swap agreements denominated in U.S. dollars. During the first quarter of 2024 there were no ongoing interest rate DFI of PMI NASA. Moreover, PEMEX invests in pesos and U.S. dollars in compliance with applicable internal regulations, through portfolios that have different purposes that seek an adequate return subject to risk parameters that reduce the probability of capital losses. The objective of the investments made through these portfolios is to meet PEMEX’s obligations payable in pesos and U.S. dollars. The investments made through PEMEX’s portfolios are exposed to domestic and international interest rate risk and credit spread risk derived from government and corporate securities, and inflation risk arising from the relationship between UDIs and pesos. However, these risks are mitigated by established limits on exposure to market risk. IBOR reference rates transition As a result of the decision made by the Financial Stability Board (FSB), the Interbank Offered Rates (“IBORs”), such as the LIBOR in dollars (over-night “O/N”, one week “1W”, two months “2M” and twelve months “12M”) or the EURIBOR in Euros, ceased being published in 2022 and were replaced by alternative reference rates, based on risk-free rates obtained from market operations. The discontinuation of the publication of these rates was originally scheduled for December 2021. Nevertheless, on November 2020, the ICE Benchmark Administration Limited (known as “ICE”) announced an extension until June 2023 for the publication of the most common LIBOR rates in dollars, (over-night “O/N”, one month “1M”, three months “3M”, six months “6M” and twelve months "12M"). Therefore, PEMEX reviewed contracts expiring after the applicable discontinuation dates, that could be impacted by the change in the aforementioned rates and has carried out all the relevant negotiations with its counterparts to establish the new rates in their contracts. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 63 of 116 As of December 31, 2023, PEMEX has already amended the whole set of financial instruments referenced to IBOR variable rates and has already established the corresponding financial instruments referenced to risk-free rates (“RFR”). Furthermore, because of the reference rate transition based on RFR, PEMEX has adopted the policy of not entering into new DFIs referenced to IBOR rates; Additionally, the construction of the discount curves that PEMEX uses to calculate the fair value of its DFIs, already includes financial instruments referenced to the corresponding currency RFR now applied. As a result of the policy, from 2021 to the first quarter of 2024, PEMEX contracted financing operations in U.S. dollars at floating rates only linked to the new RFR rates. In the event that TIIE ceases to be published, the financial instruments portfolio referenced to these floating rates is composed of debt instruments and DFIs as shown below: *Notional Amount As of March 31, 2024 Reference Rate (in thousands of each currency) TIIE 28D MXN 181,167,330 Debt TIIE 91D MXN 18,367,170 DFI TIIE 28D MXN 31,733,673 *Note: Notional amounts with maturity after March 31, 2024. Regarding this matter, Banco de Mexico (the Mexican Central Bank) has announced that the 28-day TIIE will cease to be a reference for new contracts starting from January 1st, 2025. Similarly, the 91-day and 182-day TIIE ceased to be references for new contracts starting from January 1, 2024. PEMEX’s portfolio also consists of additional debt instruments and DFIs referenced at fixed rates, which are not listed in the table above since PEMEX’s fixed rate portfolio will not be impacted by the IBOR transition. According to the general market practice, PMI Trading credit agreements include the new language to use the SOFR as the benchmark rate. (ii)Exchange Rate Risk Most of PEMEX’s revenues are denominated in U.S. dollars, a significant amount of which is derived from exports of crude oil and petroleum products, which are priced and payable in U.S. dollars. Additionally, PEMEX’s revenues from domestic sales of gasoline and diesel net of IEPS Tax, tax duties, incentives, and other related taxes, as well as domestic sales of natural gas and its byproducts, LPG and petrochemicals, are referenced to international U.S. dollar-denominated prices. PEMEX’s expenses related to hydrocarbon duties are calculated based on international U.S. dollar-denominated prices and the cost of hydrocarbon imports that PEMEX acquires for resale in Mexico or use in its facilities are indexed to international U.S. dollar-denominated prices. By contrast, PEMEX’s capital expenditure and operating expenses are established in pesos. As a result of this cash flow structure, the depreciation of the peso against the U.S. dollar increases PEMEX’s financial balance. The appreciation of the peso relative to the U.S. dollar has the opposite effect. PEMEX manages this risk without hedging instruments PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 64 of 116 because the impact of exchange rate fluctuations between the U.S. dollar and the peso on PEMEX’s revenues is partially offset by its impact on its obligations. PEMEX prioritizes debt issuances denominated in U.S. dollars; nonetheless, this is not always achievable, hence non-U.S. dollar denominated debt issued in international currencies is hedged through DFIs to mitigate their exchange rate exposure, either by swapping it into U.S. dollars or through other derivative structures. The rest of the debt is denominated in pesos or in UDIs, and for the debt denominated in UDIs, it has been converted into pesos through DFIs in order to eliminate the inflationary risk exposure. As a consequence of the above, PEMEX's debt issued in international currencies other than U.S. dollars has exchange rate risk mitigation strategies. PEMEX has selected strategies that further seek to reduce its cost of funding by leaving, in some cases, part of this exchange rate exposure unhedged when assessed as appropriate. The underlying currencies of PEMEX’s DFIs are the euro, Japanese yen and pounds sterling against the U.S. dollar and UDIs against the peso. During the first quarter of 2024, ten DFI entered into with the purpose of mitigating exchange rate risk expired. Certain of the PMI Subsidiaries face market risks generated by fluctuations in foreign exchange rates. In order to mitigate these risks, the boards of directors of several of these companies have authorized a policy which stipulates that financial assets must be denominated in its functional currency, unless the company owes a duty or expected payment in a currency other than its functional one. Finally, a significant amount of PMI Trading’s income and expenses, including the cost of sales and related sales costs, is derived from the trade of refined products, petrochemicals and gas liquids to PEMEX subsidiaries and third parties, whose prices are determined and are payable in U.S. dollars. PMI Trading’s exposure to foreign currency risk results primarily from the need to fund tax payments denominated in domestic currency, as well as from certain related sales costs denominated in domestic currency. PMI Trading believes it can adequately manage the risk created by the payment of taxes in domestic currency without the need to enter into hedging instruments because the exposure to this risk is marginal relative to the total flows of U.S. dollar. In addition, in the event that a potential foreign exchange risk arises in connection with a commercial transaction, PMI Trading may implement risk mitigation measures by entering into DFIs. (iii)Hydrocarbon Price Risk PEMEX periodically assesses its revenues and expenditures structure in order to identify the main market risk factors that PEMEX’s cash flows are exposed to in connection with international hydrocarbon prices. Based on this assessment, PEMEX monitors its exposure to the most significant risk factors and quantifies their impact on PEMEX’s financial balance. PEMEX’s exports and domestic sales are directly or indirectly related to international hydrocarbon prices. Therefore, PEMEX is exposed to fluctuations in these prices. In terms of crude oil and natural gas, part of this risk is transferred to the Mexican Government under PEMEX’s current fiscal regime. PEMEX’s exposure to hydrocarbon prices is partly mitigated by natural hedges between its inflows and outflows. Additionally, PEMEX continuously evaluates the implementation of risk mitigation strategies, including those involving the use of DFIs, taking into consideration their operative and budgetary feasibility.

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 65 of 116 In 2017, the Board of Directors of Petróleos Mexicanos approved the establishment of an Annual Oil Hedging Program. Since then, PEMEX has implemented hedging strategies to partially protect its cash flows from falls in the Mexican crude oil basket price below the one established in the Federal Revenue Law. During the second half of 2021 and the first half of 2022, PEMEX entered into a crude oil hedge for the fiscal year 2022, pursuant to which PEMEX hedged 309 thousand barrels per day on average for the period between January 2022 and December 2022, for U.S.$158,988. During the second half of 2022, and the first quarter of 2023, PEMEX entered into a crude oil hedge for the fiscal year 2023, pursuant to which PEMEX hedged 320 thousand barrels per day on average for the period between January 2023 and December 2023, for U.S.$199,943. During the second half of 2023 and the first quarter of 2024, PEMEX entered into a crude oil hedge for the fiscal year 2024, pursuant to which PEMEX hedged 168 thousand barrels per day on average, for the period between December 2023 and December 2024, for U.S.$118,540. During the first quarter of 2024, none DFIs entered into with the purpose of mitigating hydrocarbon price risk expired. Additionally, PEMEX cash flows are exposed to crack spread movements as these determine the refining margin. During the second half of 2022 and during 2023, PEMEX implemented a hedging strategy to protect its cash flows exposed to diesel crack spread against drops below the level established in the Federal Revenue Law for the fiscal year 2023. This is a zero- cost hedging strategy and hedged 5,750,000 barrels for the period between January 2023 and November 2023. During the first quarter of 2024, none DFI entered into with this purpose expired. During the first quarter of 2024, DPRLP implemented a margin hedge strategy to protect its cash flows exposed to crack spread volatility by entering into using 2-1-1 crack spread swap contract with a fixed leg of 32 USD/BBL. This is a zero-cost hedging strategy and hedged a total of 900,000 barrels for the period between April 2024 and June 2024. In addition to supplying natural gas, Pemex Industrial Transformation can offer DFIs to its domestic customers in order to provide them with support to mitigate the risk associated with the volatility of natural gas prices. Since 2017, when this service is offered, Pemex Industrial Transformation must enter into DFIs with Petróleos Mexicanos under the opposite position to those DFIs offered to its customers in order to mitigate the market risk it would bear under such offered DFIs. Petróleos Mexicanos then transfers the related price risk derived from the DFI position held with Pemex Industrial Transformation to financial counterparties by entering into the opposite position DFIs with such parties. As of the first quarter of 2024, there were no DFIs since all the DFIs in its portfolios expired in 2019. In case of entering into new trades, Pemex Industrial Transformation DFI portfolios have VaR and CaR limits in order to limit market risk exposure. PMI Trading faces market risk generated by the terms of the purchase and sale of refined products and natural gas liquids, as well as the volatility of oil prices. Accordingly, it frequently enters into DFIs in order to mitigate this risk, thereby reducing the volatility of its financial results. During the first quarter of 2024, PMI Trading closed thirteen DFIs positions listed in CME-Clearport related to commodities, with a profit (loss) of Ps. 36,843 recognized under the concept of Return (Loss) in DFIs. During the first quarter of 2024, PMI Trading had thirty-nine margin calls, which accounted for a negative net flow of Ps. 722,638. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 66 of 116 In accordance with the risk management regulatory framework that PMI Trading has implemented, VaR and the change in profit and loss by portfolio are calculated daily and compared to the maximum applicable limits in order to implement risk mitigation mechanisms as necessary. Counterparty or Credit Risk When the fair value of a DFI is favorable to PEMEX, PEMEX faces the risk that the counterparty will not be able to meet its obligations. PEMEX monitors its counterparties’ creditworthiness and calculates the credit risk exposure for its DFIs. As a risk mitigation strategy, PEMEX only enters into DFIs with major financial institutions with a minimum credit rating of BBB-. These ratings are issued and revised periodically by risk rating agencies. Furthermore, PEMEX seeks to maintain a diversified portfolio of counterparties. In order to estimate PEMEX’s credit risk exposure to each financial counterparty, the potential future exposure is calculated by projecting the risk factors used in the valuation of each DFI in order to estimate the MtM value for different periods, taking into account any credit risk mitigation provisions. Moreover, PEMEX has entered into various long-term cross-currency swaps agreements with “recouponing” provisions (pursuant to which the payments on the swaps are adjusted when the MtM exceeds the relevant threshold specified in the swap), thereby limiting the exposure to its counterparties to a specific threshold amount, as well as the counterparties’ exposure to PEMEX. During the first quarter of 2024, none of the specified thresholds were reached. According to IFRS 13 “Fair Value Measurement,” the MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation. Due to the above, PEMEX applies the credit value adjustment (“CVA”) method to calculate the fair value of its DFIs. There were no defaults during the first quarter of 2024. For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty’s credit default swaps, at each payment date; and c) the default recovery rates of each counterparty. Furthermore, by means of its credit guidelines for DFI operations, Pemex Industrial Transformation significantly reduces its credit risk exposure related to the DFIs. In order to qualify for these DFIs, Pemex Industrial Transformation’s customers must be party to a current natural gas supply contract and sign a domestic master derivative agreement. Additionally, according to the credit guidelines, DFIs with these customers must be initially secured by cash deposits, letters of credit or other collateral provisions, as required. The credit guidelines indicate that Pemex Industrial Transformation may offer DFIs with an exemption from collateral requirements up to a certain amount, through a credit line approved by the credit committee, based on an internal financial and credit assessment. Moreover, if the credit line is insufficient to cover each client’s exposure, the client is obligated to deposit collateral. In accordance with these guidelines, in the event that a client does not meet its payment obligations, DFIs related to this client would be terminated, rights to any available collateral would be exercised and, if the collateral were insufficient to cover the fair value, or in the absence of collateral, natural gas supply would be suspended until the payment is made. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 67 of 116 As of the first quarter of 2024, Pemex Industrial Transformation had no DFIs since all the DFIs of its portfolios expired in 2019. As such, once the total settlement of the operations was carried out, the exempt credit lines expired, and the guarantees deposited by the clients were entirely returned. PMI Trading’s credit risk associated with DFI transactions is mitigated through the use of futures and standardized instruments that are cleared through CME-Clearport. SENSITIVITY ANALISIS PEMEX has entered into DFIs with the purpose to mitigate the market risk for specific flows or predetermined volumes associated with its operations. PEMEX’s DFIs have the same characteristics (e.g. underlying assets, payment dates, amounts, volumes) as the hedged position, but with the opposite exposure to the market risk factors. As a result of these mitigation strategies, PEMEX has a minor sensitivity to the hedged market risk factors. Given that PEMEX’s hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, over time, asset flows are offset by liabilities flows. Therefore, it is not considered necessary to measure the hedge’s effectiveness or to monitor them. Natural gas DFIs that Pemex Industrial Transformation has offered to its domestic customers have been reported as transactions with trading purposes. However, such operations were fully compensated by the operations entered into with financial counterparties, maintaining a negligible or even null exposure to market risk (due to this back-to-back mechanism). As of the first quarter of 2024, Pemex Industrial Transformation did not have any DFI to report, since all the DFIs of its portfolios expired in 2019. As such, it is no necessary to conduct either a sensitivity analysis or to measure or monitor the hedge effectiveness. Other DFIs seek to hedge the changes in the price of the commercialized products, such that the DFIs’ underlying assets have correlations with the prices of the products involved in commercialization. PMI Trading estimates the Value at Risk (VaR) of these DFIs. Notably, DFIs of PMI Trading (all of them related to petroleum derivatives), are classified under cash and cash equivalents for accounting purposes due to their liquidity. Quantitative information for disclosure [text block] QUANTITATIVE DISCLOSURE Accounting treatment applied and the impact in the financial statements PEMEX enters into derivatives transactions with the sole purpose of hedging financial risks related to its operations, firm commitments, planned transactions and assets and liabilities recorded on its statement of financial position. Nonetheless, some of these transactions do not qualify for hedge accounting treatment because they do not meet the requirements of the accounting standards for designation as hedges. They are therefore recorded in the financial statements as instruments entered into for trading purposes, despite the fact that their cash flows are offset by the cash flows of the positions (assets or liabilities) to which they relate. As a result, the changes in their fair value are recognized in the “Derivative financial instruments (cost) income, net” line item in the consolidated statement of comprehensive income. As of March 31, 2024, and December 31, 2023 (includes the embedded derivative), the net fair value of PEMEX’s DFIs, including both DFIs that have not reached maturity and those that have reached maturity but have not been settled, recognized in the PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 68 of 116 consolidated statement of financial position, was Ps. (43,933,074) and Ps. (26,568,577), respectively. As of March 31, 2024, and December 31, 2023, PEMEX did not have any DFIs designated as hedges for accounting purposes. All of PEMEX’s DFIs are treated, for accounting purposes, as instruments entered into for trading purposes, therefore any change in their fair value, caused by any act or event, impacts directly in the “Derivative financial instruments (cost) income, net” line item in the consolidated statement of comprehensive income. For the three-month periods ended March 31, 2024, and 2023, PEMEX recognized a net (loss) gain of Ps. (5,718,861) and Ps. 298,392, respectively, in the “Derivative financial instruments (cost) income, net” line item with respect to DFIs treated as instruments entered into for trading purposes (the loss as of March 31, 2024, includes the loss from the cancellation of the embedded derivative). In accordance with established accounting policies, PEMEX has analyzed the different non-financial contracts that PEMEX has entered into and has determined that according to the terms thereof none of these agreements meet the criteria to be classified as embedded derivatives. Accordingly, as of March 31, 2024, and December 31, 2023, PEMEX did not recognize any embedded derivatives (foreign currency or index) in the non-financial contracts. As of December 31, 2023, PEMEX had recognized a favorable implicit forward for Ps. 194,194 contained in an FX Single Cross Currency Swap contract, with maturity date in February 2024, therefore, as of March 31, 2024, PEMEX stopped recognizing the implicit forward. FAIR VALUE OF DFIs The summary of PEMEX's current DFIs along with their fair value is shown in the next tables:

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

TABLE 1
Interest Rate and Currency Derivatives
(in thousands of pesos, except as noted, as of March 31, 2024)

Derivative Type	Hedging/ Trading	Notional Amount	Underlying Value		Fair Value		Notional amounts by expected maturity year						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2024	2025	2026	2027	2028	Thereafter	
Interest Rate Swaps	Trading	12,633,585	TERM SOFR 3M = 5.29823% TERM SOFR 6M = 5.21781% DAILY COMPOUNDED SOFR = 5.34%	TERM SOFR 3M = 5.3955% TERM SOFR 6M = 5.3314% DAILY COMPOUNDED SOFR = 5.38%	119,795	161,540	2,251,530	2,043,055	0	0	8,339,000	0	0
Interest Rate Options	Hedging	41,695,000	TERM SOFR 1M = 5.32874%	TERM SOFR 1M = 5.35472%	461,618	824,040	41,695,000	0	0	0	0	0	0
Currency Swaps	Hedging	126,367,945	MXN = 16.678 1/EUR = 1.083 1/GBP = 1.2626 JPY = 151.56307 CHF = 0.904 Exchange rates against US dollar. UDI = 8.11666 Exchange rate against MXN	MXN = 16.922 1/EUR = 1.10485 1/GBP = 1.27435 JPY = 141.01667 CHF = 0.84147 Exchange rates against US dollar. UDI = 7.9816 Exchange rate against MXN	(34,397)	1,208,122	0	30,648,029	35,338,934	22,399,805	4,749,625	33,231,553	0
Currency Options	Hedging	125,801,802	1/EUR = 1.083 1/GBP = 1.2626 JPY = 151.56307 CHF = 0.904 Exchange rates against US dollar.	1/EUR = 1.10485 1/GBP = 1.27435 JPY = 141.01667 CHF = 0.84147 Exchange rates against US dollar.	(4,157,447)	(4,525,416)	0	34,216,043	22,309,267	22,492,368	22,492,368	24,291,757	0
Only cupon swaps	Hedging	36,938,452	1/EUR = 1.083 Exchange rate against US dollar.	1/EUR = 1.10485 Exchange rate against US dollar.	(486,908)	(743,195)	0	14,675,407	0	0	22,263,045	0	0
Currency Forward	Trading	0	MXN = 16.678 Exchange rate against US dollar.	MXN = 16.922 Exchange rate against US dollar.	0	0	0	0	0	0	0	0	0
Prepaid Swap	Trading	40,706,781	MXN = 16.678 Exchange rate against US dollar.	MXN = 16.922 Exchange rate against US dollar.	(40,659,411)	(24,124,384)	16,580,232	17,242,560	6,883,988	0	0	0	7,370,795

TABLE 2
Crude Oil Derivatives
(in thousands of pesos, except as noted, as of March 31, 2024)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) (1)	Underlying value (U.S. $ per barrel) (2)		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2024	2025	2026	2027	2028	Thereafter	
Crude Oil Options	Hedging	43.38	WTI = 80.41 Brent= 84.67	WTI = 72.12 Brent= 77.32	794,804	436,521	43.38	0	0	0	0	0	0

(1) Net Volume.

(2) Representative underlying asset value. Monthly average price per barrel

69 of 116

PEMEX Consolidated

Ticker: PEMEX Quarter: 1 Year: 2024

TABLE 3

Crack Spread Derivatives (PEMEX)

(in thousands of pesos, except as noted, as of March 31, 2024)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) (1)	Underlying value (U.S. $ per barrel) (2)		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter							
							2024	2025	2026	2027	2028	Thereafter	
Crack Spread Swaps	Hedging	0.16	31.793	37.837	28,873	0	0.16	0	0	0	0	0	0

(1) Net Volume.

(2) Representative underlying asset value. Monthly average price per barrel

TABLE 4

Crack Spread Derivatives (DPRLP)

(in thousands of pesos, except as noted, as of March 31, 2024)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) (1)	Underlying value (U.S. $ per barrel) (2)		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter							
							2024	2025	2026	2027	2028	Thereafter	
Crack Spread Swaps	Hedging	0.90	29.250	0	41,276	0	0.90	0	0	0	0	0	0

(1) Net Volume.

(2) Representative underlying asset value. Monthly average price per barrel

TABLE 5

Crude and Petroleum Products Financial Derivatives Classified as Cash and Cash Equivalent for Accounting Purposes due to their Liquidity

(in thousands of pesos, except as noted, as of March 31, 2024)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) (1)	Underlying value (U.S. $ per barrel) (2)		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered (3)
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2024	2025	2026	2027	2028	Thereafter	
Futures	Trading	(0.7)	110.57	88.36	(26,529)	11,460	(0.7)	0	0	0	0	0	
Exchange Traded Swaps	Trading	(4.5)	73.89	61.90	(523,802)	(4,636)	(4.5)	0	0	0	0	0	

(1) Net Volume.

(2) Representative underlying asset value per barrel.

(3) Exchange traded operations, both futures and swaps have an initial margin of Ps. (338,700)

The information in these tables has been calculated using the exchange rates as of March 31, 2024, Ps 16.6780 = U.S.$1.00 and as of December 31, 2023, Ps 16.9220 = U.S.$1.00

The information in these tables has been calculated using the exchange rates as of March 31, 2024, Ps 18.06227 = EUR $1.00 and as of December 31, 2023, Ps 18.6963 = EUR $1.00

70 of 116

PEMEX Consolidated

Ticker: PEMEX Quarter: 1 Year: 2024

[800100] Notes - Subclassifications of assets, liabilities and equities

Concept	Close Current Quarter 2024-03-31	Close Previous Exercise 2023-12-31
Subclassifications of assets, liabilities and equities [abstract]		
Cash and cash equivalents [abstract]		
Cash [abstract]		
Cash on hand	38,662,775,000	29,607,916,000
Balances with banks	18,293,696,000	16,120,404,000
Total cash	56,956,471,000	45,728,320,000
Cash equivalents [abstract]		
Short-term deposits, classified as cash equivalents	0	0
Short-term investments, classified as cash equivalents	15,069,781,000	23,019,055,000
Other banking arrangements, classified as cash equivalents	0	0
Total cash equivalents	15,069,781,000	23,019,055,000
Other cash and cash equivalents	0	0
Total cash and cash equivalents	72,026,252,000	68,747,375,000
Trade and other current receivables [abstract]		
Current trade receivables	128,095,559,000	111,394,431,000
Current receivables due from related parties	0	0
Current prepayments [abstract]		
Current advances to suppliers	0	0
Current prepaid expenses	0	0
Total current prepayments	0	0
Current receivables from taxes other than income tax	51,756,274,000	140,616,822,000
Current value added tax receivables	0	0
Current receivables from sale of properties	0	0
Current receivables from rental of properties	0	0
Other current receivables	59,500,908,000	63,349,983,000
Total trade and other current receivables	239,352,741,000	315,361,236,000
Classes of current inventories [abstract]		
Current raw materials and current production supplies [abstract]		
Current raw materials	0	0
Current production supplies	0	0
Total current raw materials and current production supplies	0	0
Current merchandise	0	0
Current work in progress	1,379,280,000	1,501,514,000
Current finished goods	105,792,158,000	104,053,537,000
Current spare parts	0	0
Property intended for sale in ordinary course of business	0	0
Other current inventories	5,846,837,000	6,480,941,000
Total current inventories	113,018,275,000	112,035,992,000
Non-current assets or disposal groups classified as held for sale or as held for distribution to owners [abstract]		
Non-current assets or disposal groups classified as held for sale	0	0
Non-current assets or disposal groups classified as held for distribution to owners	0	0
Total non-current assets or disposal groups classified as held for sale or as held for distribution to owners	0	0
Trade and other non-current receivables [abstract]		
Non-current trade receivables	0	0
Non-current receivables due from related parties	0	0
Non-current prepayments	0	0
Non-current lease prepayments	0	0
Non-current receivables from taxes other than income tax	0	0
Non-current value added tax receivables	0	0

71 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

Concept	Close Current Quarter 2024-03-31	Close Previous Exercise 2023-12-31
Non-current receivables from sale of properties	0	0
Non-current receivables from rental of properties	0	0
Revenue for billing	0	0
Other non-current receivables	1,078,946,000	1,179,706,000
Total trade and other non-current receivables	1,078,946,000	1,179,706,000
Investments in subsidiaries, joint ventures and associates [abstract]		
Investments in subsidiaries	0	0
Investments in joint ventures	0	0
Investments in associates	1,789,377,000	1,854,803,000
Total investments in subsidiaries, joint ventures and associates	1,789,377,000	1,854,803,000
Property, plant and equipment [abstract]		
Land and buildings [abstract]		
Land	52,877,689,000	52,888,298,000
Buildings	25,720,034,000	25,387,809,000
Total land and buildings	78,597,723,000	78,276,107,000
Machinery	0	0
Vehicles [abstract]		
Ships	0	0
Aircraft	0	0
Motor vehicles	15,778,581,000	16,093,290,000
Total vehicles	15,778,581,000	16,093,290,000
Fixtures and fittings	0	0
Office equipment	6,895,353,000	6,597,056,000
Tangible exploration and evaluation assets	0	0
Mining assets	0	0
Oil and gas assets	944,945,595,000	951,442,352,000
Construction in progress	423,391,446,000	423,257,938,000
Construction prepayments	0	0
Other property, plant and equipment	6,028,115,000	6,655,424,000
Total property, plant and equipment	1,475,636,813,000	1,482,322,167,000
Investment property [abstract]		
Investment property completed	0	0
Investment property under construction or development	0	0
Investment property prepayments	0	0
Total investment property	0	0
Intangible assets and goodwill [abstract]		
Intangible assets other than goodwill [abstract]		
Brand names	0	0
Intangible exploration and evaluation assets	23,270,268,000	18,940,360,000
Mastheads and publishing titles	0	0
Computer software	0	0
Licences and franchises	0	0
Copyrights, patents and other industrial property rights, service and operating rights	1,630,410,000	1,410,459,000
Recipes, formulae, models, designs and prototypes	0	0
Intangible assets under development	0	0
Other intangible assets	0	0
Total intangible assets other than goodwill	24,900,678,000	20,350,819,000
Goodwill	0	0
Total intangible assets and goodwill	24,900,678,000	20,350,819,000
Trade and other current payables [abstract]		
Current trade payables	0	0
Current payables to related parties	0	0
Accruals and deferred income classified as current [abstract]		

72 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

Concept	Close Current Quarter 2024-03-31	Close Previous Exercise 2023-12-31
Deferred income classified as current	0	0
Rent deferred income classified as current	0	0
Accruals classified as current	364,814,305,000	368,345,849,000
Short-term employee benefits accruals	0	0
Total accruals and deferred income classified as current	364,814,305,000	368,345,849,000
Current payables on social security and taxes other than income tax	0	0
Current value added tax payables	0	0
Current retention payables	0	0
Other current payables	0	0
Total trade and other current payables	364,814,305,000	368,345,849,000
Other current financial liabilities [abstract]		
Bank loans current	249,572,101,000	254,766,203,000
Stock market loans current	108,751,167,000	135,100,667,000
Other current iabilities at cost	44,301,210,000	87,354,724,000
Other current liabilities no cost	0	0
Other current financial liabilities	53,290,433,000	36,494,962,000
Total Other current financial liabilities	455,914,911,000	513,716,556,000
Trade and other non-current payables [abstract]		
Non-current trade payables	0	0
Non-current payables to related parties	0	0
Accruals and deferred income classified as non-current [abstract]		
Deferred income classified as non-current	0	0
Rent deferred income classified as non-current	0	0
Accruals classified as non-current	0	0
Total accruals and deferred income classified as non-current	0	0
Non-current payables on social security and taxes other than income tax	0	0
Non-current value added tax payables	0	0
Non-current retention payables	0	0
Other non-current payables	0	0
Total trade and other non-current payables	0	0
Other non-current financial liabilities [abstract]		
Bank loans non-current	106,633,005,000	116,579,144,000
Stock market loans non-current	1,153,056,364,000	1,200,669,622,000
Other non-current liabilities at cost	30,489,618,000	0
Other non-current liabilities no cost	0	0
Other non-current financial liabilities	0	0
Total Other non-current financial liabilities	1,290,178,987,000	1,317,248,766,000
Other provisions [abstract]		
Other non-current provisions	79,355,141,000	83,310,554,000
Other current provisions	0	0
Total other provisions	79,355,141,000	83,310,554,000
Other reserves [abstract]		
Revaluation surplus	0	0
Reserve of exchange differences on translation	(34,668,328,000)	(28,679,409,000)
Reserve of cash flow hedges	0	0
Reserve of gains and losses on hedging instruments that hedge investments in equity instruments	0	0
Reserve of change in value of time value of options	0	0
Reserve of change in value of forward elements of forward contracts	0	0
Reserve of change in value of foreign currency basis spreads	0	0
Reserve of gains and losses on financial assets measured at fair value through other comprehensive income	0	0
Reserve of gains and losses on remeasuring available-for-sale financial assets	0	0
Reserve of share-based payments	0	0
Reserve of remeasurements of defined benefit plans	21,366,443,000	21,366,404,000

73 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

Concept	Close Current Quarter 2024-03-31	Close Previous Exercise 2023-12-31
Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale	0	0
Reserve of gains and losses from investments in equity instruments	0	0
Reserve of change in fair value of financial liability attributable to change in credit risk of liability	0	0
Reserve for catastrophe	0	0
Reserve for equalisation	0	0
Reserve of discretionary participation features	0	0
Reserve of equity component of convertible instruments	0	0
Capital redemption reserve	0	0
Merger reserve	0	0
Statutory reserve	0	0
Other comprehensive income	0	0
Total other reserves	(13,301,885,000)	(7,313,005,000)
Net assets (liabilities) [abstract]		
Assets	2,227,828,755,000	2,303,475,336,000
Liabilities	3,804,877,502,000	3,956,454,146,000
Net assets (liabilities)	(1,577,048,747,000)	(1,652,978,810,000)
Net current assets (liabilities) [abstract]		
Current assets	488,140,804,000	538,540,745,000
Current liabilities	990,592,726,000	1,123,717,661,000
Net current assets (liabilities)	(502,451,922,000)	(585,176,916,000)

74 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

[800200] Notes - Analysis of income and expense

Concept	Accumulated Current Year 2024-01-01 - 2024-03-31	Accumulated Previous Year 2023-01-01 - 2023-03-31
Analysis of income and expense [abstract]		
Revenue [abstract]		
Revenue from rendering of services	679,022,000	525,587,000
Revenue from sale of goods	405,219,357,000	417,913,396,000
Interest income	0	0
Royalty income	0	0
Dividend income	0	0
Rental income	0	0
Revenue from construction contracts	0	0
Other revenue	0	0
Total revenue	405,898,379,000	418,438,983,000
Finance income [abstract]		
Interest income	6,539,289,000	6,015,152,000
Net gain on foreign exchange	33,388,097,000	375,377,797,000
Gains on change in fair value of derivatives	0	0
Gain on change in fair value of financial instruments	(5,718,861,000)	11,083,755,000
Other finance income	0	0
Total finance income	34,208,525,000	392,476,704,000
Finance costs [abstract]		
Interest expense	34,085,757,000	38,175,362,000
Net loss on foreign exchange	0	250,061,095,000
Losses on change in fair value of derivatives	0	0
Loss on change in fair value of financial instruments	0	10,785,363,000
Other finance cost	0	0
Total finance costs	34,085,757,000	299,021,820,000
Tax income (expense)		
Current tax	31,792,926,000	72,345,258,000
Deferred tax	76,046,000	(540,095,000)
Total tax income (expense)	31,868,972,000	71,805,163,000

75 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

[800500] Notes - List of notes

Disclosure of notes and other explanatory information [text block]

See annex 813000.

Disclosure of significant accounting policies [text block]

See annex 813000.

76 of 116

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 77 of 116 [800600] Notes - List of accounting policies Disclosure of significant accounting policies [text block] See annex 813000. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 78 of 116 [813000] Notes - Interim financial reporting Disclosure of interim financial reporting [text block] NOTE 1. STRUCTURE AND BUSINESS OPERATIONS OF PETRÓLEOS MEXICANOS, SUBSIDIARY ENTITIES AND SUBSIDIARY COMPANIES Petróleos Mexicanos was created by a decree issued by the Mexican Congress on June 7, 1938. The decree was published in the Diario Oficial de la Federación (“Official Gazette of the Federation”) on July 20, 1938 and came into effect on that date. On December 20, 2013, the Decreto por el que se reforman y adicionan diversas disposiciones de la Constitución Política de los Estados Unidos Mexicanos, en Materia de Energía (Decree that amends and supplements various provisions of the Mexican Constitution relating to energy matters), was published in the Official Gazette of the Federation. This Decree came into effect on December 21, 2013 and includes transitional articles setting forth the general framework and timeline for implementing legislation relating to the energy sector. On August 11, 2014, the Ley de Petróleos Mexicanos (the “Petróleos Mexicanos Law”) was published in the Official Gazette of the Federation. The Petróleos Mexicanos Law became effective on October 7, 2014, except for certain provisions. On December 2, 2014, the Secretaría de Energía (“Ministry of Energy”) published in the Official Gazette of the Federation the declaration pursuant to which the special regime governing Petróleos Mexicanos’ activities relating to productive state-owned subsidiaries, affiliates, compensation, assets, administrative liabilities, state dividend, budget and debt came into effect. On June 10, 2015, the Disposiciones Generales de Contratación para Petróleos Mexicanos y sus Empresas Productivas Subsidiarias (General Contracting Provisions for Petróleos Mexicanos and its productive state-owned subsidiaries) was published in the Official Gazette of the Federation and the following day the special regime for acquisitions, leases, services and public works matters came into effect. Once the Petróleos Mexicanos Law came into effect, Petróleos Mexicanos was transformed from a decentralized public entity to a productive state-owned company. Petróleos Mexicanos is a legal entity empowered to own property and carry on business in its own name with the purpose of carrying out exploration and extraction of crude oil and other hydrocarbons in the United Mexican States (“Mexico”), as well as refining, processing, storing, transporting, selling and trading in these products. The Subsidiary Entities, Pemex Exploración y Producción (“Pemex Exploration and Production”), Pemex Transformación Industrial (“Pemex Industrial Transformation”) and Pemex Logística (“Pemex Logistics”) are productive state-owned subsidiaries empowered to own property and carry on business in their own name, subject to the direction and coordination of Petróleos Mexicanos (the “Subsidiary Entities”). The Subsidiary Entities and their primary purposes, are as follows:  Pemex Exploration and Production: This entity is in charge of the exploration and extraction of crude oil and solid, liquid or gaseous hydrocarbons in Mexico, in the exclusive economic zone of Mexico and abroad, as well as drilling services and repair and services of wells;  Pemex Industrial Transformation: This entity performs activities related to refining, transformation, processing, importing, exporting, trading and the sale of hydrocarbons, petroleum products, natural gas and petrochemicals, as well as commercializes, distributes and trades methane, ethane and propylene, directly or through others; and PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 79 of 116  Pemex Logistics: This entity provides transportation, storage and related services for crude oil, petroleum products and petrochemicals to PEMEX (as defined below) and other companies, through pipelines and maritime and terrestrial means, and provides guard and management services. The principal distinction between the Subsidiary Entities and the Subsidiary Companies (as defined below) is that the Subsidiary Entities are productive state-owned entities, whereas the Subsidiary Companies are affiliate companies that were formed in accordance with the applicable laws of each of the respective jurisdictions in which they were incorporated. The “Subsidiary Companies” are defined as those companies which are controlled, directly or indirectly, by Petróleos Mexicanos. “Associates,” as used herein, means those companies in which Petróleos Mexicanos has significant influence but not control or joint control over its financial and operating policies. Petróleos Mexicanos, the Subsidiary Entities and the Subsidiary Companies are referred to collectively herein as “PEMEX”. PEMEX’s address and its principal place of business is: Av. Marina Nacional No. 329, Col. Verónica Anzures, Alcaldía Miguel Hidalgo, 11300, Ciudad de México, México. NOTE 2. AUTHORIZATION AND BASIS OF PREPARATION Authorization On April 25, 2024, these condensed consolidated interim financial statements and the notes hereto were authorized for issuance by the following officers: Mr. Octavio Romero Oropeza, Chief Executive Officer, Lic. Carlos Fernando Cortez González, Acting Chief Financial Officer, Mr. José María del Olmo Blanco, Deputy Director of Budgeting and Accounting, and Mr. Oscar René Orozco Piliado, Associate Managing Director of Accounting. Basis of preparation A. Statement of compliance PEMEX prepared its condensed consolidated interim financial statements as of March 31, 2024 and December 31, 2023, and for the three-month periods ended March 31, 2024 and 2023, in accordance with IAS 34, “Interim Financial Reporting” (“IAS 34”) of the IFRS as issued by the International Accounting Standards Board (“IASB”). These condensed consolidated interim financial statements do not include all the information and disclosures required for full annual consolidated financial statements and should be read in conjunction with PEMEX’s audited consolidated financial statements as of and for the year ended December 31, 2023. PEMEX estimates that there is no significant impact on its condensed consolidated interim financial statements due to the seasonality of operations. These condensed consolidated interim financial statements follow the same accounting policies and methods of computation as PEMEX’s audited consolidated financial statements as of and for the year ended December 31, 2023. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 80 of 116 B. Basis of accounting These condensed consolidated interim financial statements have been prepared using the historical cost basis method, with the exception of the following items, which have been measured using an alternative basis. ITEM BASIS OF MEASUREMENT Derivative Financial Instruments (“DFIs”) Fair Value Employee Benefits Fair Value of plan assets less present value of the obligation (defined benefit plan) C. Going concern The condensed consolidated interim financial statements have been prepared on a going concern basis, which assumes that PEMEX will be able to continue its operations and can meet its payment obligations for a reasonable period (See Note 18-F). D. Functional and reporting currency These condensed consolidated interim financial statements are presented in Mexican pesos, which is both PEMEX’s functional currency and reporting currency, due to the following: i. The economic environment in which PEMEX operates is Mexico, where the legal currency is the Mexican peso; ii. The budget through which Petróleos Mexicanos and its Subsidiary Entities operate as entities of the Mexican Government, including the ceiling for personnel services, is elaborated, approved and exercised in Mexican pesos; iii. Employee benefits provision was 36% and 35% of PEMEX’s total liabilities as of March 31, 2024 and December 31, 2023, respectively. This provision is computed, denominated and payable in Mexican pesos; and iv. Cash flows for payment of general expenses, taxes and duties are realized in Mexican pesos. Although the sales prices of certain products are based on international U.S. dollar-indices, final domestic selling prices are governed by the economic and financial policies established by the Mexican Government. Accordingly, cash flows from domestic sales are generated and received in Mexican pesos. With regards to PEMEX’s foreign currency (export sales, borrowings, etc.), Mexico’s monetary policy regulator, the Banco de México (“Mexican Central Bank”), requires that Mexican Government entities other than financial entities sell their foreign currency to the Mexican Central Bank in accordance with its terms, receiving Mexican pesos in exchange, which is the currency of legal tender in Mexico. Terms definition References in these condensed consolidated interim financial statements and the related notes to “pesos” or “Ps.” refers to Mexican pesos, “U.S. dollars” or “U.S.$” refers to dollars of the United States of America, “yen” or “¥” refers to Japanese yen, “euro” or “€” refers to the legal currency of the European Economic and Monetary Union, “pounds sterling” or “£” refers to the legal currency of the United Kingdom and “Swiss francs” or “CHF” refers to the legal currency of the Swiss Confederation. Figures in all currencies are presented in thousands of the relevant currency unit, except exchange rates and product and share prices.

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 81 of 116 E. Use of judgments and estimates The preparation of the condensed consolidated interim financial statements in accordance with IFRS requires the use of estimates and assumptions made by PEMEX’s management that affect the recorded amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of these condensed consolidated interim financial statements, as well as the recorded amounts of income, costs and expenses during the year. Actual results may differ from these estimates. Significant estimates and underlying assumptions are reviewed, and the effects of such revisions are recognized in the years in which any estimates are revised and in any future periods affected by such revision. The significant judgements made by management in applying PEMEX’s accounting policies and the key sources of estimation uncertainty were the same as those described in PEMEX’s audited consolidated financial statements as of and for the year ended December 31, 2023. ii. Measurement of fair values Some of PEMEX’s accounting policies and disclosures require the measurement of the fair values of financial assets and liabilities, as well as non-financial assets and liabilities. PEMEX has an established control framework with respect to the measurement of fair values. This includes a valuation team that has overall responsibility for overseeing all significant fair value measurements, including Level 3 fair values. The valuation team regularly reviews significant unobservable inputs and valuation adjustments. If third party information, such as broker quotes or pricing services, is used to measure fair values, then the valuation team assesses the evidence obtained from the third parties to support the conclusion that these valuations meet the requirements of IFRS, including the level in the fair value hierarchy in which the valuations should be classified. When measuring the fair value of an asset or a liability, PEMEX uses market observable data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows.  Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.  Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices).  Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs). If the inputs used to measure the fair value of an asset or a liability might be categorized in different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement. PEMEX recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred. NOTE 3. MATERIAL ACCOUNTING POLICIES The accounting policies applied in the preparation of these condensed consolidated interim financial statements are consistent with those applied in the preparation of PEMEX’s annual consolidated financial statements as of and for the year ended December 31, 2023, except for the adoption of new standards effective as of January 1, 2024. However, these new standards have not had a material effect on the condensed consolidated interim financial statements of PEMEX. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 82 of 116 NOTE 4. RECENTLY ISSUED ACCOUNTING STANDARDS A number of new standards are effective for annual periods beginning after January 1, 2024 and earlier application is permitted; however, PEMEX has not early adopted the new or amended standards in preparing these condensed consolidated interim financial statements. The following amended standards and interpretations are not expected to have a significant impact on PEMEX’s condensed consolidated interim financial statements: i. Applicable as of January 1, 2024  Classification of Liabilities as Current or Non-current and Non-current Liabilities with Covenants (Amendments to IAS 1)  Supplier Finance Arrangements (Amendments to IAS 7 and IFRS 7)  Lease Liability in a Sale and Leaseback (Amendments to IFRS 16)  Lack of Exchangeability (Amendments to IAS 21) ii. Applicable as of January 1, 2027  Presentation and Disclosure in Financial Statements (IFRS 18) PEMEX is in the process of assessing the impact of IFRS 18 to meet the new presentation and disclosure requirements. On March 6, 2024, the SEC adopted final rules mandating registrants to disclose specific climate-related information. PEMEX is currently evaluating the potential impact of these regulations on its reporting practices. NOTE 5. SUBSIDIARY ENTITIES AND SUBSIDIARY COMPANIES As of March 31, 2024 and December 31, 2023, the Subsidiary Entities consolidated in these financial statements include Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics. As of March 31, 2024 and December 31, 2023, the consolidated Subsidiary Companies are as follows:  P.M.I. Trading, DAC. (“PMI Trading”) (i)(iii)(vii)  P.M.I. Holdings Petróleos España, S.L.U. (“HPE”) (i)(iii)(v)  P.M.I. Services North America, Inc. (“PMI SUS”) (i)(iii)(vi)  P.M.I. Norteamérica, S.A. de C.V. (“PMI NASA”) (i)(iii)(iv)  P.M.I. Comercio Internacional, S.A. de C.V. (“PMI CIM”) (i)(ii)(iv)  PMI Campos Maduros SANMA, S. de R.L. de C.V. (“SANMA”) (iii)(iv)(xiii)  Pro-Agroindustria, S.A. de C.V. (“AGRO”) (iii)(iv)  PTI Infraestructura de Desarrollo, S.A. de C.V. (“PTI ID”) (iii)(iv)  P.M.I. Servicios Portuarios Transoceánico, S.A. de C.V. (“PMI SP”) (iii)(iv)  Pemex Procurement International, Inc. (“PPI”) (iii)(vi)  Pemex Finance Limited (“FIN”) (iii)(ix)(xiii) PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 83 of 116  Mex Gas Internacional, S.L. (“MGAS”) (iii)(iv)  Pemex Desarrollo e Inversión de Proyectos, S.A. de C.V. (“PDII”) (iii)(iv)(xi)  KOT Insurance Company, AG. (“KOT”) (iii)(viii)  PPQ Cadena Productiva, S.L.U. (“PPQCP”) (iii)(v)(xiii)  I.I.I. Servicios, S.A. de C.V. (“III Servicios”) (iii)(iv)  PMI Ducto de Juárez, S. de R.L. de C.V. (“PMI DJ”) (i)(iii)(iv)  PMX Fertilizantes Holding, S.A. de C.V. (“PMX FH”) (iii)(iv)  PMX Fertilizantes Pacífico, S.A. de C.V. (“PMX FP”) (iii)(iv)  Grupo Fertinal, S.A. de C.V. (“GP FER”) (iii)(iv)  Compañía Mexicana de Exploraciones, S.A. de C.V. (“COMESA”) (ii)(iv)(xiii)  P.M.I. Trading México, S.A. de C.V. (“TRDMX”) (i)(iii)(iv)  Holdings Holanda Services, B.V. (“HHS”) (iii)(x)  Deer Park Refining Limited Partnership (“Deer Park” or “DPRLP”) (i)(iii)(vi)  Gasolinas Bienestar, S.A. de C.V. (“GASOB”) (iii)(xii) (i)Member Company of the “PMI Subsidiaries”. (ii)Non-controlling interest company (98.33% in PMI CIM and 60.00% in COMESA). (iii)Petróleos Mexicanos owns 100.00% of the interests in this Subsidiary Company. (iv)Operates in Mexico. (v)Operates in Spain. (vi)Operates in the United States of America. (vii)Operates in Ireland. (viii)Operates in Switzerland. (ix)Operates in the Cayman Islands. (x)Operates in the Netherlands. (xi)Formerly Pemex Desarrollo e Inversión Inmobiliaria, S.A. de C.V., until April 20, 2023. (xii)Consolidated as of July 2023. (xiii)This company is in process of liquidation. NOTE 6. SEGMENT FINANCIAL INFORMATION PEMEX’s primary business is the exploration and production of crude oil and natural gas, as well as the production, processing, marketing and distribution of petroleum and petrochemical products. As of March 31, 2024 and December 31, 2023, PEMEX’s operations were conducted through seven business segments: Exploration and Production, Industrial Transformation, Logistics, DPRLP, the Trading Companies, Corporate and Other operating Subsidiary Companies. Due to PEMEX’s structure, there are significant amounts of inter-segment sales among the reporting segments, which are made at market prices. The primary sources of revenue for PEMEX’s business segments are as described below:  The exploration and production segment earns revenues from domestic sales of crude oil and natural gas, and from exporting crude oil through certain of the Trading Companies. Crude oil export sales are made through the agent subsidiary company PMI CIM, to 17 major customers in various foreign markets. Approximately half of PEMEX’s crude oil is sold to Pemex Industrial Transformation. Additionally, it receives income from drilling services, and servicing and repairing wells.  The industrial transformation segment earns revenues from sales of refined petroleum products and derivatives, mainly to third parties within the domestic market. This segment also sells a significant portion of the fuel oil it produces to the Comisión Federal de Electricidad (Federal Eletricity Commission, or “CFE”) and a significant portion of jet fuel produced to the Aeropuertos y Servicios Auxiliares (Airports and Auxiliary Services Agency or "ASA"). The refining segment’s most important products are different types of gasoline and diesel. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 84 of 116 The industrial transformation segment also earns revenues from domestic sources generated by sales of natural gas, liquefied petroleum gas, naphtha, butane and ethane and certain other petrochemicals such as methane derivatives, ethane derivatives, aromatics, ammonia, fertilizers and its derivatives.  The logistics segment earns income from transportation and storage of crude oil, petroleum products and petrochemicals, as well as related services, which it provides by employing pipelines and offshore and onshore resources, and from providing services related to the maintenance, handling, guarding and management of these products.  The Deer Park segment includes DPRLP's operations, whose operating results and performance are currently and regularly reviewed as a separate business by PEMEX's Board of Directors. DPRLP generates revenues from sales of distillates and gasoline in the U.S. market.  The trading companies segment, which consist of PMI CIM, PMI NASA, PMI Trading, MGAS and GASOB (the “Trading Companies”), earns revenues from trading crude oil, natural gas and petroleum and petrochemical products in international markets.  The segment related to corporate provides administrative, financing and consulting services to PEMEX’s subsidiary entities and companies.  The segment related to the Subsidiary Companies provides administrative, financing, consulting and logistical services, as well as economic, tax and legal advice and re-insurance services to PEMEX’s subsidiary entities and companies.

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 85 of 116 The following tables present the condensed financial information of these segments, after elimination of unrealized intersegment gain (loss), and include only select line items. The columns before intersegment eliminations include unconsolidated figures. As a result, the line items presented below may not total. These reporting segments are those which PEMEX’s management evaluates in its analysis and on which it bases its decision-making. These reporting segments are presented in PEMEX’s reporting currency. As of/for the three-month period ended March 31, 2024 Exploration and Production Industrial Transformation Logistics DPRLP Trading Companies Corporate Other Operating Subsidiary Companies Intersegment eliminations Total Sales: Trade Ps. 87,259,330 158,443,854 - 39,287,572 111,617,924 - 8,610,677 - Ps. 405,219,357 Intersegment 132,036,850 92,936,478 25,697,326 6,396,083 119,735,847 16,696,155 10,413,805 (403,912,544) - Services income 6,136 46,997 122,305 - 496,324 210 7,050 - 679,022 (Impairment) of wells, pipelines, properties, plant and equipment, net (7,529,638) 55,625 (171,830) - - - - - (7,645,843) Cost of sales 126,715,893 277,387,615 20,842,700 41,735,928 226,556,362 204,209 16,343,592 (387,600,926) 322,185,373 Gross income 85,056,785 (25,904,661) 4,805,101 3,947,727 5,293,733 16,492,156 2,687,940 (16,311,618) 76,067,163 Distribution, transportation and sale expenses 154,330 3,739,994 81,050 - 25,740 (14,544) 25,113 (1,516,001) 2,495,682 Administrative expenses 14,913,743 14,008,418 4,514,907 385,698 713,603 19,614,921 1,288,502 (14,715,083) 40,724,709 Other revenue 1,161,805 1,971,551 140,427 3,415 134,420 60,378 777,627 - 4,249,623 Other expenses 293,119 377,794 27,322 - 13,566 73,316 6,860 (93,095) 698,882 Operating income (loss) 70,857,398 (42,059,316) 322,249 3,565,444 4,675,244 (3,121,159) 2,145,092 12,561 36,397,513 Financing income 18,957,683 429,665 4,924,388 250,201 291,368 68,478,619 540,260 (87,332,897) 6,539,287 Financing cost 57,168,336 8,470,830 74,558 34,439 1,870,166 53,217,184 570,578 -87,320,334 34,085,757 Derivative financial instruments income (cost) , net (13,840,638) 22,423 - 42,068.00 (520,824) 8,578,111 - - (5,718,860) Foreign exchange income (loss), net 19,705,014 18,820,550 37,250 - 10,792 (4,068,913) (1,116,595) - 33,388,098 Profit (loss) sharing in joint ventures and associates (11,682) (622,954) 5 - 5,416,805 (12,493,866) 10,440,118 (2,697,529) 30,897 Total duties, taxes and other 31,744,815 - 670,042 33,722 (57,354) (540,495) 18,242 - 31,868,972 Net income (loss) Ps. 6,754,624 (31,880,462) 4,539,292 3,789,552 8,060,573 4,696,103 11,420,055 (2,697,531) Ps. 4,682,206 Total current assets 790,039,859 229,864,541 275,178,288 33,821,659 240,713,263 1,984,138,170 112,021,558 (3,177,636,534) 488,140,804 Total non-current assets 913,610,411 524,476,776 160,125,547 26,679,900 105,467,464 59,580,221 456,918,737 (507,171,105) 1,739,687,951 Total current liabilities 558,396,695 1,210,411,796 82,665,035 7,557,292 185,026,446 2,051,414,339 72,685,101 (3,177,563,983) 990,592,721 Total long-term liabilities 1,674,266,228 625,588,403 84,836,326 2,853,445 1,185,464 1,569,221,983 57,040,222 (1,200,707,291) 2,814,284,780 Total equity (deficit) (529,012,653) (1,081,658,882) 267,802,474 50,090,822 159,968,817 (1,576,917,931) 439,214,972 693,463,634 (1,577,048,747) Depreciation and amortization of wells, pipelines, properties, plant and equipment 26,980,687 2,920,844 1,650,926 539,928 68,143 143,031 577,138 - 32,880,697 Depreciation of rights of use 80,870 760,813 83,347 137,331 184,209 150,632 22,444 - 1,419,646 Net periodic cost of employee benefits 9,887,798 14,124,150 2,399,715 - 2,413 8,769,135 15,915 - 35,199,126 Interest income (1) 41,254 241,653 3,805 88,124 109,419 2,877,066 426,943 - 3,788,264 Interest cost (2) (1,620,529) 742,731 74,558 34,439 1,496,038 30,998,309 425,205 - 32,150,751 (1)Included in financing income. (2)Included in financing cost. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 86 of 116 As of/for the three-month period ended March 31, 2023 Exploration and Production Industrial Transformation Logistics DPRLP (3) Trading Companies Corporate Other Operating Subsidiary Companies Intersegment eliminations Total Sales: Trade Ps. 99,262,071 212,831,591 — 38,751,390 63,393,241 — 3,675,103 — Ps. 417,913,396 Intersegment 123,772,754 61,530,513 24,672,264 5,659,956 148,939,875 20,672,225 13,569,996 (398,817,583) — Services income 6,760 43,123 (54,639) 222 510,009 232 19,880 — 525,587 (Impairment) of wells, pipelines, properties, plant and equipment, net (40,668,324) 530,936 — — — — — — (40,137,388) Cost of sales 103,581,798 299,383,209 18,419,474 38,972,268 206,305,621 145,414 15,248,373 (378,073,794) 303,982,363 Gross income (loss) 78,791,463 (24,447,046) 6,198,151 5,439,300 6,537,504 20,527,043 2,016,606 (20,743,789) 74,319,232 Distribution, transportation and sales expenses 168,359 5,586,337 47,535 — 79,851 34,842 20,630 (1,359,496) 4,578,058 Administrative expenses 16,458,606 15,986,866 5,239,318 226,025 514,778 19,682,329 1,741,641 (19,614,427) 40,235,136 Other revenue 864,711 3,831,660 35,570 4,258 212,952 65,798 1,181,705 — 6,196,654 Other expenses 654,142 20,613 (443,343) 137,943 121,073 — 488 235,677 726,593 Operating income (loss) 62,375,067 (42,209,202) 1,390,211 5,079,590 6,034,754 875,670 1,435,552 -5,543 34,976,099 Financing income 16,171,568 211,016 4,622,514 137,642 98,214 41,823,637 349,239 (57,398,678) 6,015,152 Financing cost 33,098,528 7,632,806 82,361 40,992 1,319,370 52,819,850 585,676 (57,404,221) 38,175,362 Derivative financial instruments (cost) income, net 4,226,389 215,725 — — 94,602 (4,238,324) — — 298,392 Foreign exchange income (loss), net 65,896,088 61,114,084 74,014 — 34,974 (3,882,187) 2,079,729 — 125,316,702 Income (loss) profit sharing in joint ventures and associates 955 1,138,420 — — 9,582,455 74,437,392 14,141,666 (99,190,932) 109,956 Taxes, duties and other 72,205,498 — 66,647 12,478 65,919 (555,530) 10,151 — 71,805,163 Net income (loss) Ps. 43,366,041 12,837,237 5,937,731 5,163,762 14,459,710 56,751,868 17,410,359 (99,190,932) Ps. 56,735,776 Depreciation and amortization 22,159,543 3,010,438 1,604,510 562,259 81,645 151,206 485,957 — 28,055,558 Depreciation of rights of use 69,778 775,965 96,592 135,604 61,927 147,411 20,382 — 1,307,659 Net periodic cost of employee benefits 9,374,175 13,508,866 2,174,632 — 1,592 8,319,364 11,840 — 33,390,469 Interest income (1) 41,674 156,749 35,762 83,917 10,982 3,954,874 218,559 — 4,502,517 Interest cost (2) (148,806) 878,250 81,950 40,992 1,115,165 32,297,410 504,643 — 34,769,604 (1)Included in financing income. (2)Included in financing cost. As of/for the year ended December 31, 2023 Exploration and Production Industrial Transformation Logistics DPRLP Trading Companies Corporate Other Operating Subsidiary Companies Intersegment eliminations Total Total current assets Ps. 909,819,796 218,747,813 274,384,409 34,058,111 235,899,424 1,850,711,295 111,621,072 (3,096,701,174) Ps. 538,540,746 Total non-current assets 910,837,120 521,938,961 162,309,993 27,058,584 101,729,105 158,576,028 448,587,744 (566,102,945) 1,764,934,590 Total current liabilities 629,264,289 1,161,203,831 89,855,544 10,696,459 182,349,198 2,071,859,608 75,119,615 (3,096,630,883) 1,123,717,661 Total long-term liabilities 1,727,159,904 625,142,251 83,574,554 3,191,749 1,247,810 1,590,289,886 58,281,618 (1,256,151,287) 2,832,736,485 Total equity (deficit) (535,767,277) (1,045,659,308) 263,264,304 47,228,487 154,031,521 (1,652,862,171) 426,807,583 689,978,051 (1,652,978,810) PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 87 of 116 NOTE 7. REVENUE For the three-month periods ended March 31,2024 and 2023, the revenues were as follows: A. Revenue disaggregation For the three-month period ended December 31, Exploration and Production Industrial Transformation Logistics DPRLP (1) Trading Companies Corporate Other Operating Subsidiary Companies Total Geographical market 2024 United States 48,531,820 — — 39,287,572 32,723,898 — 470,856 121,014,146 Other 18,857,285 — — — 4,900,693 — 112,917 23,870,895 Europe 19,836,166 — — — 4,967,817 — — 24,803,983 Local 40,195 158,490,851 122,305 — 69,521,840 210 8,033,954 236,209,355 Total 87,265,466 158,490,851 122,305 39,287,572 112,114,248 210 8,617,727 405,898,379 2023 United States 66,670,658 — — 38,751,612 34,393,632 — 468,895 140,284,797 Other 17,469,272 — — — 2,018,742 — 12,747 19,500,761 Europe 15,078,246 — — — 714,975 — — 15,793,221 Local 50,655 212,874,714 (54,639) — 26,775,901 232 3,213,341 242,860,204 Total 99,268,831 212,874,714 (54,639) 38,751,612 63,903,250 232 3,694,983 418,438,983 Major products and services 2024 Crude oil 87,225,272 — — — 3,794,097 — — 91,019,369 Gas 34,058 16,724,798 — — 5,825,466 — — 22,584,322 Refined petroleum products — 141,608,475 — 28,743,260 101,929,208 — — 272,280,943 Other — 110,581 — 10,544,312 69,153 — 8,610,677 19,334,723 Services 6,136 46,997 122,305 — 496,324 210 7,050 679,022 Total 87,265,466 158,490,851 122,305 39,287,572 112,114,248 210 8,617,727 405,898,379 2023 Crude oil 99,218,176 — — — 681,026 — — 99,899,202 Gas 43,895 17,673,421 — — 10,479,209 — — 28,196,525 Refined petroleum products — 193,252,466 — 34,923,129 52,060,129 — — 280,235,724 Other — 1,905,704 — 3,828,261 172,877 — 3,675,103 9,581,945 Services 6,760 43,123 (54,639) 222 510,009 232 19,880 525,587 Total 99,268,831 212,874,714 (54,639) 38,751,612 63,903,250 232 3,694,983 418,438,983 Timing of revenue recognition 2024 Products transferred at a point in time 87,259,330 153,072,105 122,305 39,287,572 111,617,924 — 8,610,677 399,969,913 Products and services transferred over the time 6,136 5,418,746 — — 496,324 210 7,050 5,928,466 Total 87,265,466 158,490,851 122,305 39,287,572 112,114,248 210 8,617,727 405,898,379 2023 Products transferred at a point in time 99,262,071 155,600,837 (54,639) 38,751,390 63,393,241 — 3,675,103 360,628,003 Products and services transferred over the time 6,760 57,273,877 — 222 510,009 232 19,880 57,810,980 Total 99,268,831 212,874,714 (54,639) 38,751,612 63,903,250 232 3,694,983 418,438,983 Nature, performance obligations and timing of revenue recognition- Revenue is measured based on the consideration specified in a contract with a customer. PEMEX recognizes revenue when it transfers control over a good or service to a customer. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 88 of 116 The following table provides information about the nature and timing of the satisfaction of performance obligations in contracts with customers, including significant payment terms and the related revenue. Products / services Nature, performance obligations Timing of revenue recognition Crude oil sales Export sales of crude oil are based on delivery terms established in contracts or orders. All sales are performed by the Free on Board International commercial term (“FOB” Incoterm). Crude oil sale contracts consider possible customers’ claims due to product quality, volume or delays in boarding, which are estimated in the price of the transaction. For orders that have variations in price, revenue is adjusted on the closing date of each period. The subsequent variations in the fair value at the different reporting dates are recognized according to IFRS 9. The price of the product is determined based on a market components formula and the sale of crude oil. Revenue is recognized at a point in time when control of the crude oil has transferred to the customer, which occurs when the product is delivered at the point of shipping. Invoices are generated at that time and are mostly payable within the deadlines established in contracts or orders. Payments in respect of crude oil sold and delivered shall be made within 30 days after the date of the bill of lading therefor. For international market crude oil sales, revenue is recognized with a provisional price, which undergoes subsequent adjustments until the product has arrived at the port of destination. There may be a period of up to two months in determining the final sale price, such as in the case of sales to some regions. Revenue is measured initially estimating variables such as quality and volume claims, delays in boarding, etc. Sale of petroleum products For all petroleum products, there is only one performance obligation that includes transport and handling services to the point of delivery. The price is determined based on the price at the point of delivery, adding the price of the services rendered (freight, handling of jet fuel, etc.) with the provisions and terms established by the Comisión Reguladora de Energía (Energy Regulatory Commission or “CRE”). Revenue is recognized at a point in time when control is transferred to the customer, which occurs either at the point of shipping or when it is delivered at the customer’s facilities. Therefore, transportation fees can be included in the price of sale of the product and are considered part of a single performance obligation since transportation is rendered before control is transferred. Revenue is initially measured by estimating variables such as quality and volume claims, etc. Invoices are usually payable within 30 days. Sales of natural gas There is only one performance obligation that includes transport and handling services to the point of delivery. The transaction price is established at the Revenue is recognized at a point in time when control is transferred to the customer, which occurs when it is delivered at the customer’s facilities. Therefore,

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

Products / services	Nature, performance obligations	Timing of revenue recognition
	time of sale, including the estimation of variable considerations such as capacity, penalties, extraordinary sales not included in contracts, adjustments for quality or volume claims, and incentives for the purchase of products; which are known days after the transaction. Such variable consideration is recognized to the extent that it is probable that it will not be reversed in a future period.	transportation fees can be included in the price of sale of the product and are considered part of a single performance obligation since transportation is rendered before control is transferred. Revenue initially is measured estimating variables as quality and volume claims, etc. Invoices are usually payable within 30 days.
Services	In cases where within the same service order there are transportation and storage services, there could exist more than one performance obligation, depending on the term of the service. When there is a performance obligation, the price is not distributed, but if it is considered that there is more than one performance obligation, the price of the transaction is considered based on the prices established in the service orders and which also include penalties such as quality and volume claims.	Income is recognized over time as the service is rendered. Invoices are usually payable within 22 days.
Other products	There is only one performance obligation that includes transportation for delivery to destination. The sale and delivery of the product are made at the same time and because they are FOB, transportation fees are included in the price of sale of the product. The transaction price is established at the time of sale, including the estimation of variable considerations such as capacity, penalties, extraordinary sales not included in contracts, adjustments for quality or volume claims, and incentives for the purchase of products; which are known days after the transaction.	The price of the product is estimated on the date of sale and considers variables such as quality and volume claims, etc. Invoices are usually payable within 30 days.

B. Accounts receivable in the statement of financial position

As of March 31, 2024 and December 31, 2023, PEMEX had accounts receivable derived from customer contracts in the amounts of Ps. 128,095,559 and Ps. 111,394,431, respectively (see Note 10).

89 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

C. Practical expedients

i. Significant financial component, less than one year

PEMEX does not need to adjust the amount committed in consideration for goods and services to account for the effects of a significant financing component, since the transfer and the time of payment of a good or service committed to the customer is less than one year.

ii. Practical expedient

PEMEX applied the practical expedient, so disclosure about remaining performance obligations that conclude in less than one year is not needed.

When PEMEX is entitled to consideration for an amount that directly corresponds to the value of the performance that PEMEX has completed, it may recognize an income from ordinary activities for the amount to which it has the right to invoice.

D. The Automotive Incentive

On March 4, 2022, the Mexican Government published a decree in the Official Gazette of the Federation establishing a tax incentive pursuant to which PEMEX can recover the difference between the international reference price of gasoline and the price at which gasoline is traded in the domestic market, effective until December 31, 2024. The automative incentive is included as a separate line item in total sales in the Statement of Comprehensive Income.

90 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

NOTE 8. FINANCIAL INSTRUMENTS

A. Accounting classifications and fair values of financial instruments

The following tables present information about PEMEX's carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy, as of March 31, 2024, and December 31, 2023. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

As of March 31, 2024	Carrying amount (in thousands of Mexican pesos) FVTPL	FVOCI – debt instruments	FVOCI – equity instruments	Financial assets at amortized cost	Other financial liabilities	Total carrying amount	Fair value hierarchy Level 1	Level 2	Level 3	Total
Financial assets measured at fair value										
Derivative financial instruments	9,398,635	-	-	-	-	9,398,635	-	9,398,635	-	9,398,635
Equity instruments(i)	-	-	552,355	-	-	552,355	-	552,355	-	552,355
Total	9,398,635	-	552,355	-	-	9,950,990				
Financial assets not measured at fair value										
Cash and cash equivalents	-	-	-	72,026,251	-	72,026,251	-	-	-	-
Customers	-	-	-	128,095,559	-	128,095,559	-	-	-	-
Officials and employees	-	-	-	5,558,574	-	5,558,574	-	-	-	-
Sundry debtors	-	-	-	31,141,389	-	31,141,389	-	-	-	-
Investments in joint ventures and associates	-	-	-	1,789,377	-	1,789,377	-	-	-	-
Notes receivable	-	-	-	1,078,946	-	1,078,946	-	-	-	-
Mexican Government Bonds	-	-	-	60,501,114		60,501,114	58,752,695		-	58,752,695
Other assets	-	-	-	7,765,363	-	7,765,363	-	-	-	-
Total	-	-	-	307,956,573	-	307,956,573				
Financial liabilities measured at fair value										
Derivative financial instruments	(53,290,433)	-	-	-	-	(53,290,433)	-	(53,290,433)	-	(53,290,433)
Total	(53,290,433)	-	-	-	-	(53,290,433)				
Financial liabilities not measured at fair value										
Suppliers	-	-	-	-	(364,814,305)	(364,814,305)	-	-	-	-
Accounts and accrued expenses payable	-	-	-	-	(82,371,507)	(82,371,507)	-	-	-	-
Leases	-	-	-	-	(40,740,446)	(40,740,446)	-	-	-	-
Debt	-	-	-	-	(1,692,803,465)	(1,692,803,465)	-	(1,454,065,508)	-	(1,454,065,508)
Total	-	-	-	-	(2,180,729,723)	(2,180,729,723)				

(i)Refers to the participation in TAG Pipelines Sur, S. de R.L. de C.V.

91 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

	Carrying amount (in thousands of Mexican pesos)						Fair value hierarchy			
As of December 31, 2023	FVTPL	FVOCI – debt instruments	FVOCI – equity instruments	Financial assets at amortized cost	Other financial liabilities	Total carrying amount	Level 1	Level 2	Level 3	Total
Financial assets measured at fair value										
Derivative financial instruments	9,926,384	-	-	-	-	9,926,384	-	9,926,384	-	9,926,384
Equity instruments(i)	-	-	552,355	-	-	552,355	-	552,355	-	552,355
Total	9,926,384	-	552,355	-	-	10,478,739				
Financial assets not measured at fair value										
Cash and cash equivalents	-	-	-	68,747,376	-	68,747,376	-	-	-	-
Customers	-	-	-	111,394,431	-	111,394,431	-	-	-	-
Officials and employees	-	-	-	5,633,492	-	5,633,492	-	-	-	-
Sundry debtors	-	-	-	35,253,635	-	35,253,635	-	-	-	-
Investments in joint ventures and associates	-	-	-	1,854,803	-	1,854,803	-	-	-	-
Notes receivable	-	-	-	1,179,706	-	1,179,706	-	-	-	-
Mexican Government Bonds	-	-	-	64,132,418		64,132,418	62,731,992		-	62,731,992
Other assets	-	-	-	6,109,398	-	6,109,398	-	-	-	-
Total	-	-	-	294,305,259	-	294,305,259				
Financial liabilities measured at fair value										
Derivative financial instruments	(36,494,962)	-	-	-	-	(36,494,962)	-	(36,494,962)	-	(36,494,962)
Total	(36,494,962)	-	-	-	-	(36,494,962)				
Financial liabilities not measured at fair value										
Suppliers	-	-	-	-	(368,345,849)	(368,345,849)	-	-	-	-
Accounts and accrued expenses payable	-	-	-	-	(83,646,764)	(83,646,764)	-	-	-	-
Leases	-	-	-	-	(41,848,333)	(41,848,333)	-	-	-	-
Debt	-	-	-	-	(1,794,470,357)	(1,794,470,357)	-	(1,577,509,797)	-	(1,577,509,797)
Total	-	-	-	-	(2,288,311,303)	(2,288,311,303)				

(i)Refers to the participation in TAG Pipelines Sur, S. de R.L. de C.V.

92 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

Debt is recognized at amortized cost and the fair value of debt is estimated using quotes from major market sources which are then adjusted internally using standard market pricing models. As a result of relevant assumptions, the estimated fair value does not necessarily represent the actual terms at which existing transactions could be liquidated or unwound.

B. Fair value hierarchy

PEMEX values the fair value of its financial instruments under standard methodologies commonly applied in the financial markets. PEMEX's related assumptions and inputs therefore fall under the three Levels of the fair value hierarchy for market participant assumptions, as described below.

The fair values determined by Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs are based on quoted prices for similar assets or liabilities in active markets, and inputs other than quoted prices that are observed for assets or liabilities. Level 3 inputs are unobservable inputs for the assets or liabilities, and include situations where there is little, if any, market activity for the assets or liabilities.

Management uses appropriate valuation techniques based on the available inputs to measure the fair values of PEMEX's applicable financial assets and liabilities.

When available, PEMEX measures fair value using Level 1 inputs, because they generally provide the most reliable evidence of fair value.

C. Fair value of DFIs

PEMEX periodically evaluates its exposure to international hydrocarbon prices, interest rates and foreign currencies and uses DFIs as a mitigation mechanism when potential sources of market risk are identified.

PEMEX monitors the fair value of its DFI portfolio on a periodic basis. The fair value, or Mark-to-Market (MtM), represents the price at which one party would assume the rights and obligations of the other and is calculated for DFIs through models commonly used in the international financial markets, based on inputs obtained from major market information systems and price providers. Therefore, PEMEX does not have an independent third party to value its DFIs.

PEMEX calculates the fair value of its DFIs through the tools developed by its market information providers such as Bloomberg, and through valuation models implemented in software packages used to integrate all of PEMEX's business areas and accounting, such as SAP (System Applications Products).

PEMEX's DFI portfolio is composed primarily of swaps, for which fair value is estimated by projecting future cash flows and discounting them with the corresponding discount factor; for currency and interest rate options, this is done through the Black Scholes Model, and for crude oil options, through the Levy Model for Asian options.

According to IFRS 13 "Fair Value Measurement", the mark-to-market value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation. Due to the above, PEMEX applies the credit value adjustment ("CVA") method to calculate the fair value of its DFIs.

Given that PEMEX's hedges are cash flow hedges, their effectiveness is preserved regardless of the variations in the underlying assets or reference variables since, through time, asset flows are offset by liabilities flows. Therefore, it is not necessary to measure or monitor the hedges' effectiveness.

93 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

PEMEX's DFIs' fair-value assumptions and inputs fall under Level 2 of the fair value hierarchy for market participant assumptions.

D. Accounting treatment applied and impact in the financial statements

PEMEX enters into derivatives transactions with the sole purpose of hedging financial risks related to its operations, firm commitments, planned transactions and assets and liabilities recorded on its statement of financial position. Nonetheless, some of these transactions do not qualify for hedge accounting treatment because they do not meet the requirements of the accounting standards for designation as hedges. They are therefore recorded in the financial statements as instruments entered into for trading purposes, despite the fact that their cash flows are offset by the cash flows of the positions (assets or liabilities) to which they relate. As a result, the changes in their fair value are recognized in the "Derivative financial instruments (cost) income, net" line item in the consolidated statement of comprehensive income.

As of March 31, 2024, and December 31, 2023 (includes the embedded derivative), the net fair value of PEMEX's DFIs, including both DFIs that have not reached maturity and those that have reached maturity but have not been settled, recognized in the consolidated statement of financial position, was Ps. (43,891,797) and Ps. (26,568,578), respectively. As of March 31, 2024, and December 31, 2023, PEMEX did not have any DFIs designated as hedges for accounting purposes.

All of PEMEX's DFIs are treated, for accounting purposes, as instruments entered into for trading purposes, therefore any change in their fair value, caused by any act or event, impacts directly in the "Derivative financial instruments (cost) income, net" line item in the consolidated statement of comprehensive income.

For the three-month periods ended March 31, 2024, and 2023, PEMEX recognized a net (loss) gain of Ps. (5,718,861) and Ps. 298,392, respectively, in the "Derivative financial instruments (cost) income, net" line item with respect to DFIs treated as instruments entered into for trading purposes (the loss as of March 31, 2024, includes the loss from the cancellation of the embedded derivative).

In accordance with established accounting policies, PEMEX has analysed the different non-financial contracts that PEMEX has entered into and has determined that according to the terms thereof none of these agreements meet the criteria to be classified as embedded derivatives. Accordingly, as of March 31, 2024, and December 31, 2023, PEMEX did not recognize any embedded derivatives (foreign currency or index) in the non-financial contracts.

As of December 31, 2023, PEMEX had recognized a favorable implicit forward for Ps. 194,194 contained in an FX Single Cross Currency Swap contract, with maturity date in February 2024, therefore, as of March 31, 2024, PEMEX stopped recognizing the implicit forward.

E. IBOR reference rates transition

As a result of the decision made by the Financial Stability Board (FSB), the Interbank Offered Rates ("IBORs"), such as the LIBOR in dollars (over-night "O/N", one week "1W", two months "2M" and twelve months "12M") or the EURIBOR in Euros, ceased being published in 2022 and were replaced by alternative reference rates, based on risk-free rates obtained from market operations.

The discontinuation of the publication of these rates was originally scheduled for December 2021. Nevertheless, on November 2020, the ICE Benchmark Administration Limited (known as "ICE") announced an extension until June 2023 for the publication of the most common LIBOR rates in dollars, (over-night "O/N", one month "1M", three months "3M", six months "6M" and twelve months "12M").

Therefore, PEMEX reviewed contracts expiring after the applicable discontinuation dates, that could be impacted by the change in the aforementioned rates and has carried out all the relevant negotiations with its counterparts to establish the new rates in their

94 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

contracts.

As of December 31, 2023, PEMEX has already amended the whole set of financial instruments referenced to IBOR variable rates and has already established the corresponding financial instruments referenced to risk-free rates ("RFR").

Furthermore, because of the reference rate transition based on RFR, PEMEX has adopted the policy of not entering into new DFIs referenced to IBOR rates; Additionally, the construction of the discount curves that PEMEX uses to calculate the fair value of its DFIs, already includes financial instruments referenced to the corresponding currency RFR now applied.

As a result of the policy, from 2021 to the first quarter of 2024, PEMEX contracted financing operations in U.S. dollars at floating rates only linked to the new RFR rates.

In the event that TIIE ceases to be published, the financial instruments portfolio referenced to these floating rates is composed of debt instruments and DFIs as shown below:

	Reference Rate	****Notional Amount As of March 31, 2024 (in thousands of each currency)***
Debt	TIIE 28D MXN	181,167,330
	TIIE 91D MXN	18,367,170
DFI	TIIE 28D MXN	31,733,673

*Note: Notional amounts with maturity after March 31, 2024.

Regarding this matter, Banco de Mexico (the Mexican Central Bank) has announced that the 28-day TIIE will cease to be a reference for new contracts starting from January 1st, 2025. Similarly, the 91-day and 182-day TIIE ceased to be references for new contracts starting from January 1, 2024.

PEMEX's portfolio also consists of additional debt instruments and DFIs referenced at fixed rates, which are not listed in the table above since PEMEX's fixed rate portfolio will not be impacted by the IBOR transition.

According to the general market practice, PMI Trading credit agreements include the new language to use the SOFR as the benchmark rate.

NOTE 9. CASH AND CASH EQUIVALENTS

As of March 31, 2024 and December 31, 2023, cash and cash equivalents were as follows:

	March 31, 2024	December 31, 2023
Cash on hand and in banks [1]	Ps. 56,956,470	Ps. 45,728,321
Highly liquid investments [2]	15,069,781	23,019,055
Total of cash and cash equivalents	**Ps. 72,026,251**	**Ps. 68,747,376**

[1] Cash on hand and in banks is primarily composed of cash in banks.
[2] Mainly composed of short-term Mexican Government investments.

95 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

NOTE 10. CUSTOMERS AND OTHER FINANCING AND NON-FINANCING ACCOUNTS RECEIVABLE

As of March 31, 2024 and December 31, 2023, accounts receivable and other receivables were as follows:

A. Customers

	March 31, 2024	December 31, 2023
Domestic customers	Ps. 90,572,472	Ps. 79,069,658
Export customers	37,523,087	32,324,773
Total customers, net	**Ps. 128,095,559**	**Ps. 111,394,431**

B. Other financial and non-financial accounts receivable

	March 31, 2024	December 31, 2023
Financial assets:		
Sundry debtors [1]	Ps. 31,141,389	Ps. 35,253,635
Employees and officers	5,558,573	5,633,492
Total financial assets	**Ps. 36,699,962**	**Ps. 40,887,127**
Non-financial assets:		
Taxes to be recovered and prepaid taxes	Ps. 62,913,083	Ps. 155,336,028
Special Tax on Production and Services	8,109,457	2,603,657
Other accounts receivable	3,534,680	5,139,993
Total non-financial assets:	**Ps. 74,557,220**	**Ps. 163,079,678**

[1] Includes Ps. 826,914 and Ps. (827,739) of impairment, as of March 31, 2024 and December 31, 2023, respectively.
[2]

NOTE 11. INVENTORIES

As of March 31, 2024 and December 31, 2023, inventories were as follows:

	March 31, 2024	December 31, 2023
Refined and petrochemicals products	Ps. 47,863,067	Ps. 51,455,826
Products in transit	32,608,661	25,510,618
Crude oil	26,566,437	28,428,427
Materials and products in stock	5,784,844	5,870,013
Gas and condensate products	133,273	160,180
Materials in transit	61,993	610,928
	Ps. 113,018,275	**Ps. 112,035,992**

96 of 116

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 97 of 116 NOTE 12. INVESTMENTS IN JOINT VENTURES AND ASSOCIATES A. The investments in joint ventures and associates as of March 31, 2024 and December 31, 2023 were as follows: March 31, December 31, Percentage of investment 2024 2023 Sierrita Gas Pipeline LLC 35.00% Ps. 820,138 Ps. 879,616 Frontera Brownsville, LLC. 50.00% 347,403 354,691 Texas Frontera, LLC. 50.00% 156,601 178,421 CH4 Energía, S. A. de C.V. 50.00% 196,065 183,648 Administración del Sistema Portuario Nacional Dos Bocas, S. A. de C.V. 40.00% 87,746 74,529 Other, net Various 181,419 183,898 Total Ps. 1,789,375 Ps. 1,854,803 Profit (loss) sharing in joint ventures and associates: March 31, 2024 2023 Administración del Sistema Portuario Nacional Dos Bocas, S.A. de C.V. Ps. 13,218 Ps. (30,298) Sierrita Gas Pipeline LLC - (29,531) Frontera Brownsville, LLC. (2,230) (919) CH4 Energía S.A. de C.V. 12,417 (11,921) Texas Frontera, LLC. 7,492 (11,888) Other, net - (25,400) Profit sharing in joint ventures and associates, net Ps. 30,897 Ps. (109,957) B. Additional information about the significant investments in joint ventures and associates is presented below: Associates  Sierrita Gas Pipeline LLC. This company was created on June 24, 2013. Its main activity is the developing of projects related to the transportation infrastructure of gas in the United States. This investment is recorded under the equity method.  Frontera Brownsville, LLC. Effective April 1, 2011, PMI SUS entered into a joint venture with TransMontaigne Operating Company L.P (TransMontaigne) to create Frontera Brownsville, LLC. Frontera Brownsville, LLC was incorporated in Delaware, United States, and has the corporate power to own and operate certain facilities for the storage and treatment of clean petroleum products. This investment is recorded under the equity method.  Texas Frontera, LLC. This company was constituted on July 27, 2010, and its principal activity is the lease of tanks for the storage of refined product. PMI SUS, which owns 50% interest in Texas Frontera, entered into a joint venture with Magellan OLP, L.P. (Magellan), and together they are entitled to the results in proportion of their respective investment. The company has seven tanks with a capacity of 120,000 barrels per tank. This joint venture is recorded under the equity method. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 98 of 116  CH4 Energía, S.A. de C.V. This company was constituted on December 21, 2000. CH4 Energía engages in the purchase and sale of natural gas and in activities related to the trading of natural gas, such as transport and distribution in Valle de Toluca, México. This joint venture is recorded under the equity method.  Administración del Sistema Portuario Nacional Dos Bocas S.A. de C.V (previously Administración Portuaria Integral de Dos Bocas, S.A. de C.V.). This company was constituted on August 12, 1999. Its primary activity is administrating the Dos Bocas port, which is in Mexico’s public domain, promoting the port’s infrastructure and providing related port services. This investment is recorded under the equity method. NOTE 13. WELLS, PIPELINES, PROPERTIES, PLANT AND EQUIPMENT, NET As of March 31, 2024 and December 31, 2023, wells, pipelines, properties, plant and equipment, net, is presented as follows: Plants Drilling equipment Pipelines Wells Buildings Offshore platforms Furniture and equipment Transportation equipment Construction in progress (1) Land Total fixed assets Investment Balances as of January 1, 2023 1,053,836,879 14,840,995 493,683,632 1,586,407,714 73,865,712 420,363,210 50,809,657 29,297,417 374,025,584 53,125,295 4,150,256,095 Acquisitions 3,555,990 1,033,300 95,260 7,844,170 1,670 550,840 524,900 1,174,170 33,976,760 128,090 48,885,150 Reclassifications 283,910 — — — (339,880) — 39,610 (60) 16,430 — — Capitalization 3,011,920 — 3,728,200 21,173,950 208,650 4,491,700 308,720 9,010 (32,932,150) — — Disposals (196,670) — (130,160) — — — (103,850) (1,560) (1,205,560) — (1,637,800) Translation effect (9,172,310) — (109,150) — (685,260) — (42,830) (292,820) (15,346,180) (169,200) (25,817,750) Balances as of March 31, 2023 1,051,319,719 15,874,295 497,267,782 1,615,425,834 73,050,892 425,405,750 51,536,207 30,186,157 358,534,884 53,084,185 4,171,685,695 Balances as of January 1, 2023 1,053,836,879 14,840,995 493,683,632 1,586,407,714 73,865,712 420,363,210 50,809,657 29,297,417 374,025,584 53,125,295 4,150,256,095 Acquisitions 24,218,720 5,271,100 4,266,300 36,368,940 24,280 2,164,860 2,564,910 3,447,500 249,698,512 140,930 328,166,052 Reclassifications 3,396,480 — 103,670 2,967,760 (197,220) (2,648,540) (246,280) 1,000 3,855,890 — 7,232,760 Capitalization 15,580,570 — 15,121,590 71,789,810 1,739,570 7,966,840 1,119,100 883,390 (114,200,870) — — Disposals (8,316,930) (1,198,300) (21,457,210) (2,321,630) (52,680) (2,587,350) (611,940) (78,490) (1,360,990) (37,300) (38,022,820) Translation effect (17,728,270) — (273,420) — (1,423,660) — (90,310) (562,380) (31,513,360) (340,630) (51,932,030) Balances as of December 31, 2023 1,070,987,449 18,913,795 491,444,562 1,695,212,594 73,956,002 425,259,020 53,545,137 32,988,437 480,504,766 52,888,295 4,395,700,057 Acquisitions 2,634,900 1,063,180 623,500 7,682,250 20 371,090 541,520 214,780 28,658,120 — 41,789,360 Reclassifications 511,550 — — — 38,830 (550,380) — — — — — Capitalization 6,068,680 — 5,910 13,749,990 817,350 — 172,560 23,390 (20,865,300) 27,420 — Disposals (489,040) — (802,610) — (10,370) — (192,280) (169,090) (2,567,600) (5,090) (4,236,080) Translation effect (1,870,320) — (5,220) — (144,830) — (11,820) (54,190) (4,039,740) (32,940) (6,159,060) Balances as of March 31, 2024 . 1,077,843,219 19,976,975 491,266,142 1,716,644,834 74,657,002 425,079,730 54,055,117 33,003,327 481,690,246 52,877,685 4,427,094,277 PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 99 of 116 Accumulated depreciation and amortization Balances as of January 1, 2023 (789,443,853) (6,593,644) (264,441,515) (1,260,106,083) (47,796,496) (294,192,090) (45,932,403) (15,664,032) (57,335,129) — (2,781,505,245) Depreciation and amortization (8,341,250) (134,150) (3,198,930) (12,538,510) (491,010) (2,652,850) (371,110) (327,748) — — (28,055,558) Reclassifications (276,830) — — — 309,120 — (32,350) 60 — — — (Impairment) (3,968,940) — (2,430,870) (23,506,660) — (14,533,398) — — — — (44,439,868) Reversal of impairment 4,302,480 — — — — — — — — — 4,302,480 Disposals 113,080 — — — — — 56,070 305 — — 169,455 Translation effect 5,188,580 — 214,910 — 338,330 — 71,660 48,530 — — 5,862,010 Balances as of March 31, 2023. (792,426,733) (6,727,794) (269,856,405) (1,296,151,253) (47,640,056) (311,378,338) (46,208,133) (15,942,885) (57,335,129) — (2,843,666,726) Balances as of January 1, 2023 (789,443,853) (6,593,644) (264,441,515) (1,260,106,083) (47,796,496) (294,192,090) (45,932,403) (15,664,032) (57,335,129) — (2,781,505,245) Depreciation and amortization (33,219,850) (714,350) (12,824,020) (73,618,580) (1,858,330) (12,164,310) (1,645,720) (1,510,116) — — (137,555,276) Reclassifications 45,407,770 — (46,118,320) (6,926,040) 327,930 109,160 (12,330) 74,390 (95,320) — (7,232,760) (Impairment) (45,202,986) — (22,452,490) (55,380,990) — (26,134,930) — — (4,808,840) — (153,980,236) Reversal of impairment 19,244,900 — 18,153,170 52,926,380 23,570 29,485,650 10,100 33,078 5,305,870 — 125,182,718 Disposals 7,510,670 411,410 18,624,270 1,216,350 41,730 2,064,410 587,800 55,608 — — 30,512,248 Translation effect 10,150,720 — 196,130 — 693,390 — 57,640 102,780 — — 11,200,660 Balances as of December 31, 2023 (785,552,629) (6,896,584) (308,862,775) (1,341,888,963) (48,568,206) (300,832,110) (46,934,913) (16,908,292) (56,933,419) — (2,913,377,891) Depreciation and amortization (8,029,830) (171,490) (3,399,630) (17,070,010) (421,830) (2,937,820) (408,030) (442,057) — — (32,880,697) Reclassifications (27,520) — — — (18,750) 46,270 — — — — — (Impairment) (196,860) — (4,202,050) (6,862,990) — (2,393,760) — — (1,277,980) — (14,933,640) Reversal of impairment — — 1,676,727 5,472,320 — 83,120 — — 55,630 — 7,287,797 Disposals 188,920 — 802,597 — 4,050 — 190,920 99,540 — — 1,286,027 Translation effect 1,069,040 — 5,790 — 67,760 — 5,430 12,920 — — 1,160,940 Balances as of March 31, 2024 (792,548,879) (7,068,074) (313,979,341) (1,360,349,643) (48,936,976) (306,034,300) (47,146,593) (17,237,889) (58,155,769) — (2,951,457,464) Wells, pipelines, properties, plant and equipment— net as of March 31, 2023 258,892,986 9,146,501 227,411,377 319,274,581 25,410,836 114,027,412 5,328,074 14,243,272 301,199,755 53,084,185 1,328,018,969 Wells, pipelines, properties, plant and equipment— net as of December 31, 2023 285,434,820 12,017,211 182,581,787 353,323,631 25,387,796 124,426,910 6,610,224 16,080,145 423,571,347 52,888,295 1,482,322,166 Wells, pipelines, properties, plant and equipment— net as of March 31, 2024 285,294,340 12,908,901 177,286,801 356,295,191 25,720,026 119,045,430 6,908,524 15,765,438 423,534,477 52,877,685 1,475,636,813 Depreciation rates 3 to 5% 5% 2 to7% — 3 to 7% 4% 3 to 10% 4 to 20% — — — Estimated useful lives 20 to 35 20 15 to 45 — 33 to 35 25 3 to 10 5 to 25 — — — (1)Mainly wells, pipelines and plants. A. For the three-month period ended March 31, 2024 and 2023, the financing cost identified with fixed assets in the construction or installation stage, capitalized as part of the value of such fixed assets, was Ps. 2,531,378, and Ps. 1,194,181, respectively. Financing cost rates during 2024 and 2023 were 7.82% to 18.68%, and 6.47% to 7.51%, respectively. B. The combined depreciation of fixed assets and amortization of wells for the three-month period ended March 31, 2024 and 2023, recognized in operating costs and expenses, was Ps. 32,880,697 and Ps. 28,055,558, respectively. These figures include Ps. 36,420 and Ps.8,756 for oil and gas production assets and costs related to plugging and abandonment of wells for the three- month period ended March 31, 2024 and 2023, respectively. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 100 of 116 C. As of March 31, 2024 and December 31, 2023, provisions relating to future plugging of wells costs amounted to Ps. 61,545,044 and Ps. 61,117,106, respectively, and are presented in the “Provisions for plugging of wells” (see Note 17). D. For the three-month period ended March 31, 2024 and 2023, the translation effect of property, plant and equipment items from a different currency than the presentation currency was Ps. (4,998,120) and Ps. (19,955,740), respectively, which was mainly plant. E. During the three-month period ended March 31, 2024 and 2023, PEMEX recognized a net impairment of Ps. (7,645,843) and Ps. (40,137,388), respectively, which is presented as a separate line item in the consolidated statement of comprehensive income as follows: 2024 2023 (Impairment) / Reversal of impairment, net Pemex Exploration and Production Ps. (7,529,638) Ps. (40,668,324) Pemex Logistics (171,830) — Pemex Industrial Transformation 55,625 530,936 (Impairment), net Ps. (7,645,843) Ps. (40,137,388) Cash-Generating Unit of Pemex Exploration and Production During the three-month periods ended March 31, 2024 and 2023, Pemex Exploration and Production recognized a net (impairment) of Ps. (7,529,638) and Ps. (40,668,324), respectively, shown by CGUs as follows: 2024 2023 Tsimin Xux Ps. (7,494,656) Ps. (5,436,738) Ogarrio Magallanes (3,802,863) (5,454,953) Antonio J. Bermúdez (1,881,362) (1,468,919) Lakach (1,240,831) (292,042) Burgos (291,449) (4,184,853) Misión CEE (35,310) (342,271) Cuenta Macuspana (15,342) (58,856) Arenque 242,554 — Poza Rica 385,159 — Tamaulipas Constituciones 684,341 (16,994) Aceite Terciario del Golfo 1,699,194 (2,431,854) Cantarell 1,704,579 (2,041,589) Ayin Alux 2,516,348 — Cárdenas Mora CEE — (1,819) Chuc — (12,614,968) Crudo Ligero Marino — (3,167,710) Ixtal - Manik — (3,033,096) Santuario CEE — (121,662) (Impairment) net Ps. (7,529,638) Ps. (40,668,324)

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

As of March 31, 2024 Pemex Exploration and Production recognized a net impairment of Ps. (7,529,638) mainly due to: (i) an increase in cost and expenses mainly in Tsimin Xux, Ogarrio Sánchez, Antonio J. Bermudez and Lakach CGUs, generating a negative effect of Ps.21,434,654; (ii) an increase in the discount rate of Ps. 19,629,380, from 9.93% in December 31, 2023 to 10.43% in March 31, 2024; (iii) the negative effect due to an exchange rate of Ps. 2,839,959, from Ps. 16.9220 = U.S.$1.00 as of December 31, 2023, to Ps. 16.6780 = U.S.$1.00 as of March 31, 2024; (iv) a negative tax effect of Ps. 1,742,111, due to a lower tax base motivated by increases in cost and expenses at the Aceite Terciario del Golfo, Cantarell and Tamaulipas Constituciones CGUs. These effects were partially offset by (i) an increase in production profiles volume in the barrel of crude oil equivalent generating a positive effect of Ps. 38,116,466 mainly in the Cantarell, Tamaulipas Constituciones and Crudo Ligero Marino CGUs.

As of March 31, 2023, Pemex Exploration and Production recognized a net impairment of Ps. (40,668,324) mainly due to: (i) a decrease in production profiles volume in the barrel of crude oil equivalent generating a negative effect of Ps. 50,221,848, of which Ps. 14,667,656 are from the Cantarell CGU, Aceite Terciario del Golfo ("ATG"), Ixtal Manik, Antonio J. Bermúdez and Chuc CGUs; and (ii) the negative effect due to an exchange rate of Ps. 17,528,115, from Ps. 19.4143 = U.S. $1.00 as of December 31, 2022, to Ps. 18.1052 = U.S.$1.00 to as of March, 2023 and (iii) an increase in the discount rate of Ps. 18,519,732, due to the increase in the debt component in the Weighted Average Cost of Capital ("WAAC") derived from the rise in global interest rates, which impacted PEMEX's benchmark rates that oil and gas industry uses to determine these discount rates, mainly in the ATG, Cantarell, Antonio J. Bermúdez CGU; These effects were partially offset by (iv) an increase in crude oil prices, generating a positive effect of Ps. 30,598,928; and (v) a positive tax effect of Ps. 15,002,444, due to lower income in proved reserves as of January 1, 2023.

The CGUs of Pemex Exploration and Production are investment projects in productive fields with hydrocarbon reserves associated with proved reserves. These productive hydrocarbon fields contain varying degrees of heating power consisting of a set of wells and are supported by fixed assets associated directly with production, such as pipelines, production facilities, offshore platforms, specialized equipment and machinery.

Each project represents the smallest unit which can concentrate the core revenues, with clear costs and expenses that enable future cash flows (value in use) to be determined.

Pemex Exploration and Production determines the recoverable amount of fixed assets based on the long-term estimated prices for Pemex Exploration and Production's proved reserves. The recoverable amount on each asset is the value in use.

To determine the value in use of long-lived assets associated to hydrocarbon extraction, the net present value of reserves is determined based on the following assumptions:

	2024	**2023**
Average crude oil price	65.73 U.S.$/bl	61.53 U.S.$/bl
Average gas price	4.85 U.S.$/mpc	4.99 U.S.$/mpc
Average condensates price	74.94 U.S.$/bl	66.98 U.S.$/bl
After-tax discount rate	10.43% annual	10.03% annual

For the three-month period ended March 31, 2024 and 2023 the total forecast production, calculated with a horizon of 25 years, was 6,863 Billion barrels per day (Bbd) and 6,850 Bbd per day of crude oil equivalent, respectively.

Pemex Exploration and Production, in compliance with practices observed in the industry, estimates the recovery value of an asset by determining its value in use, based on cash flows associated with proved reserves after taxes and using a discount rate, also after taxes. Cash flows related to plugging wells provision costs are excluded in this computation of discounted cash flows.

101 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

As of March 31, 2024 and 2023, values in use for CGU are:

	2024	2023
Chuc	Ps. 55,399,694	Ps. 44,100,172
Crudo Ligero Marino	32,228,351	22,204,768
Aceite Terciario del Golfo	29,111,363	41,959,786
Ogarrio Magallanes	26,386,676	24,104,628
Tsimin Xux	24,306,763	28,379,430
Antonio J. Bermúdez	22,206,705	8,422,887
Cantarell	21,757,912	—
Ixtal - Manik	13,059,588	8,120,160
Poza Rica	6,038,332	—
Tamaulipas Constituciones	5,042,725	2,699,200
Ayin Alux	4,342,218	—
Santuario El Golpe	3,451,197	—
Cárdenas Mora	3,127,784	—
Arenque	2,742,274	—
Burgos	2,640,180	8,972,535
Cuenca de Macuspana	574,732	—
Total	**Ps. 252,416,494**	**Ps. 188,963,566**

Cash-Generating Units of Pemex Industrial Transformation

During the three-month periods ended March 31, 2024 and 2023, Pemex Industrial Transformation recognized a net reversal of (impairment) of Ps. 55,625 and Ps. 530,936, respectively, shown by CGUs as follows:

	2024	2023
Gas Poza Rica Processor Complex	Ps. 55,625	Ps. 22,634
Salamanca Refinery	—	3,799,193
Morelos Petrochemical Complex	—	242,710
Cangrejera Petrochemical Complex	—	237,939
Gas Arenque Processor Complex	—	(98,704)
Cosoleacaque Petrochemical Complex	—	(99,425)
Gas Burgos Gas Processor Complex	—	(270,436)
Minatitlán Refinery	—	(1,020,330)
Madero Refinery	—	(2,282,645)
Total	**Ps. 55,625**	**Ps. 530,936**

As of March 31, 2024, Pemex Industrial Transformation recognized a net reversal of impairment of Ps.55,625 due to a (i) marginal increase in cash flows; (ii) an increase in the discount rate of CGUs of refined products from 13.68% as of December 31, 2023 to 14.46% as of March 31, 2024, and (iii) a decrease in the exchange rate used in the projected cash-flows from Ps. 16.9220 = U.S.$1.00 as of December 31, 2023 to Ps. 16.6780 = U.S. $1.00 as of March 31, 2024.

As of March 31, 2023, the net reversal of impairment of Ps. 530,936 due to: (i) improvement production levels as a result of application of rehabilitation program, (ii) a decrease in the discount rate of CGUs of refined products by 14.16% as of December 31, 2022 to 13.65% as of March 31, 2023 and (iii) a decrease in the exchange rate of the peso against the U.S. dollar from a

102 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

peso/U.S. dollar exchange rate of Ps.19.4143 = U.S.$ 1.00 as of December 31, 2022 to Ps. 18.1052 = U.S. $1.00 as of March 31, 2023.

To determine the value in use of long-lived assets associated with the CGUs of Pemex Industrial Transformation, the net present value of cash flows was determined based on the following assumptions:

	As of March 31,									
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
	Refining		Gas		Petrochemicals		Ethylene		Fertilizers	
Average crude oil Price (U.S.$)	105.50	68.89	N.A.		N.A.		N.A.		N.A.	
Processed volume (1)	993 mbd	909 mbd	2,424 mmpcd of humid gas	2,575 mmpcd of humid gas	Variable because the load inputs are diverse					
Rate of U.S.$	$16.6780	$18.1052	$16.6780	$18.1052	$16.6780	$18.1052	$16.6780	$18.1052	$16.6780	$18.1052
Useful lives of the cash-generating units (year average)	11	12	6	6	5	5	5	5	5	5
Pre-tax discount rate	14.46%	13.65%	13.91%	12.78%	10.51%	10.13%	10.51%	10.13%	11.77%	12.70%
Period (2)	2024-2034	2023-2034	2024-2029	2023-2029	2024-2028	2023-2027	2024-2028	2023-2027	2024-2028	2023-2026

(1) Average of the first four years.

(2) The first five years are projected and stabilize at year six.

N.A. = Not applicable

CGUs in Pemex Industrial Transformation are processing centers grouped according to their types of processes as refineries, gas complex processors, and petrochemical centers. These centers produce various finished products for direct sale to customers or intermediate products that can be processed in another of its CGUs or by a third party. Each processing center of Pemex Industrial Transformation represents the smallest unit that has distinguishable revenues, with clear costs and expenses that enable future cash flows (value in use) to be determined.

Cash flow determinations are made based on PEMEX's business plans, operating financial programs, forecasts of future prices of products related to the processes of the CGUs, budget programs and various statistical models that consider historical information of processes and the capacity of various processing centers.

103 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

The recoverable amount of assets is based on each asset's value in use. The value in use for each asset is calculated based on discounted cash flows, taking into consideration the volumes to be produced and sales to be carried out. As of March 31, 2024 and 2023, the value in use for the impairment of fixed assets was as follows:

		2024		2023
Salamanca Refinery	Ps.	47,317,308	Ps.	21,284,351
Minatitlán Refinery		12,874,545		2,794,145
Madero Refinery		3,336,427		8,056,179
Coatzacoalcos Gas Processor Complex		1,635,554		—
Burgos Gas Processor Complex		1,121,968		1,578,930
Cosoleacaque Petrochemical Complex		809,000		1,946,764
Salina Cruz Refinery		—		49,209,493
Cadereyta Refinery		—		47,575,190
Tula Refinery		—		50,171,945
Nuevo Pemex Gas Processor Complex		—		35,694,435
Total	**Ps.**	**67,094,802**	**Ps.**	**218,311,432**

Cash-Generating Units of Pemex Logistics

During the three-month periods ended March 31, 2024, Pemex Logistics recognized a net (impairment) of Ps.(171,830).

As of March 31, 2024, Pemex Logistics recognized an impairment of Ps. (171,830) due to: (i) an increase in the discount rate used for the project future cash flows in storage terminals from 14.80% as of December 31, 2023 to 15.20% as of March 31, 2024.

CGU in Pemex Logistics are storage terminals, pipelines and transport equipment.

The recoverable amounts of Ps.67,999,814 of the assets as of March 31, 2024, corresponding to the discounted cash flows at the rate of 15.20%.

NOTE 14. INTANGIBLE ASSETS, NET

As of March 31, 2024 and December 31, 2023, intangible assets, net were mainly wells unassigned to a reserve and other components of intangible assets, which amounted to Ps. 24,900,678 and Ps. 20,350,819, respectively as follows:

A. Wells unassigned to a reserve

	As of March 31,	
	2024	**2023**
Wells unassigned to a reserve:		
Balance at the beginning of the period	Ps. 18,940,360	Ps. 28,388,655
Additions to construction in progress	8,992,819	8,038,952
Transfers against expenses	(2,511,701)	(7,284,467)
Transfers against fixed assets	(2,151,210)	(2,876,370)
Balance at the end of the period	**Ps. 23,270,268**	**Ps. 26,266,770**

104 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

As of March 31, 2024 and December 31, 2023, PEMEX recognized expenses related to unsuccessful wells of Ps. 8,294,705 and Ps. 8,468,081 respectively, directly in its statement of comprehensive income.

B. Other intangible assets

	As of March 31,			
	2024		2023	
Balance at the beginning of the period	Ps.	1,410,459	Ps.	1,636,279
Additions		245,619		209,509
Effects of foreign exchange		41,564		(89,778)
Amortization		(67,232)		(70,173)
Balance at the end of the period	**Ps.**	**1,630,410**	**Ps.**	**1,685,837**

NOTE 15. GOVERNMENT BONDS, LONG-TERM NOTES RECEIVABLE AND OTHER ASSETS

A. Government bonds

The following table sets forth the balance of Mexican Government local bonds (the "Government Bonds") held by Petróleos Mexicanos valued at amortized cost as of March 31, 2024 and December 31, 2023:

	March 31, 2024		December 31, 2023	
Government bonds [1]	Ps.	60,501,114	Ps.	64,132,418
Less: current portion of Government Bonds, net of expected credit losses		49,842,427		28,637,314
Total long-term notes receivable	**Ps.**	**10,658,687**	**Ps.**	**35,495,104**

[1] As of March 31, 2024 and December 31, 2023, includes an expected credit loss of Ps. 5,595, respectively.

As of November 19, 2020, the value of the Government Bonds was Ps. 128,786,611, and the liability was Ps. 95,597,610.

On November 20, 2020, Petróleos Mexicanos monetized the whole of the Government Bonds by entering into a three-year financial arrangement to partially raise an equivalent of Ps. 95,597,610 at an annual rate of 8.56275%, maturing November 24, 2023. Petróleos Mexicanos retains the risks, benefits and economic rights of the Government Bonds, which were delivered to a financial institution. Petróleos Mexicanos will continue to collect coupon and principal payments from the securities throughout the term of the transaction. Therefore, Petróleos Mexicanos recognizes these Government Bonds as restricted assets and recognizes short-term debt for the monetization. The resources from the Government Bonds were transferred to the FOLAPE for payments related to its pension and retirement plan obligations.

During the period from January 1 to March 31, 2024, interest income generated by the Government Bonds amounted to Ps. 1,407,533, of which Petróleos Mexicanos received payments in the amount of Ps. 1,928,811. During the period from January 1 to March 31, 2023, interest income generated by the Government Bonds amounted to Ps. 2,144,910, of which Petróleos Mexicanos received payments in the amount of Ps. 3,132,554.

As of March 31, 2024 and December 31, 2023 and the Government Bonds consist of 11 and 12 series of development bonds (D Bonds and M Bonds) issued by the SHCP with maturities between 2024 and 2026, at nominal value of Ps. 60,296,694 and Ps. 63,875,778, respectively.

105 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

As of March 31, 2024 and December 31, 2023, the fair value of the transferred assets was Ps. 58,752,695 and Ps. 62,731,992, respectively and the fair value of the associated liabilities was Ps. 58,773,324 and Ps. 49,317,793 respectively, resulting in a net position of Ps. (20,629) and Ps. 13,414,199, respectively.

As of March 31, 2024 and December 31, 2023, the recorded liability was Ps. 58,361,890 (Ps. 58,249,456 of principal and Ps. 112,434 of interest) and Ps. 59,364,989 (Ps. 58,741,483 of principal and Ps. 623,506 of interest), respectively (see Note 16).

The roll-forward of the Mexican Bonds is as follows:

	March 31,	
	2024	**2023**
Balance as of the beginning of the period	Ps. 64,132,418	Ps. 110,179,517
Government Bonds collected [1]	(3,579,085)	(27,901,421)
Accrued interests	1,407,533	2,144,910
Interests received from bonds	(1,928,811)	(3,132,554)
Impact of the valuation of bonds in UDIs	—	117,001
Amortized cost	521,279	791,070
Impairment of bonds	(52,220)	—
Balance at the end of the period	**Ps. 60,501,114**	**Ps. 82,198,523**

[1] During 2024, one Mexican Government Bonds was collected in February.

B. Other assets

As of March 31, 2024 and December 31, 2023, the balance of other assets was as follows:

	March 31, 2024	**December 31, 2023**
Payments in advance [1]	Ps. 7,854,085	Ps.5,907,464
Other	4,335,019	3,353,985
Insurance	1,333,233	1,352,643
Total other assets	**Ps.13,522,337**	**Ps.10,614,092**

[1] Mainly advance payments to contractors for the construction of the Olmeca Refinery in Dos Bocas, Paraíso, Tabasco, through PTI ID.

NOTE 16. DEBT

The Federal Revenue Law applicable to PEMEX as of January 1, 2024, published in the Official Gazette of the Federation on November 13, 2023, authorized Petróleos Mexicanos and its Subsidiary Entities to incur an internal net debt up to Ps. 138,119,100 and an external net debt up to U.S.$3,726,500. PEMEX can incur additional domestic or external debt, as long as the total amount of net debt does not exceed the ceiling established by the Federal Revenue Law.

The Board of Directors approves the terms and conditions for the incurrence of obligations that constitute public debt of Petróleos Mexicanos for each fiscal year, in accordance with the Petróleos Mexicanos Law and the Reglamento de la Ley de Petróleos Mexicanos (Regulations to the Petróleos Mexicanos Law). The terms and conditions are promulgated in accordance with the guidelines approved by the SHCP for Petróleos Mexicanos for the respective fiscal year.

During the period from January 1 to March 31, 2024, PEMEX participated in the following financing activities:

106 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

- On January 17, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 6,000,000. bearing interest at a floating rate linked to 28-day TIIE plus 160 basis points, maturing in April 2024.

- On February 23, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 3,000,000, bearing interest at a floating rate linked to 28-day TIIE plus 350 basis points, maturing in August 2024.

- On February 28, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 4,000,000, bearing interest at a floating rate linked to 28-day TIIE plus 350 basis points, maturing in August 2024.

- On March 4, 2024, Petróleos Mexicanos withdrew Ps.1,000,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 260 basis points, maturing in August 2024.

- On March 6, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 1,000,000, bearing interest at a floating rate linked to 28-day TIIE plus 350 basis points, maturing in April 2024.

- On March 8, 2024, 2024, Petróleos Mexicanos withdrew Ps.1,000,000, from a credit facility bearing interest at a floating rate linked to 91-day TIIE plus a margin of 400 basis points, maturing in June 2024.

- On March 8, 2024, Petróleos Mexicanos withdrew Ps.1,000,000, from a credit facility bearing interest at a floating rate linked to 91-day TIIE plus a margin of 400 basis points, maturing in May 2024.

- On March 25, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 3,000,000, bearing interest at a floating rate linked to 28-day TIIE plus 160 basis points, maturing in June 2024.

- On March 27, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 1,500,000, bearing interest at a floating rate linked to 28-day TIIE plus 160 basis points, maturing in June 2024.

All the financing activities mentioned above were guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics and their respective successors and assignees.

As of March 31, 2024, PEMEX had U.S.$ 6,966,417 and Ps. 20,500,000 in credit lines in order to provide liquidity. As of December 31, 2023, U.S.$230,000 are available and the credit lines in pesos are fully drawn.

As of December 31, 2023, the outstanding amount under PMI Trading's revolving credit line was U.S.$661,213. From January 1 to March 31, 2024, PMI Trading obtained U.S.$271,797 from its revolving credit line and repaid U.S.$730,774.

As of March 31, 2024, the outstanding amount under this revolving credit line was U.S.$202,236 and the available amount was U.S.$22,764.

As of March 31, 2024 and 2023, PEMEX used the following exchange rates to translate the outstanding balances in foreign currencies to pesos in the statement of financial position:

	2024	2023
U.S. dollar	16.6780	18.1052
Japanese yen	0.1100	0.1364
Pounds sterling	21.0576	22.2875
Euro	18.0622	19.6260
Swiss francs	18.4491	16.6404

107 of 116

PEMEX Consolidated
Ticker: PEMEX Quarter: 1 Year: 2024

The following table presents the roll-forward of total debt of PEMEX for each of the three-month period ended March 31, 2024 and 2023, which includes short and long-term debt:

	2024 [1]	2023 [1]
Changes in total debt:		
At the beginning of the period	Ps. 1,794,470,357	Ps. 2,091,463,996
Loans obtained - financing institutions	265,844,278	257,303,473
Debt payments	(330,124,127)	(276,133,915)
Accrued interest [2][3]	35,614,973	38,492,599
Interest (paid)	(50,977,215)	(55,487,717)
Foreign exchange	(22,024,801)	(111,383,162)
At the end of the period	**Ps. 1,692,803,465**	**Ps. 1,944,255,274**

[1]These amounts include accounts payable by Financed Public Works Contracts ("FPWC") (formerly known as, Multiple Services Contracts), which do not generate cash flows.

[2]During 2024, includes Ps. (23,356) of premiums and awards amortizations and Ps. 653,334 of debt and amortized cost.

[3]During 2023, includes Ps. 106,957 of premiums and awards amortizations; Ps. (984,320) of fees and expenses related to the issuance of debt and amortized cost of Ps. 193,108.

NOTE 17. PROVISIONS FOR SUNDRY CREDITORS

As of March 31, 2024 and December 31, 2023, the provisions for sundry creditors and others is as follows:

	2024	2023
Provision for plugging of wells (Note 13)	Ps. 61,545,044	Ps. 61,117,106
Provision for trails in process (Note 19)	9,609,726	12,436,092
Provision for environmental costs	8,200,371	9,757,356
	Ps. 79,355,141	**Ps. 83,310,554**

NOTE 18. EQUITY (DEFICIT)

A. *Certificates of Contribution "A"*

The capitalization agreement between Petróleos Mexicanos and the Mexican Government states that the Certificates of Contribution "A" constitute permanent capital.

For the three-month period ended March 31, 2024, Petróleos Mexicanos received Ps. 77,237,018 in Certificates of Contribution "A" from the Mexican Government.

During 2023, Petróleos Mexicanos received Ps. 166,615,123 in Certificates of Contribution "A" from the Mexican Government and were designated for the construction of the Olmeca Refinery in Dos Bocas, Paraíso, Tabasco, for the strengthening of financial position, strengthening of fertilizers chain and the rehabilitation plan of the National Refining System.

108 of 116

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 109 of 116 PEMEX’s Certificates of Contribution “A” are as follows: Amount Certificates of Contribution “A” as of December 31, 2022 Ps. 1,029,592,293 Increase in Certificates of Contribution “A” during 2023 166,615,123 Certificates of Contribution “A” as of December 31, 2023 Ps. 1,196,207,416 Increase in Certificates of Contribution “A” during 2024 77,237,018 Certificates of Contribution “A” as of March 31, 2024 Ps. 1,273,444,434 Mexican Government contributions made in the form of Certificates of Contribution “A” during 2024 totaled Ps. 77,237,018 and were designated for the strengthening of financial position as follows: Date Strengthening of financial position January 12 Ps. 22,479,358 February 12 32,391,756 March 7 13,997,554 March 26 5,857,845 March 26 2,510,505 Total Ps. 77,237,018 B. Mexican Government contributions As of March 31, 2024 and December 31, 2023, there were no Mexican Government contributions apart from Certificates of Contribution “A”. C. Legal reserve Under Mexican law, each of the Subsidiary Companies is required to allocate a certain percentage of its net income to a legal reserve fund until the fund reaches an amount equal to a certain percentage of each Subsidiary Company’s capital stock. As of March 31, 2024 and December 31, 2023, there were no changes to the legal reserve. D. Accumulated other comprehensive income (loss) As of March 31, 2024 and 2023 the discount rates related to the liability for employee benefits carried by PEMEX were 9.82% and 9.47% respectively, similar to the discount rates as of December 2023 and 2022, 9.42% and 9.39%, respectively. Therefore, PEMEX did not make any adjustments in actuarial gains and losses. E. Accumulated deficit from prior years PEMEX has recorded negative earnings in the past several years. However, the Ley de Concursos Mercantiles (“Commercial Bankruptcy Law of Mexico”) is not applicable to Petróleos Mexicanos and the Subsidiary Entities. Furthermore, the financing agreements to which PEMEX is a party do not provide for financial covenants that would be breached or events of default that would be triggered as a consequence of negative equity. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 110 of 116 F. Uncertainty related to going concern The condensed consolidated interim financial statements have been prepared assuming PEMEX will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in normal course of business. However, substantial doubt about PEMEX’s ability to continue as a going concern exists. Facts and conditions PEMEX has substantial debt, incurred mainly to finance the capital expenditures needed to carry out its capital investment projects and to fund its operating expenses. Due to its heavy fiscal burden resulting from the payment of hydrocarbon extraction duties, the cash flows derived from PEMEX’s operations in recent years have not been sufficient to fully fund its operations and capital expenditure programs, which have been partially supported by the Mexican Government's equity contributions. In addition, PEMEX´s working capital has deteriorated in recent years. In 2022, 2023 and 2024, certain ratings agencies downgraded PEMEX’s credit rating, mainly driven by concerns around our operating performance, liquidity and the Mexican government’s ability and willingness to provide us with additional liquidity, as well the volatility of the crude oil prices and the downgrade of the Mexican Government’s sovereign debt rating, impacting PEMEX´s access to the financial markets, the cost and terms of PEMEX’s new debt and contract renegotiation that PEMEX may carry out during 2024. These conditions have negatively impacted PEMEX´s financial performance and also its liquidity position. As of March 31, 2024 and 2023, PEMEX recognized net income of Ps. 4,682,206 and Ps.56,735,776, respectively. In addition, as of March 31, 2024 and December 31, 2023, PEMEX had a negative equity of Ps. (1,577,048,747), and Ps. (1,652,978,810), respectively, mainly due to continuous net losses in prior years, and a negative working capital of Ps. 502,451,918 and Ps. 585,176,915, as of March 31, 2024 and December 31, 2023, respectively. PEMEX has budget autonomy, and, in public finance terms, is subject to the cash flows financial balance goals approved in the Decreto de Presupuesto de Egresos de la Federación (“Federal Expenditure Budget Decree”). This represents the difference between its gross revenues (inflows) and its total budgeted expenditures (outflows) including the financial cost of its debt, which is proposed by the SHCP and approved by the Chamber of Deputies. The Federal Budget for 2024 authorized PEMEX to have a financial balance budget of Ps. 145,000,000, and conduct financing activities that do not represent a net debt in terms of public debt greater than Ps. 203,705,500 and other financing activities that do not represent net public debt. This financial balance does not consider the payment of principal during 2024, which PEMEX expects to cover with equity contributions from the Mexican Government. PEMEX has short-term debt principal maturities (including interest payable) of Ps.402,624,475 as of March 31, 2024. The combined effect of the above-mentioned events indicates substantial doubt about PEMEX’s ability to continue as a going concern. Actions- PEMEX and the Mexican Government are carrying out the following actions, among others, to preserve liquidity and let PEMEX pay its commitments: The application of the tax credit decree to automotive fuels published in the Official Gazette of the Federation on March 4, 2022, is effective for 2023 and will remain in effect through 2024. This decree allows PEMEX to substantially recover from the Mexican Government the difference between the international reference price of gasoline and diesel and the price at which they trade in the domestic market, accounting for inflation. In October 2023, the Mexican Government adjusted PEMEX’s tax regime and set its Profit-sharing Duty at 30.0% for 2024, a reduction of 10 percentage points from applicable rate in 2023 of 40.0%. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 111 of 116 On February 13, 2024, the Mexican Government issued a decree in the Official Gazette of the Federation suspending the collection of PEMEX’s Profit-sharing Duty and Hydrocarbons Extraction Duty for the months of October, November and December 2023 and January 2024. The suspension granted PEMEX a reduction in its tax burden of Ps.91,348,348 for the corresponding period in 2023 and Ps.20,646,242 in January 2024. The Mexican Government's Federal Budget for 2024 includes Ps.145,000,000 for PEMEX during 2024 to help improve its financial position. In addition, PEMEX has plans to raise funds from the markets in accordance with prevailing conditions and to refinance its debt. Further, PEMEX has the capacity to refinance its short-term debt maturities through direct loans and revolving credit facilities. PEMEX's ability to refinance its short-term debt depends on factors beyond its control. The Revenue Law for 2024 also authorized PEMEX to incur a net additional indebtedness up to Ps. 203,705,500 (Ps.138,119,100 and U.S.$3,726,500), which is considered as public debt by the Mexican Government and may be used to partially cover its financial balance in 2024. PEMEX reviews and aligns its capital expenditures portfolio in accordance with updated economic assumptions on a periodic basis and giving priority to those projects which increase production in an efficient manner and at the lowest cost. On December 13, 2022, the Board of Directors of Petróleos Mexicanos approved the business plan of Petróleos Mexicanos and its Subsidiary Companies for 2023-2027 (the “2023-2027 Business Plan”). Prices of crude oil, natural gas and petroleum products showed a recovery in 2022 but decreased 20.00% in 2023. If international values for the Mexican oil price were higher than the average price of U.S.$56.7 per barrel, which was the reference price used to prepare our financial balance for 2024, this additional revenue would enable PEMEX to achieve its business plan objectives more quickly. Accordingly and taking into consideration price levels observed during the first quarter of 2024, PEMEX amended its budget with crude oil average price of U.S.$65.0 per barrel. Petróleos Mexicanos and its Subsidiary Entities are not subject to the Commercial Bankruptcy Law of Mexico and none of PEMEX’s existing financing agreements include any financial covenants that could lead to the demand for immediate payment of its debt due to having negative equity or non-compliance with financial ratios. As a reference, PEMEX prepared its condensed consolidated interim financial statements as of March 31, 2024 and December 31, 2023 on a going concern basis. There are certain conditions that have generated material uncertainty and significant doubts concerning the entity’s ability to continue operating, including recurring net losses, negative working capital and negative equity. Those financial statements do not contain any adjustments that would be required if they were not prepared on a going concern basis. G. Non-controlling interest PEMEX does not currently own all of the shares of PMI CIM and COMESA, variations in income and equity from these entities are also presented in the consolidated statements of changes in equity (deficit) as “non-controlling interest.” As of March 31, 2024 and December 31, 2023, non-controlling interest represented (losses) of Ps. (130,817) and Ps. (116,639), respectively, in PEMEX’s equity (deficit). PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 112 of 116 NOTE 19. CONTINGENCIES In the ordinary course of business, PEMEX is named in a number of lawsuits of various types. PEMEX evaluates the merit of each claim and assesses the likely outcome. PEMEX has not recorded provisions related to ongoing legal proceedings since an unfavorable resolution is not expected in such proceedings, with the exception of the proceeding described in further detail in this Note. PEMEX is involved in various civil, tax, criminal, administrative, labor and commercial lawsuits and arbitration proceedings. The results of these proceedings are uncertain as of the date of these condensed consolidated interim financial statements. As of March 31, 2024 and December 31, 2023, PEMEX had accrued a reserve of Ps. 9,609,726 and Ps. 12,436,092, respectively, for these contingent liabilities. As of March 31, 2024, the current status of the principal lawsuits in which PEMEX is involved is as follows: • On April 4, 2011, Pemex Exploration and Production was summoned before the Séptima Sala Regional Metropolitana (“Seventh Regional Metropolitan Court”) of the Tribunal Federal de Justicia Fiscal y Administrativa (“Tax and Administrative Federal Court”) in connection with an administrative claim (No. 4957/11-17-07-1) filed by EMS Energy Services de México, S. de R.L. de C.V. and Energy Maintenance Services Group I. LLC requesting that Pemex Exploration and Production’s termination of the public works contract be declared null and void. In a concurrent proceeding, the plaintiffs also filed an administrative claim (No. 13620/15-17-06) against Pemex Exploration and Production before the Sexta Sala Regional Metropolitana (“Sixth Regional Metropolitan Court”) of the Tax and Administrative Federal Court in Mexico City seeking damages totaling U.S. $193,713 related to the above-mentioned contract. Pemex Exploration and Production filed a response requesting the two administrative claims be joined in a single proceeding, which was granted. On April 30, 2019, a judgment was issued by the Segunda Seccion de la Sala Superior (“Second Section of the Superior Court”) in favor of Pemex Exploration and Production. On June 25, 2019, the plaintiffs filed an amparo (D.A. 397/2019) before the Tercer Tribunal Colegiado en Materia Administrativa del Primer Circuito (“Third Administrative Joint Court of the First Circuit”), which was granted. On March 12, 2020, Pemex Exploration and Production filed a motion to review against the resolution granting this amparo before the Third Administrative Joint Court of the First Circuit. On October 1, 2020, the Third Administrative Joint Court declared the resolution null and void, no amount was granted in favor of the plaintiffs, among others. On February 24, 2022, an amparo (350/2020) was granted in favor of EMS Energy Services de México, S. de R.L. On March 17, 2022, a motion was filed to draw the resolution by the Suprema Corte de Justicia de la Nación (Supreme Court of Justice of the Nation). On June 16, 2022 a resolution was issued in connection with the amparo 350/2020 stating that the plaintiffs partially proved their requests, and the resolution was declared null and void, among others. On August 1, 2022, a motion to review this resolution was filed and admitted (RF 574/2022) by the Third Administrative Joint Court of the First Circuit. On September 13, 2022, representations were made under the amparo (D.A. 539/2022) filed by the plaintiffs before such Court. As of the date of these condensed consolidated interim financial statements, a final resolution is still pending.

PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 113 of 116 • Constructora Norberto Odebrecht, S.A. filed an administrative claim against Pemex Industrial Transformation (file No. 4742/19-17-01-7) seeking U.S. $113,582 and Ps. 14,607 in connection with a termination resolution (no. 1,757) dated January 14, 2019, and issued by Pemex Industrial Transformation, which awarded U.S. $51,454 in favor of Pemex Industrial Transformation. The claim was admitted. On November 11, 2020, Pemex Industrial Transformation filed a response to this claim. The accounting expert filed his opinion. On June 2, 2022 an opinion by the accounting expert appointed by Pemex Industrial Transformation was filed. A third accounting expert was appointed, who did not ratify his position; therefore, in a resolution dated October 2, 2023, a resolution was issued requesting the Expert Unit to appoint another expert. On February 2, 2024, an independent accounting expert accepted his assignment and was awarded 15 days to render his report. On March 19, 2024, the Superior Court decided to exercise its power of attraction. As of the date of these consolidated interim financial statements, a final resolution is still pending. • On November 24, 2021, Pemex Industrial Transformation filed a repeal request (no. RRL2021014568) seeking that the resolutions dated October 7, 2021, issued by the Hydrocarbons Verification Manager of the Tax Administration Service be declared null and void. These resolutions established charges for Special Taxes on Production and Services, Value Added Taxes, fines among other for an amount of Ps. 3,084,975. As of the date of these condensed consolidated interim financial statements, a final resolution is still pending. • Micro Smart Systems de México, S. de R.L. de C.V. (MSSM) filed before the Sala Regional del Golfo Norte (Regional Court of the North Gulf) of the Tax and Administrative Federal Court (574/22-18-01-8) challenging a settlement statement dated February 17, 2022 related to a works contract number No. 424049831 issued by Pemex Exploration and Production and seeking U.S. $240,488. On April 5, 2022, the claim was admitted which was notified on May 17, 2022. On July 1, 2022, Pemex Exploration and Production filed a response to this claim, requesting Pemex Exploration and Production evidence, which was filed on August 8, 2022, and admitted by the Regional Court of the North Gulf on August 17, 2022. On September 2, 2022, this Regional Court confirmed the rejection of the evidence filed by the plaintiffs. On September 29, 2022, the Primera Sección de la Sala Superior (First Section of the Superior Court) denied a compliant motion filed by MSSM against the settlement statement dated February 17, 2022. On October 7, 2022 a resolution was issued regarding the complaint filed by the plaintiff confirming the resolution issued on August 28, 2018. On November 14, 2022, the First Section of the Superior Court agreed to an amparo proceeding (1833/2022) against acts issued by the Juzgado Octavo de Distrito en Materia Administrativa (Eighth Administrative District Court), in Mexico City and required such authority to render the justified report. On May 17, 2023, the Regional Court of the North Gulf, summoned the parties to file its rejoinders, which were filed by Pemex Exploration and Production on June 14, 2023. On June 22, 2023, the Regional Court ordered the file to be sent to the First Section of the Superior Court. On September 19, 2023, the Northern Gulf Regional Court sent the file to the First Section of the Superior Court for a final resolution. On November 14, 2023, the First Section of the Superior Court published a resolution requiring the Northern Gulf Regional Court to send all the documents that integrate the evidentiary file offered in the trial. On December 12, 2023, an extract of a clarification agreement concerning the referral of evidence to the Superior Court was notified in the jurisdictional gazette. As of the date of these consolidated interim financial statements, the final resolution of this process is still pending. • Odebrecht Ingeniería y Construcción Internacional de México, S.A. de C.V. (Odebrecht), filed an oral commercial proceeding (314/2021IV) against Pemex Industrial Transformation before the Juzgado Tercero de Distrito en Materia de Extinción de Dominio y Especiales en Juicios Orales (Third District Court in Matters of Extinction of Ownership and Special Oral Commercial Lawsuits), claiming benefits related to the contract DCPA-OP-GCP-DGTRI-A-3-15, for the amount of Ps. 1,838,753 for unpaid work performed, as well as damages. On December 6, 2021, Pemex Industrial Transformation filed a response to this claim, and a preliminary hearing date was set for May 6, 2022. As a result of the unfavorable resolution of July 7, 2022, which ordered the payment of estimates, both Pemex Industrial Transformation and Odebrecht filed a direct amparo against that resolution, where the Décimo Tercer Tribunal Colegiado en Materia Civil (Thirteenth Civil Collegiate Court), granted the injunction and protection of the resolution of July 7, 2022 to Pemex Industrial Transformation, denied the adhesive amparo filed by Odebrecht and dismissed the direct amparo filed by Odebrecht. In compliance with the PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 114 of 116 execution of the direct amparos (533/2022 and 538/2022), filed by Pemex Industrial Transformation and Odebretch (OICIMEX), the Third District Court on Extinction of Ownership and Special Oral Commercial Lawsuits in Mexico City issued the final resolution on November 13, 2023, in the Commercial Oral Proceeding 314/2021-IV. Against such resolution, Pemex Industrial Transformation and Odebrecht filed a direct amparo (juicio de amparo directo), which to date is only filed by Pemex Industrial Transformation, before the Thirteenth Collegiate Court in Civil Matters, under file number 908/2023.As of the date of these consolidated interim financial statements, the final resolution of this process is pending. • On September 9, 2022, Pemex Industrial Transformation filed a repeal request against a tax credit for the 2016 fiscal year related to the Special Tax on Production and Services and Value Added Tax for an amount of Ps. 5,852,222, seeking that this resolution is declared null and void. As of the date of these condensed consolidated interim financial statements, a final resolution is still pending. • On September 22, 2023, Pemex Industrial Transformation filed a repeal request against a tax credit for the 2017 fiscal year related to the Special Tax on Production and Services and Value Added Tax, updates, fines and surcharges for the months January to December 2017 for an amount of Ps. 8,349,608, seeking that this resolution is declared null and void. As of the date of these consolidated interim financial statements, a final resolution is still pending. The results of these proceedings are uncertain until their final resolutions are issued by the appropriate authorities. PEMEX has recorded liabilities for loss contingencies when it is probable that a liability has been incurred and the amount thereof can be reasonably estimated. When a reasonable estimation could not be made, qualitative disclosure was provided in the notes to these condensed consolidated interim financial statements. PEMEX does not disclose amounts accrued for each individual claim because such disclosure could adversely affect PEMEX’s legal strategy, as well as the outcome of the related litigation. NOTE 20. SUBSEQUENT EVENTS A. Recent financing activities During the period from January 1 to April 19, 2024, 2024, PEMEX participated in the following financing activities: • On April 15, 2024, Petróleos Mexicanos withdrew Ps.1,000,000, from a credit facility bearing interest at a floating rate linked to 91-day TIIE plus a margin of 400 basis points, maturing in June 2024. • On April 17, 2024, Petróleos Mexicanos withdrew Ps.2,000,000, from a credit facility bearing interest at a floating rate linked to 91-day TIIE plus a margin of 400 basis points, maturing in June 2024. • On April 18, 2024, Petróleos Mexicanos issued U.S.$500,000, of its Senior Guaranteed Floating Rate Notes due 2025, bearing interest at a floating rate linked to 90-day SOFR plus a margin of 300 basis points and guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics. As of December 31, 2023, the outstanding amount under the PMI Trading revolving credit line was U.S.$661,213. From April 1 to 19, 2024, PMI Trading obtained U.S.$16,962 from its revolving credit line and repaid U.S.$22,009. The available amount under this revolving credit lines was U.S.$ 27,811 as of April 19, 2024. As of April 19, 2024, PEMEX had U.S.$4,572,400 and Ps. 20,500,000 in available credit lines in order to provide liquidity, of which U.S.$230,000 are available and credit lines in pesos are fully drawn. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 115 of 116 B. Exchange rates and crude oil prices As of April 19, 2024, the Mexican peso-U.S. dollar exchange rate was Ps. 16.9948 per U.S. dollar, which represents a 1.9% depreciation of the value of the peso in U.S. dollar terms as compared to the exchange rate as of March 31, 2024, which was Ps. 16.6780 per U.S. dollar. This increase in U.S. dollar exchange rate, has led to an estimate loss of Ps. (25,627,489) in PEMEX’s foreign exchange gains as of April 19, 2024. As of April 19, 2024, the weighted average price of the crude oil exported by PEMEX was U.S.$76.37 per barrel. This represents a price increase of approximately 0.1% as compared to the average price as of March 31, 2024, which was U.S.$76.29 per barrel. C. Contributions from the Mexican Government During the period from April 1 to 19, 2024, the Mexican Government made a contribution of Ps. 5,632,399 to Petróleos Mexicanos through the Ministry of Energy. The contribution was designed of the strengthening of financial position. D. Akal-B Process Center On April 7, 2024, one of PEMEX’s workers died and several contractors were injured after a fire broke out at one of the platforms at the Akal-B Process Center (Akal-B1), in the area of pipelines that handle fuel gas for turbo-machinery. PEMEX activated its emergency response plan and the fire was immediately controlled. As of the date of these condensed consolidated interim financial statements, PEMEX is conducting an investigation to determine the causes of the incident and is working to restore operations at the Akal-B Process Center. E. Air Liquide On December 29, 2023, an executive decree was published in the Official Gazette of the Federation designating the supply of hydrogen from the U-3400 hydrogen plant at the Miguel Hidalgo refinery in Tula to be in the public interest. Pursuant to the decree, Pemex Industrial Transformation took temporary charge of the plant’s operations and was responsible for the compensation to be paid to the plant’s former operators in connection with the public interest declaration and as required by applicable law. On February 8, 2024, an executive decree was published in the Official Gazette of the Federation designating the U-3400 hydrogen plant as a public utility to be transferred to Pemex Industrial Transformation. On April 18, 2024, an executive decree was published in the Official Gazette of the Federation leaving the December decree without effect and transferring the U-3400 hydrogen plant to Pemex Industrial Transformation. Pursuant to the April decree, Pemex Industrial Transformation took permanent charge of the plant’s property, assets and operations and will be responsible for covering the indemnification owed to the plant’s former operators in an amount to be determined pursuant to an assessment to be carried out by Mexico’s Instituto de Administración y Avalúos de Bienes Nacionales (INDAABIN). On April 25, 2024, in accordance with applicable law, an executive decree was published in the Official Gazette of the Federation giving legal notice to the plant’s former owners that any claims to be made must be brought to the corresponding government ministry within fifteen business days. As of the date of these condensed consolidated interim financial statements, the transfer of the U-3400 hydrogen plant to Pemex Industrial Transformation is complete. The transfer has not resulted and is not expected to result in a material increase in PEMEX’s assets. PEMEX Consolidated Ticker: PEMEX Quarter: 1 Year: 2024 116 of 116 Dividends paid, ordinary shares: 0 Dividends paid, other shares: 0 Dividends paid, ordinary shares per share: 0 Dividends paid, other shares per share: 0